SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
Visual Networks, Inc.

(Name of Registrant as Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):

☐	No Fee required

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common stock, $0.01 par value per share

(2)	Aggregate number of securities to which transaction applies:
45,792,173 shares of Visual Networks common stock, comprised of (i) 34,786,620 shares outstanding as of December 19, 2005; (ii) 3,097,066 shares underlying options with an exercise price of less than $1.83; and (iii) 7,868,589 shares reserved for issuance pursuant to debentures; and (iv) 39,898 shares reserved for issuance pursuant to the Employee Stock Purchase Plan.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rules 0-11:
$1.83 per share of common stock; $1.83 minus the weighted average exercise price of $1.32 per share underlying options with an exercise price of less than $1.83; $1.83 per share underlying convertible debentures with a conversion price of less than $1.83; and $1.83 per share reserved for issuance pursuant to the Employee Stock Purchase Plan.

(4)	Proposed maximum aggregate value of transaction: $79,711,551

(5)	Total fee paid: $8,529

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

2092 Gaither Road
Rockville, Maryland 20850
Dear Stockholder:
      You are invited to attend a special meeting of stockholders of Visual Networks, Inc. (“Visual Networks”), which will be held at the offices of DLA Piper Rudnick Gray Cary US LLP located at 1200 19th Street, NW, Washington, DC 20036, on January 20, 2006 at 10:00 a.m., local time. Only stockholders who hold shares of our common stock at the close of business on December 19, 2005 will be entitled to notice of and to vote at the meeting.
      At the special meeting, you will be asked to consider and vote on a proposal to adopt a merger agreement, dated as of December 1, 2005, that Visual Networks has entered into with Fluke Electronics Corporation and its wholly owned subsidiary, HEA Corporation. Fluke Electronics Corporation is a wholly owned subsidiary of Danaher Corporation.
      If our stockholders adopt the merger agreement and the merger is subsequently completed, Visual Networks will become a wholly owned subsidiary of Fluke, and you will be entitled to receive $1.83 in cash, without interest, for each share of Visual Networks’ common stock that you own. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement, and you are encouraged to read it in its entirety.
      Our board of directors believes that the terms and conditions of the merger, and the merger agreement, are fair to and in the best interests of, our stockholders. Our board of directors has unanimously approved the merger agreement, declared its advisability and recommends that you vote “FOR” adoption of the merger agreement and the other proposals shown on the enclosed proxy card. In reaching its determination, our board of directors considered a number of factors that are described in the accompanying proxy statement, including the opinion of our financial advisor, which is attached as Annex B to the accompanying proxy statement, and which you are urged to read in its entirety.
      The accompanying document provides a detailed description of the proposed merger, the merger agreement and related matters. I urge you to read these materials carefully.
      Your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting. Accordingly, a failure to vote will count as a vote against adoption of the merger agreement. If you do not expect to attend the special meeting in person, it is important that your shares be represented.
      Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible or submit a proxy through the Internet or by telephone as described in the enclosed proxy card. This action will not limit your right to vote in person if you wish to attend the special meeting and vote in person. If you hold your shares through a broker (thus, in “street name”), you should instruct your broker how to vote in accordance with your voting instruction form.
      Thank you for your cooperation and your continued support of Visual Networks.

Sincerely,

Lawrence S. Barker
Chief Executive Officer and President
      This proxy statement is dated December 23, 2005, and is first being mailed to stockholders on or about December 23, 2005.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the merger or determined if the accompanying proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

VISUAL NETWORKS, INC.
2092 Gaither Road
Rockville, Maryland 20850
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF VISUAL NETWORKS
To Be Held on January 20, 2006
To the Stockholders of VISUAL NETWORKS, INC.:
      Notice is hereby given that a special meeting of stockholders of Visual Networks, Inc. will be held at the offices of DLA Piper Rudnick Gray Cary US LLP, 1200 19th Street, NW, Washington, DC 20036, on January 20, 2006, at 10:00 a.m., local time, to consider and vote upon the following matters:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 1, 2005, that Visual Networks has entered into with Fluke Electronics Corporation and its wholly owned subsidiary, HEA Corporation, pursuant to which HEA Corporation will be merged with and into Visual Networks, with Visual Networks as the surviving corporation in the merger. Fluke Electronics Corporation is a wholly owned subsidiary of Danaher Corporation. Upon completion of the merger, each issued and outstanding share of our common stock will be converted into the right to receive $1.83 in cash, without interest.

2. To consider and vote on a proposal to grant the persons named as proxies discretionary authority to vote to adjourn or postpone the special meeting, if necessary, to permit further soliciting of additional proxies.

3. To act upon any other matter which may properly come before the special meeting or any adjournment or postponement thereof.
      Only stockholders of record of our common stock as of the close of business on December 19, 2005 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote is required to adopt the merger agreement.
      If you fail to vote by proxy or in person, it will have the same effect as a vote against the adoption of the merger agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” adoption of the merger agreement.
      Visual Networks stockholders who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they perfect their appraisal rights by complying with all of the required procedures under the General Corporation Law of the State of Delaware. See “The Merger — Appraisal Rights” on page 33.
      Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible or submit a proxy through the Internet or by telephone as described in the enclosed proxy card. This action will not limit your right to vote in person if you wish to attend the special meeting and vote in person. If you hold your shares through a broker (thus, in “street name”), you should instruct your broker how to vote in accordance with your voting instruction form.

By Order of the Board of Directors,

Donald E. Clarke
Executive Vice President, Chief Financial Officer
and Secretary
Rockville, Maryland
December 23, 2005
YOUR VOTE IS IMPORTANT

SUMMARY TERM SHEET
      This summary highlights selected information from this proxy statement. It does not contain all of the information that is important to you. Accordingly, we urge you to read this entire proxy statement and the annexes to this proxy statement, including the merger agreement, which is attached to this proxy statement as Annex A, the opinion of Needham & Company, LLC, which is attached to this proxy statement as Annex B, and a copy of Section 262 of the Delaware General Corporation Law, which is attached to this proxy statement as Annex C. Unless the context requires otherwise, references to “we,” “us” and “our” refer collectively to Visual Networks and its subsidiaries.
The Companies
Visual Networks, Inc.
2092 Gaither Road
Rockville, Maryland 20850
(301) 296-2300
      Visual Networks, Inc., a corporation organized under the laws of the State of Delaware, is a leading provider of network and application performance management solutions. Our technologies enable enterprises to reliably and securely manage the delivery and performance of key applications such as Voice over IP (VoIP) across their infrastructures. Our products increase application and network availability, optimize the use of bandwidth across the network, and reduce operating costs across traditional and IP-based infrastructures. Our common stock is quoted on The Nasdaq Capital Market under the symbol “VNWK.”
Fluke Electronics Corporation
6920 Seaway Boulevard
Everett, Washington 98203
(425) 446-4519
      Fluke Electronics Corporation, a corporation organized under the laws of the State of Delaware, is a wholly owned subsidiary of Fluke Corporation, which manufactures, distributes and services electronic test tools and software, as well as solutions for the testing, monitoring and analysis of enterprise and telecommunications networks and the installation and certification of the fiber and copper foundation of those networks. Since its founding in 1948, Fluke Corporation and Fluke Electronics Corporation have helped define and grow a technology market, providing testing and troubleshooting capabilities that have grown to mission critical status in a variety of industries. Fluke Corporation is a wholly owned subsidiary of Danaher Corporation, which is listed on the New York Stock Exchange under the symbol “DHR”. Both Fluke companies are headquartered in Everett, Washington and have manufacturing centers in the US, the United Kingdom, the Netherlands, and China and sales and service subsidiaries in Europe, North America, South America, Asia and Australia. The Fluke companies employ approximately 2,600 people worldwide as well as solutions for the testing, monitoring and analysis of enterprise and telecommunications networks and the installation and certification of the fiber and copper foundation of those networks.
HEA Corporation
c/o Fluke Electronics Corporation
6920 Seaway Boulevard
Everett, Washington 98203
(425) 446-4519
      HEA Corporation, a corporation organized under the laws of the State of Delaware (which we refer to as Merger Sub), is a direct wholly owned subsidiary of Fluke. HEA Corporation was formed exclusively for the purpose of effecting the merger. This is the only business of HEA Corporation.
The Merger Agreement
      We have entered into a merger agreement with Fluke and Merger Sub, pursuant to which Merger Sub will be merged with and into Visual Networks, with Visual Networks as the surviving corporation in the merger. Upon completion of the merger, each issued and outstanding share of our common stock will be converted into the right to receive $1.83 in cash, without interest, less any applicable withholding tax. If the merger is approved and consummated, Visual Networks will cease to be a publicly traded company and will instead become a wholly owned subsidiary of Fluke. See “The Merger Agreement.”
The Special Meeting

Date, Time and Place (page 16)
      The special meeting of Visual Networks stockholders will be held on January 20, 2006, at 10:00 a.m., local time, at the offices of DLA Piper Rudnick Gray Cary US LLP, located at 1200 19th Street, NW, Washington, DC 20036.

Record Date (page 16)
      If you owned shares of our common stock at the close of business on December 19, 2005, the record date for the special meeting, you are entitled to notice of and to vote at the special meeting. You have one vote for each share of our common stock that you own on the record date. As of the close of business on December 19, 2005, there were approximately 34,786,620 shares of our common stock outstanding and entitled to be voted at the special meeting.

Required Vote and Voting Agreements (page 16)
      Each issued and outstanding share of Visual Networks common stock is entitled to one vote. The affirmative vote of the holders of at least a majority of the shares of our issued and outstanding common stock that are entitled to vote as of the close of business on the record date is required to adopt the merger agreement and for the merger to be effected.
      Concurrently with the execution of the merger agreement, each of Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P., Special Situations Technology Fund, L.P., Special Situations Technology Fund II, L.P. (we refer to all these funds, collectively, as SSF or Special Situations Funds) and certain of our executive officers and the members of our board of directors who own our common stock, entered into voting agreements with Fluke. Pursuant to these voting agreements, each of these stockholders agreed to vote their shares of our common stock in favor of adoption of the merger agreement and the related transactions at any stockholders meeting called for such purpose. In addition, our officers and directors agreed not to transfer any of their shares of our common stock in contravention of their obligation to vote for adoption of the merger agreement and SSF agreed to similar restrictions on the transfer of its shares and debentures, but with certain exclusions permitting certain transfers of common stock. As of December 19, 2005, SSF held 10.56% of our issued and outstanding common stock and has the right to vote 3,674,492 shares of our common stock and our officers and directors that entered into voting agreements held collectively 0.59% of our issued and outstanding common stock and have the right to vote 206,096 shares of our issued and outstanding common stock.

Voting by Proxy (page 17)
      You may vote by proxy through the Internet, by telephone or by returning the enclosed proxy. If you hold your shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee, which may include submitting a proxy through the Internet or by telephone.

Revocability of Proxy (page 17)
      You may revoke your proxy at any time before it is voted. If you have not submitted a proxy through your broker or nominee, you may revoke your proxy by:

•	submitting another properly completed proxy bearing a later date;

•	giving written notice of revocation to any of the persons named as proxies or to the Secretary of Visual Networks;

•	if you submitted a proxy through the Internet or by telephone, submitting a proxy again through the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility; or

•	voting in person at the special meeting.
      Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in “street name,” you should follow the instructions of your broker or nominee regarding revocation of proxies. If your broker or nominee allows you to submit a proxy by telephone or through the Internet, you may be able to change your vote by submitting a proxy again by telephone or through the Internet.
The Merger

Structure of the Merger
      Upon the terms and subject to the conditions of the merger agreement, Merger Sub, a wholly owned subsidiary of Fluke, will be merged with and into Visual Networks. As a result of the merger, we will cease to be a publicly traded company and will become a wholly owned subsidiary of Fluke. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.

What You Will Receive in the Merger
      Each holder of shares of our common stock will be entitled to receive $1.83 in cash, without interest, less applicable taxes, for each share of our common stock held immediately prior to the merger.

Opinion of Financial Advisor to the Board of Directors of Visual Networks (page 26)
      Needham & Company, LLC delivered its oral opinion to our board of directors, which opinion was subsequently confirmed in writing, to the effect that, as of December 1, 2005 and based upon and subject to the qualifications, assumptions, limitations and other matters set forth in its written opinion, the merger consideration of $1.83 in cash per share to be received by the holders of shares of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.
      The full text of the written opinion of Needham & Company, LLC, dated as of December 1, 2005, which sets forth the assumptions made, matters considered and limitations on and the scope of the review undertaken by Needham & Company in connection with its opinion, is attached as Annex B to this proxy statement. The opinion was provided to our board of directors for its benefit and use in connection with its consideration as to whether the merger consideration of $1.83 in cash for each share of Visual Networks common stock was fair, from a financial point of view, to the holders of our common stock. The opinion does not constitute a recommendation to our board of directors or any holder of shares of our common stock as to how to vote in connection with the merger.

Dissenters’ Rights of Appraisal (page 33)
      Holders of Visual Networks common stock are entitled to appraisal rights under Delaware law if they comply strictly with the requirements specified in Section 262 of the Delaware General Corporation Law, or DGCL. We have attached a copy of Section 262 of the DGCL to this proxy statement as Annex C.

Certain U.S. Federal Income Tax Consequences of the Merger (page 32)
      For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of our common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares of our common stock. You should consult with your own tax advisor for a full understanding of the tax consequences of the merger to you.

     Reasons for the Merger (page 24)
      In reaching its determination to adopt the merger agreement, our board of directors consulted with our management and our legal and financial advisors and carefully considered the benefits of a prospective merger with Fluke, including the following:

•	the premium over the market price of our common stock offered by Fluke;

•	the fact that our stockholders will be receiving all cash consideration;

•	the likelihood that the merger would be consummated, in light of Danaher Corporation’s experience in acquiring companies, reputation and financial capability and the absence of any financing condition; and

•	the other terms of the merger agreement.
      In reaching its determinations, our board of directors also considered several other factors relating to the transaction generally, including the following:

•	historical information concerning our business, financial performance and condition, operations, technology, management and competitive position;

•	the prospects for our business and the potential impact on the market price of our common stock (neither of which was feasible to quantify numerically) if we were to remain an independent, publicly traded company;

•	whether any viable alternatives to the transaction with Fluke were available that could maximize stockholder value; and

•	the absence of other proposals despite our financial advisors having approached more than 25 potential strategic investors and 10 potential private equity firm buyers during the sales process.
      Our board of directors identified and considered a number of potentially negative factors relating to the transaction, including the following:

•	the fact that our stockholders will not benefit from any future increase in the value of our common stock, since if the merger is approved and consummated, Visual Networks will case to be an independent, publicly traded company and will instead become a wholly owned subsidiary of Fluke;

•	the fact that certain of our stockholders may be subject to taxable gains on the consideration received by them in the merger;

•	the risk of failure to complete the merger;

•	the fact that the merger agreement restricts us from pursuing competing offers and includes an obligation to pay Fluke a termination fee under certain circumstances, which may discourage other companies from seeking to acquire us at a greater value to our stockholders;

•	transaction costs and the restrictions on the operation of our business pending the merger; and

•	the fact that some of our officers have interests in the merger different from those of the other stockholders as described under the section entitled “The Merger — Interests of Certain Persons in the Merger.”

Recommendation of the Visual Networks’ Board of Directors (page 39)
      On December 1, 2005, our board of directors approved the merger agreement and the merger contemplated therein, and resolved to recommend that our stockholders approve the merger. In connection with the foregoing, our board of directors determined that the merger agreement and the merger contemplated thereby are fair to and in the best interests of Visual Networks and its stockholders and declared the merger agreement advisable. Our board of directors unanimously recommends that our stockholders vote “FOR” adoption of the merger agreement.

Interests of Certain Persons in the Merger (page 36)
      When you consider the recommendation of our board of directors that you vote “FOR” the adoption of the merger agreement, you should be aware that some of our executive officers, one of whom is a member of our board of directors, have interests in the merger that are in addition to, or different from, those of our stockholders generally. Our board of directors was aware of and considered these interests when it approved the merger agreement and the other transactions contemplated by the merger agreement. For example, Visual Networks has employment agreements or severance arrangements with Lawrence S. Barker, the chairman of our board of directors, President and Chief Executive Officer, and Donald E. Clarke, our Executive Vice President and Chief Financial Officer, each of which provides for significant severance payments and other benefits in certain specified cases upon the termination or resignation of the executive officer’s employment, including certain specified terminations and resignations within certain specified time periods after a change of control, such as a consummation of the merger. In addition, all of our executive officers and directors hold options that will vest in full as a result of the merger, as with all our other optionholders, which will entitle them to cash payments upon consummation of the merger. Further, the merger agreement obligates Fluke to cause the surviving corporation to indemnify our directors and executive officers for actions taken in their capacities as our directors and officers prior to the merger for a period of six years from the effective time of the merger and to maintain directors’ and officers’ liability insurance on behalf of our officers and directors with respect to acts or omissions occurring prior to the effective time of the merger, subject to certain limitations.

Conditions to the Merger (page 47)
      We and Fluke will not complete the merger unless a number of conditions are satisfied or waived. These conditions include following:

•	adoption of the merger agreement by our stockholders;

•	expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); and

•	the absence of court or governmental prohibitions on the consummation of the merger.
      In addition, our obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	the accuracy of the representations and warranties of Fluke; and

•	the performance by each of Fluke and Merger Sub of their obligations under the merger agreement.
      In addition, the obligation of Fluke to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	the accuracy of our representations and warranties;

•	the performance by us of our obligations under the merger agreement;

•	the making or obtaining of all material governmental filings, consents and approvals required of us;

•	the obtaining of all other approvals and consents specified in the merger agreement;

•	the absence of any governmental orders or actions that seek to make the merger illegal or otherwise challenge, restrain or prohibit the consummation of the merger or otherwise limit Fluke’s ability to realize the benefits of the merger; and

•	the absence of any material adverse effect on us.

Termination of the Merger Agreement (page 49)
      We and Fluke may agree in writing to terminate the merger agreement at any time prior to completing the merger, even after our stockholders have approved the merger agreement. The merger agreement may also be terminated at any time prior to completion of the merger under certain circumstances, including:

•	by either party if:

•	the merger is not completed by March 31, 2006 (other than because of the failure to fulfill an obligation under the merger agreement by the party seeking termination);

•	if any order permanently restraining, enjoining or otherwise prohibiting the merger shall become final and nonappealable;

•	if the other party to the merger agreement breaches or fails to perform any of its representations or agreements in the merger agreement, which breach or failure to perform (i) would cause the non-breaching party’s conditions to closing not to be satisfied and (ii) shall not have been cured within 10 days of written notice of the breach or failure to perform; or

•	if our stockholders fail to adopt the merger agreement at the special meeting (other than because of the failure to fulfill an obligation under the merger agreement by the party seeking termination);

•	by Fluke if:

•	our board of directors fails to recommend, or, in a manner adverse to Fluke, withholds, withdraws, qualifies or modifies its recommendation that our stockholders adopt the merger agreement or takes a neutral position or no position with respect to an acquisition proposal beyond the time permitted under the merger agreement;

•	our board fails to reconfirm its recommendation as promptly as practicable (but in any event within five business days) after Fluke requests it to do so;

•	our board approves, recommends or adopts an acquisition proposal (or publicly announces an intention to do so); or

•	if a tender offer or exchange offer is made for our common stock and our board of directors either recommends that our stockholders accept a tender offer or exchange offer for our common stock or, within ten business days after commencement of a tender offer or exchange offer, fails to recommend against acceptance of the offer;

Termination Fee (page 49)
      We will be required to pay Fluke a termination fee of $2.5 million if any of the following occur:

•	the merger has not been completed by March 31, 2006 or our stockholders did not adopt the merger agreement at the meeting of our stockholders where such vote was taken, and prior to March 31, 2006 or our stockholders’ failure to adopt the merger agreement, as the case may be, any acquisition proposal is publicly disclosed and not withdrawn;

•	the merger is terminated by Fluke because:

•	our board fails to include in this proxy statement its recommendation that our stockholders vote in favor of the merger and the adoption of the merger agreement, or withholds, withdraws or modifies its recommendation that our stockholders vote in favor of the merger and adoption of the merger agreement;

•	our board approves or recommends an acquisition proposal;

•	a tender or exchange offer for outstanding shares of our common stock has been commenced and our board recommends that our stockholders tender their shares in such tender or exchange offer or,

within ten business days after commencement of a tender offer or exchange offer, fails to recommend rejection of the offer;

•	we have breached our obligations under the no solicitation provisions of the merger agreement or our obligations with respect to filing the proxy statement or holding our stockholders meeting; or

•	we have breached or failed to perform a representation, warranty or agreement set forth in the merger agreement and such breach or failure would cause the conditions upon which Fluke would be obligated to effect the merger not to be satisfied.

No Solicitation (page 45)
      We have agreed that we will not, until the effective time of the merger or the earlier termination of the merger agreement, initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal, or otherwise participate in any discussions regarding, or furnish confidential information for the purpose of encouraging, any acquisition proposal.
      However, prior to the adoption of the merger agreement by our stockholders, we may provide information in response to a request by a third party who has made an unsolicited bona fide written acquisition proposal to enter into a merger, tender or exchange offer, business combination or similar transaction involving us or to acquire over 50% of our equity securities or all or substantially all of our consolidated total assets, so long as such proposal did not result from any breach by us of our obligations, we have notified Fluke regarding the acquisition proposal as required under the terms of the merger agreement, the third party enters into a customary confidentiality agreement with us and our board of directors determines in good faith after consultation with outside legal counsel that failure to take such action would be inconsistent with the board of directors’ fiduciary obligations under applicable law. We may also participate in discussions or negotiations with a third party who has made such an acquisition proposal, if our board of directors determines in good faith, after consultation, that the failure to so act would be inconsistent with its fiduciary obligations, and such discussions or negotiations are reasonably likely to result in a superior proposal.
      Prior to the effective time of the merger or the earlier termination of the merger agreement, our board of directors will not withhold, withdraw, qualify or modify (or publicly propose to take any such action), in a manner adverse to Fluke, its adoption of the merger agreement or its recommendation that stockholders vote to adopt the merger agreement (including publicly taking a neutral position or no position with respect to an acquisition proposal); cause or permit us to enter into any letter of intent, merger agreement or similar agreement regarding any acquisition proposal (other than a confidentiality agreement as discussed above); or approve, recommend or adopt any acquisition proposal (or propose, publicly or otherwise, to take any such action). However, prior to the adoption of the merger agreement by our stockholders, our board of directors may withhold, withdraw, qualify or modify its recommendation with respect to the merger agreement or approve or recommend any superior proposal made after the date of the merger agreement and not solicited, initiated or knowingly encouraged in breach of the merger agreement if our board of directors determines in good faith, after consultation, that failure to do so would be inconsistent with its fiduciary obligations. We must provide Fluke with two business days’ prior notice if our board of directors intends to take any of these actions, and our board of directors must take into account any changes to the terms of the merger agreement proposed by Fluke in determining whether the acquisition proposal still constitutes a superior proposal. Notwithstanding any change in recommendation, we are required to convene a special meeting of our stockholders to vote on the merger agreement, unless we terminate the merger agreement.

Regulatory Matters (page 32)
      Under the provisions of the HSR Act, we and Fluke may not complete the merger until we have made certain filings with the Federal Trade Commission and the U.S. Department of Justice and the applicable waiting period has expired or been terminated. We and Fluke filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on December 13, 2005. We cannot assure you that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result.

Visual Networks Stock Options and Warrants (page 41)
      The merger agreement provides that at the effective time of the merger, each option to purchase shares of our common stock, including those options held by our directors and executive officers, will accelerate and become fully vested. Each of these options will terminate at the effective time of the merger in exchange for a payment, without interest and less applicable taxes, equal to the number of shares of our common stock subject to such option multiplied by the amount, if any, by which $1.83 exceeds the exercise price of the option.
      At the effective time of the merger, each holder of our outstanding warrants issued on March 25, 2002 will be entitled (in accordance with the terms of each of these original warrants and the merger agreement) to either:

•	request a replacement warrant representing the right to acquire upon exercise the amount of merger consideration the holder would have been entitled to receive had the holder exercised the original warrant prior to the closing of the merger, which replacement warrant would contain certain modifications, but otherwise be substantially similar to the original warrant; or

•	sell to us its original warrant for an amount in cash equal to the Black Scholes value of the unexercised portion of the original warrant.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. You can identify these statements by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “may,” “will” and “continue” or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation:

•	the requirement that our stockholders adopt the merger agreement with Fluke;

•	receipt of necessary approvals under applicable antitrust laws and by relevant regulatory authorities;

•	failure by us to satisfy other conditions to the merger; and

•	the effect of the announcement of the merger on our customer relationships, operating results and business generally, including the ability to retain key employees;
and other risks detailed in our current filings with the Securities and Exchange Commission (which we refer to as the SEC), including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find More Information” on page 57. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein will remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
      The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the proposed merger and the Visual Networks special meeting of stockholders. You should carefully read this entire proxy statement, including each of the annexes.
The Special Meeting

Q.	Who is soliciting my proxy?
A.   This proxy is being solicited by our board of directors.

Q.	What matters will be voted on at the special meeting?
A.   You will be asked to vote on the adoption of the merger agreement that we have entered into with Fluke. If the merger is consummated, Visual Networks will cease to be a publicly traded company and will instead become a wholly owned subsidiary of Fluke. You will also be asked to vote on a proposal to grant the persons named as proxies discretionary authority to vote to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies

Q.	What vote is required for Visual Networks’ stockholders to adopt the merger agreement?
A.   In order to adopt the merger agreement, holders of a majority of the outstanding shares of our common stock entitled to vote must vote “FOR” adoption of the merger agreement.

Q.	Who is entitled to vote at the special meeting?
A.   Holders of record of our common stock as of the close of business on December 19, 2005, the record date for the special meeting, are entitled to vote at the special meeting. On the record date, 34,786,620 shares of our common stock were outstanding and entitled to vote.

Q.	What should I do now?
A.   After carefully reading and considering the information contained in this proxy statement, please vote your shares by returning the enclosed proxy or submitting a proxy through the Internet or by telephone. You can also attend the special meeting and vote in person. Do not enclose or return your stock certificate(s) with your proxy.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?
A.   Your broker will be permitted to vote your shares only if you instruct your broker as to how to vote. You should follow the procedures provided by your broker regarding the voting of your shares. If you do not instruct your broker to vote your shares on the adoption of the merger agreement, your shares will not be voted.

Q.	What if I do not vote?
A.   If you fail to vote by proxy (either by mail, through the Internet or by telephone) or in person, it will have the same effect as a vote against adoption of the merger agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” adoption of the merger agreement.

Q.	When should I send in my proxy card?
A.   You should send in your proxy card as soon as possible so that your shares will be voted at the special meeting.

Q.	May I change my vote after I have mailed my signed proxy card?
A.   Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to the Secretary of Visual Networks stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card either by mail, through the Internet or by telephone. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

Q.	May I vote in person?
A.   Yes. You may attend the special meeting of stockholders and vote your shares of common stock in person. If you hold shares in “street name” you must provide a legal proxy executed by your bank or broker in order to vote your shares at the meeting.
The Merger

Q.	What is the proposed transaction?
A.   Fluke will acquire us by merging a subsidiary of Fluke into us, and we will cease to be a publicly traded company and will instead become a wholly owned subsidiary of Fluke.

Q.	If the merger is completed, what will I be entitled to receive for my shares of Visual Networks common stock and when will I receive it?
A.   Upon completion of the merger, you will be entitled to receive $1.83 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will be entitled to receive $183 in cash in exchange for your Visual Networks shares. In addition, if you hold options to acquire shares of our common stock immediately prior to the effective time of the merger, all such options will become fully vested and immediately exercisable. Upon consummation of the merger, all such options not exercised prior to the merger will be cancelled and you will be entitled to receive a cash payment equal to the amount by which $1.83 exceeds the exercise price for each share of our common stock underlying the options, less applicable taxes.
After the merger closes, Fluke will arrange for a letter of transmittal to be sent to each stockholder. The merger consideration will be paid to each stockholder once that stockholder submits the letter of transmittal, properly endorsed stock certificates and any other required documentation.

Q.	Am I entitled to appraisal rights?
A.   Yes, Visual Networks has concluded that you are entitled under Delaware law to appraisal rights in connection with the merger provided that you comply with certain procedures. To exercise appraisal rights, you must:

•	before the vote on the proposal to adopt the merger agreement is taken, deliver to Visual Networks written notice of your intent to demand payment for your shares of common stock;

•	not vote in favor of the proposal to adopt the merger agreement; and

•	comply with such other procedures as are required by Section 262 of the Delaware General Corporation Law, or DGCL.
A copy of Section 262 of the DGCL is attached to this Proxy Statement as Annex C.

Q.	Why is the Visual Networks board of directors recommending the merger?
A.   Our board of directors believes that the merger and the merger agreement are advisable and in the best interests of our stockholders and unanimously recommends that you vote “FOR” the adoption of the merger agreement. To review our board of directors’ reasons for recommending the merger, see the section entitled “The Merger — Reasons for the Merger” on pages 24 through 26 of this proxy statement.

Q.	Will the merger be a taxable transaction to me?
A.   Yes. The receipt of cash for shares of Visual Networks common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference, if any, between the amount of cash you receive and the adjusted tax basis of your shares of our common stock. See the section entitled “The Merger — Material U.S. Federal Income Tax Consequences” on pages 32 through 33 of this proxy statement for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q.	When is the merger expected to be completed?
A.   We are working towards completing the merger as quickly as possible. We currently expect to complete the merger as quickly as possible after the special meeting and after all the conditions to the merger are satisfied or waived, including stockholder adoption of the merger agreement at the special meeting and expiration or termination of the waiting period under U.S. antitrust law or other applicable antitrust law. We and Fluke filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on December 13, 2005.

Q.	Should I send in my Visual Networks stock certificates now?
A.   No. After the merger is completed, Fluke will send you written instructions for exchanging your Visual Networks stock certificates. You must return your Visual Networks stock certificates as described in the instructions. You will receive your cash payment as soon as practicable after Fluke receives your Visual Networks stock certificates and any completed documents required in the instructions.
PLEASE DO NOT SEND YOUR VISUAL NETWORKS STOCK CERTIFICATES NOW.

Q.	What should I do if I have questions?
A.   If you have more questions about the special meeting, the merger or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact The Altman Group, our proxy solicitor, at (201) 806-2206.

COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION
      Our common stock is traded on The Nasdaq Capital Market under the symbol “VNWK.” The table below shows, for the periods indicated, the high and low closing prices for shares of our common stock as reported by The Nasdaq Capital Market. We have never declared or paid any cash dividends on our common stock.

Visual Networks Common Stock	High	Low

Year ended December 31, 2003
First Quarter	$2.07	$1.40
Second Quarter	1.53	1.16
Third Quarter	2.40	1.11
Fourth Quarter	2.24	1.49
Year ended December 31, 2004
First Quarter	$4.17	$2.40
Second Quarter	3.75	2.66
Third Quarter	2.98	2.26
Fourth Quarter	3.80	2.62
Year ended December 31, 2005
First Quarter	$4.69	$3.00
Second Quarter	3.00	1.27
Third Quarter	1.86	1.20
Fourth Quarter (through December 22, 2005)	1.78	1.11
      The following table sets forth the closing sales prices per share of Visual Networks common stock, as reported on The Nasdaq Capital Market on December 1, 2005, the last full trading day before the public announcement of the proposed merger, and on December 22, 2005, the latest practicable date before the printing of this proxy statement:

December 1, 2005	$1.46
December 22, 2005	$1.78
      If the merger is consummated, our common stock will be delisted from The Nasdaq Capital Market, there will be no further public market for shares of our common stock and each share of our common stock will be cancelled and converted into the right to receive $1.83 in cash, without interest.

THE SPECIAL MEETING OF VISUAL NETWORKS STOCKHOLDERS
      We are furnishing this proxy statement to you, as a stockholder of Visual Networks, as part of the solicitation of proxies by our board of directors for use at the special meeting of stockholders.
Date, Time, Place and Purpose of the Special Meeting
      The special meeting will be held at the offices of DLA Piper Rudnick Gray Cary US LLP, located at 1200 19th Street, NW, Washington, DC 20036, on January 20, 2006 at 10:00 a.m., local time. The purpose of the special meeting is:

•	to consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of December 1, 2005, by and among Fluke, Visual Networks and Merger Sub;

•	to approve adjournments or postponements of the special meeting, if necessary or appropriate, to permit further solicitation of additional proxies; and

•	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
      Our board of directors has, by unanimous vote, determined that the merger agreement and the merger are advisable and in the best interests of Visual Networks and our stockholders, and has approved the merger agreement and the merger. Our board of directors unanimously recommends that our stockholders vote “FOR” adoption of the merger agreement.
Record Date
      The holders of record of shares of our common stock as of the close of business on December 19, 2005, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting.
Quorum; Effect of Abstentions and Broker “Non-Votes”
      A quorum of our stockholders is required to conduct business at the special meeting. The presence, in person or by duly authorized proxy, of the holders of a majority of the issued and outstanding shares of common stock entitled to vote on the record date constitutes a quorum for the transaction of business at the special meeting.
      Under the DGCL, as it relates to determining the presence of a quorum at the special meeting, abstaining votes and broker non-votes are counted as present and are therefore included for purposes of determining whether a quorum of shares is present. Abstentions will have the same effect as a vote against adoption of the merger agreement. A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular matter because the broker or nominee does not have the discretionary voting power with respect to that matter and has not received instructions from the beneficial owner or because a broker or nominee who holds shares for a beneficial owner is prohibited from giving a proxy to vote the beneficial owner’s shares on the merger agreement without instructions from the beneficial owner. Such non-voted shares also will have the same effect as a vote against adoption of the merger agreement.
Vote Required for Approval of the Proposals
      The affirmative vote of the holders of a majority of the issued and outstanding shares of our common stock entitled to vote is required to adopt the merger agreement. The affirmative vote of a majority of the shares cast on the matter is required to approve the proposal to grant discretionary authority to proxy holders to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies.
      All shares represented by each properly executed proxy will be voted in accordance with the instructions indicated on the proxy unless the proxy is revoked. Only shares affirmatively voted for the adoption of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as votes in favor of the adoption of the merger agreement. If a Visual Networks stockholder abstains from voting, or does not execute a proxy, it will effectively count as a vote against the adoption of the merger agreement but will not count as a vote against the adjournment proposal. Brokers or other nominees who hold shares of Visual Networks common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. Such non-voted shares also will effectively count as votes against adoption of the merger agreement but will not count against the approval of the adjournment proposal.
      As of December 19, 2005, SSF held 10.56% of our issued and outstanding common stock and has the right to vote 3,674,492 shares of our common stock and our officers and directors that entered into voting agreements held collectively 0.59% of our issued and outstanding common stock and have the right to vote 206,096 shares of our issued and outstanding common stock.
Methods of Voting
      Stockholders may vote their shares by attending the special meeting and voting their shares of our common stock in person, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope. All shares of our common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a proxy card is signed by a stockholder and returned without instructions, the shares of our common stock represented by the proxy will be voted “FOR” adoption of the merger agreement.
      In addition, stockholders may submit a proxy through the Internet or by telephone by following the instructions included with the enclosed proxy card. If you submit a proxy through the Internet or by telephone, please do not return the proxy card. You should be aware that in submitting a proxy through the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet voting facility and the telephone voting facility for stockholders of record will close at 11:59 p.m., Eastern Standard Time, January 19, 2006.
      Stockholders who have questions or requests for assistance in completing and submitting proxy cards should contact The Altman Group, our proxy solicitor, at (201) 806-2206.
      Stockholders who hold their shares of Visual Networks common stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of our common stock how to vote their shares or obtain a proxy from the record holder to vote their shares at the special meeting.
Revocability of Proxies
      If you are a registered holder of our common stock, you can revoke your proxy at any time before it is voted at the special meeting by:

•	submitting another properly completed proxy bearing a later date;

•	giving written notice of revocation to any of the persons named as proxies or to the Secretary of Visual Networks;

•	if you submitted a proxy through the Internet or by telephone, submitting a proxy again through the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility; or

•	voting in person at the special meeting.
      If your shares of our common stock are held in the name of a bank, broker, trustee or other holder of record, you must follow the instructions of your broker or other holder of record to revoke a previously given proxy. If your broker or nominee allows you to submit a proxy by telephone or though the Internet, you may be able to change your vote by submitting a proxy again by telephone or through the Internet.

Solicitation of Proxies
      In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, by other electronic means or in person. These people will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our common stock and in obtaining voting instructions from those owners. We will pay the costs of this proxy solicitation, including all expenses of filing, printing and mailing this proxy statement.
      We have retained The Altman Group to assist in the solicitation of proxies by mail, telephone or other electronic means, or in person, for a fee of approximately $8,000 plus reasonable out-of-pocket expenses relating to the solicitation.
Other Business and Adjournments
      We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to matters relating to the purposes stated in the notice of special meeting, which is provided at the beginning of this proxy statement, unless otherwise properly brought by our board of directors or a stockholder. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting, such as a motion to adjourn in the absence of a quorum or a motion to adjourn for other reasons, including to solicit additional votes in favor of adoption of the merger agreement.
      Although we do not expect to adjourn the special meeting for the purpose of soliciting additional proxies, or because a quorum is not present, we intend to do so if necessary to obtain a sufficient number of proxies, a quorum, or both. Our bylaws permit adjournment of less than 30 days without notice other than an announcement of the new date, time and place of the special meeting by a majority vote of the shares entitled to vote at the special meeting that are present in person or represented by proxy, unless after the adjournment a new record date is fixed for the adjourned meeting. In the event that there are insufficient shares represented in person or by proxy at the special meeting to constitute a quorum required for the conduct of business at the special meeting, or to adopt the merger agreement, the persons named as proxies for the special meeting may propose one or more adjournments of the meeting until a quorum is present or represented by proxy, or sufficient proxies have been solicited to adopt the merger agreement.
      See “Proposal No. 2: Proposal to Grant Authority to Adjourn the Special Meeting.”

PROPOSALS TO BE VOTED ON AT THE SPECIAL MEETING
PROPOSAL NO. 1: THE MERGER
      The following is a discussion of the merger and the material terms of the merger agreement. This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A and incorporated by reference herein. You should read the entire merger agreement carefully as it is the legal document that governs the merger. You are also encouraged to read the opinion of Needham & Company, LLC, our financial advisor, which is attached as Annex B and incorporated by reference herein.
Background of the Merger
      In March 2005, our board of directors held a special meeting to discuss the company’s long range viability given the then recently announced mergers among our channel partners, industry consolidations, the shifting competitive risk, and the overall financial condition of our company. Our board of directors requested and received input from representatives of three investment banks who presented at the meeting. Our board of directors had a follow-up discussion at the regularly scheduled quarterly board meeting on April 20, 2005.
      On April 21, 2005, we announced the result of our first quarter, which included a net loss of $2.7 million.
      In late April 2005, we received a notice that a holder of our outstanding debentures was requesting repayment of its $3.0 million debenture. Our board of directors elected to pay the amount in cash, and did so on May 23, 2005. In addition to these debentures, we had an additional $6.0 million of debentures that were also due and payable upon request of the holders.
      On May 6, 2005, we received a notice that a holder of our outstanding debentures was requesting repayment of its $4.0 million debenture.
      We began discussions with Silicon Valley Bank (“SVB”) concerning our then-existing $6.0 million credit facility established in July 2004. We were unable to draw down any money under the July 2004 facility because, by its terms, we could not do so until our debentures had been paid in full. SVB was amenable to considering a new facility that would allow us to draw down funds despite having debentures outstanding. Given this assurance, our board of directors elected to pay the $4.0 million in cash, and did so on June 21, 2005.
      In connection with the receipt of these notices for repayment of an aggregate of $7.0 million of our debentures, our board of directors focused on the company’s strategic plan and the outlook for the remainder of 2005 and for 2006. Our board of directors determined that in addition to the company’s need to raise additional funds to address short-term cash needs, the company would need to raise significant additional funds to address longer term operating and capital needs. In connection with this strategic review, the board of directors engaged Needham & Company, LLC (“Needham & Company”) to act as financial advisor to assist us with strategic planning, including a possible sale of the company. We executed an engagement letter with Needham & Company on May 10, 2005.
      On May 20, 2005, we received a commitment letter from SVB for a $4.0 million facility. While we continued to have outstanding obligations to the holders of our debentures, SVB committed to lend us up to $4.0 million at our request. We negotiated the facility with SVB over the following weeks.
      On June 13, 2005 Lawrence S. Barker, our chairman of the board of directors, President and Chief Executive Officer, and Donald E. Clarke, our Executive Vice President and Chief Financial Officer, met with SSF, the holder of the remaining $2.0 million of our outstanding debentures. As the remaining holder, SSF had the right to approve or disapprove any financing alternatives in which we might engage (other than the bank debt). Management requested that SSF waive their senior debt position and their put right or consider converting their debenture into shares of our common stock. SSF suggested to Messrs. Barker and Clarke that it would be open to investing additional money in Visual Networks. Later that day, SSF called Mr. Barker to say that it was interested in extending a $10.0 million facility to us, which would include the conversion of the existing $2.0 million of debentures. However, SSF needed to review its existing agreement with the company to understand more fully its position before it could send us a term sheet. Management inquired as to whether

SSF would be amenable to a non-convertible debt or common stock investment, and SSF indicated that such an investment would have to be on terms that would require more dilution or interest cost than the debentures. SSF forwarded a term sheet to Mr. Clarke on June 17, 2005.
      Given our immediate cash needs as a result of the $4.0 million payment that we were obligated to make on June 21, 2005, we continued to negotiate with SVB on its proposed facility. On June 21, 2005, we entered into the facility with SVB and drew the full $4.0 million on the same day in order to make the debenture payment. The loan incurred interest at a rate equal to SVB’s prime rate plus 6.0% per annum (which at the time equated to a 12.25% interest rate) and the facility would have expired on October 31, 2005. In addition, the facility carried a fee which increased semi-monthly by $50,000 for each semi-monthly period for which the loan was outstanding subject to a maximum of $400,000. If we repaid all of the debentures prior to October 31, 2005, SVB would lend us the lesser of (i) $4.0 million or (ii) a borrowing base equal to 80% of eligible accounts receivable as defined by the terms of the facility. These loans would then have been due on December 31, 2005.
      On June 22, 2005, our board of directors held its regular mid-quarter telephonic board meeting. The board of directors discussed the fact that the company’s short term cash issues had been resolved, but agreed that we still needed to look for a longer term solution. Our board of directors discussed at length the SSF proposal. A representative of Needham & Company reported on its progress with the search for a potential acquirer.
      Needham & Company identified a number of potential acquirers of our company during the early summer. Over the course of its engagement, it contacted approximately 25 strategic buyers and 10 private equity buyers. As part of this process, Needham & Company identified and contacted Fluke as a potential acquirer. We signed a non-disclosure agreement with Fluke on July 12, 2005.
      On July 15, 2005, as part of several meetings on the West Coast, members of our management team met with personnel from Fluke at its headquarters in Everett, Washington.
      On July 20, 2005, the board of directors held its regular quarterly meeting at the company’s offices. At that meeting, a representative of Needham & Company gave an update on its activities. The board of directors determined that it was unlikely that an offer from a potential acquirer would be forthcoming in the short term as the company had had no follow-up meetings scheduled with any potential acquirers. The board of directors determined that it was in the best interest of the stockholders to move forward with the proposed transaction with SSF. The board of directors approved the SSF term sheet and instructed management to finalize the agreement with SSF.
      On August 5, 2005, we entered into a definitive agreement with SSF under which we issued $10 million in senior secured convertible debentures to SSF. The debentures were secured by a lien against all of our assets and would be convertible into shares of our common stock at a conversion price of $1.45 per share. If the SSF’s debentures were fully converted, SSF would receive 6,896,552 shares of our common stock. Under the rules of The Nasdaq Capital Market, conversion of the SSF debentures into more than 19.9% of our outstanding common stock was subject to approval by our stockholders. The terms of the debentures committed us to obtain stockholder approval by December 6, 2005. The proceeds from the issuance of the debentures were used to pay off in full (a) the outstanding $2.0 million of debentures held by SSF and (b) the $4.0 million we owed to SVB. The remaining proceeds were used for working capital and general corporate purposes.
      Throughout August 2005, we continued to have calls and meetings with potential acquirers, including a second meeting with Fluke on August 12, 2005. On August 19, 2005, at the regular mid-quarter meeting of our board of directors, a representative of Needham & Company reported that Fluke was considering making a proposal to acquire the company.
      On August 25, 2005, Needham & Company received an initial verbal indication of interest from Mr. Jonathan Schwarz of Danaher Corporation, on behalf of its wholly owned subsidiary, Fluke. The indication of interest equated to a $60 to $65 million enterprise value. Our board of directors had a telephonic meeting on August 26, 2005 to discuss the Fluke proposal. At the meeting, management and representatives of

Needham & Company reviewed with our board of directors the terms of the Fluke offer. Our board of directors determined that the valuation contained in the Fluke proposal was insufficient and instructed Needham and Company to inform Mr. Schwarz that we were not prepared at that time to enter into negotiations for the sale of our company and that Fluke’s valuation of our company was not consistent with the view of our board of directors on valuation.
      Management met with additional potential acquirers during the last week of August and the first week of September, including two meetings with the same company.
      On September 1, 2005, Fluke delivered a revised preliminary proposal, which increased the enterprise value to a range of $70 to $75 million, and under which Fluke requested the negotiations to be on an exclusive basis. Needham & Company was instructed to contact the other potential acquirers to see if they were interested in making an offer in a similar price range. No potential acquirer indicated that it was.
      On September 7, 2005, our board of directors met again to consider the revised offer from Fluke. Mr. Barker and a representative of Needham & Company also reported to the board of directors that, while management had had several productive meetings with other potential acquirers, no other offers were forthcoming. Needham & Company reviewed with the board of directors the financial terms of the proposal. Our outside legal advisors at DLA Piper Rudnick Gray Cary US LLP (“DLA Piper”) advised our board of directors as to its fiduciary duties in responding to the proposal. The board of directors instructed Needham & Company to inform Mr. Schwarz that we would be willing to grant exclusivity to Fluke.
      On September 8, 2005, Fluke delivered a non-binding letter of intent to the company that included a $75 million enterprise value offer and a provision for exclusive negotiations until September 29, 2005. The offer was subject to due diligence and the negotiation of a mutually satisfactory definitive merger agreement. On September 9, 2005, we executed the non-binding letter of intent.
      On September 14, 2005, a draft merger agreement that DLA Piper had prepared was forwarded to Fluke. On September 15 and 16, 2005, and again on September 19 and 20, 2005, our management and representatives from Fluke met at DLA Piper’s offices in Reston, Virginia, to conduct due diligence.
      On September 23, 2005, the board of directors met telephonically and received an update on the process from representatives of Needham & Company. Mr. Barker also updated the board of directors on the progress for the quarter.
      On September 26, 2005, Fluke’s outside counsel, Wilmer Cutler Pickering Hale and Dorr LLP (“Wilmer Hale”), forwarded to DLA Piper a revised draft merger agreement. On September 28, 2005, DLA Piper received additional diligence requests from Wilmer Hale and documents ancillary to the merger agreement. The ancillary agreements contemplated that SSF would enter into a voting and option agreement with Fluke.
      On September 30, 2005, our board of directors held another telephonic meeting. The board of directors determined that it would agree to continue the negotiations on an exclusive basis through October 7, 2005.
      On October 3, 2005, DLA Piper forwarded to Wilmer Hale a mark up of the merger agreement and the ancillary agreements. On October 4, 2005, DLA Piper and Wilmer Hale had a call to discuss the open issues on the merger agreement and the other ancillary agreements. Also on October 4, 2005, we announced that we would release our earnings and hold the associated conference call on October 20, 2005.
      On October 6, 2005, the parties conducted a conference call to review outstanding items. Following the call, management forwarded to Fluke the preliminary results of our third quarter performance.
      On October 7, 2005, Fluke informed Needham & Company that Fluke was not likely to be able to finalize the agreements that week. Our board of directors had a call later that morning and instructed Needham & Company to inform Fluke that it would not be likely to continue negotiating with Fluke on an exclusive basis if the timing was to remain open ended.
      During the week of October 10, 2005, DLA Piper and Wilmer Hale continued to negotiate the merger agreement and ancillary agreements and continued the due diligence process. DLA Piper updated the board of directors on the progress on October 14, 2005.

      On the evening of October 17, 2005, Mr. Schwarz called a representative of Needham & Company and informed him that Fluke’s senior management had reviewed the company’s third quarter results and might need to revise its proposal in light of the additional information.
      The board of directors held a special telephonic meeting on October 18, 2005, during which a representative of Needham & Company updated the board of directors on the status of the negotiations. The board of directors instructed Needham & Company to inform Fluke that we would no longer negotiate with Fluke on an exclusive basis. The board of directors also instructed DLA Piper to draft a letter indicating the same.
      On October 19, 2005, our board of directors held its regular quarterly meeting at the company’s offices. The board of directors discussed at length the situation with Fluke. Given the termination of exclusivity, the board of directors instructed a representative of Needham & Company to again contact the other potential acquirers to see if there was any interest. That afternoon, Mr. Barker forwarded to Fluke the letter stating that we would no longer negotiate with Fluke on an exclusive basis.
      On October 21, 2005, DLA Piper and Wilmer Hale continued discussions on the merger agreement, the disclosure schedules and outstanding diligence items.
      On October 24, 2005, Messrs. Barker, Clarke, Schwarz and a representative of Needham & Company discussed the company’s third quarter performance. Fluke indicated that, based on the financial results, Fluke would be revising its proposed valuation.
      During that same week, negotiations continued among DLA Piper and Wilmer Hale on the merger agreement and the ancillary documents. On October 28, 2005, representatives of Needham & Company and Fluke exchanged additional correspondence regarding valuation.
      On November 2, 2005, representatives of Fluke visited our Rockville facility for further discussions. Due diligence activities also continued during the week.
      On the morning of November 7, 2005, Mr. Schwarz informed a representative of Needham & Company that Fluke was revising its proposal to an enterprise value of $67 million. Our board of directors held a telephonic meeting that morning. The board of directors instructed DLA Piper to forward to Wilmer Hale a revised merger agreement containing a counter proposal with a $71 million enterprise value. The board of directors also instructed a representative of Needham & Company to continue to ascertain whether there was interest from any other potential acquirers. DLA Piper forwarded the revised merger agreement to Wilmer Hale at the end of the day on November 8, 2005.
      In the evening of November 9, 2005, a representative of Needham & Company had a conversation with representatives of Fluke. Fluke sought clarification on the proposal and further information on some diligence items. On November 10, 2005, we responded to Fluke’s request.
      On November 11, 2005, the parties and their respective legal counsel engaged in negotiations throughout the afternoon. During the conversation, a representative of Fluke reiterated that a voting agreement with SSF must be in place before Fluke would enter into the merger agreement. The parties agreed that any discussion with SSF was premature until the parties had completed their own negotiations.
      In the evening of November 14, 2005, a representative of Needham & Company spoke with Mr. Schwarz regarding valuation and employee retention matters.
      On November 16, 2005, our board of directors held its regularly scheduled mid-quarter telephonic board meeting. Mr. Barker updated the board of directors on the progress of the negotiations. A representative of Needham & Company also reported that no other potential acquirers had expressed interest in making a proposal to the company at that time.
      On November 16, 2005, Fluke forwarded to a representative of Needham & Company revised transaction documents. On November 17, 2005, Fluke forwarded to us employment agreements for certain members of our management. On November 17, 2005, Fluke expressed a desire to move forward based on the $71 million enterprise valuation reflected in our last draft of the merger agreement.

      Our board of directors held a telephonic meeting in the afternoon of November 17, 2005. The board of directors agreed that based on this valuation, Mr. Barker should call SSF to inform it of the proposed transaction and to introduce SSF to Fluke. Following the execution of a non-disclosure agreement with SSF, Mr. Barker had a call with SSF regarding the proposed transaction between the company and Fluke.
      Fluke contacted SSF on November 18, 2005 and Wilmer Hale forwarded to SSF a draft voting and noteholder agreement. Fluke required as part of this agreement that SSF would agree to either convert the debentures into common stock at the closing of the merger or tender the debentures to Visual Networks in accordance with the terms of the debentures.
      SSF indicated to Fluke that it would require additional consideration to agree to the terms required by Fluke. Fluke indicated that it was unwilling to change the proposed $71 million enterprise valuation for the merger.
      On November 22, 2005, DLA Piper spoke with SSF’s outside legal counsel, Lowenstein Sandler PC, to ascertain SSF’s requirements for its agreement to Fluke’s proposal. On November 23, 2005, SSF’s counsel informed DLA Piper that SSF would be willing to enter into such an agreement, the form of which was to be negotiated, if the company would agree to decrease the conversion price on the debentures from $1.45 to $1.30 per share. SSF was unwilling, however, to entertain certain of the terms that Fluke had proposed.
      On November 28, 2005, Fluke and SSF began negotiations that continued until December 1, 2005. During the process, Wilmer Hale reiterated to DLA Piper that Fluke required a voting agreement from SSF before it would be willing to execute the merger agreement.
      Simultaneously with the negotiations between Fluke and SSF, the company and SSF negotiated an agreement pursuant to which, among other things, if approved by our board of directors, (i) the conversion price of the debentures would be lowered from $1.45 per share to $1.30 per share, subject to a reinstatement to $1.45 if the merger agreement is terminated other than as a result of our breach or the receipt by us of an acquisition proposal that constitutes a “superior proposal” under the merger agreement, (ii) SSF would agree to extend the deadline for obtaining stockholder approval of the issuance of common stock upon conversion of the debentures to December 16, 2005, (iii) SSF would agree to convert the debentures into common stock at the closing of the Merger, and (iv) SSF would waive any events of default relating to the postponement of the Special Meeting until December 16, 2005 at the latest.
      On November 30, 2005, our board of directors met to review the status of the negotiations. The board of directors considered SSF’s request to decrease the conversion price from $1.45 to $1.30 per share, as a prerequisite to SSF’s agreeing to enter into a voting and noteholder agreement with Fluke. Our board of directors determined that the proposed transaction with Fluke was extremely unlikely to occur unless the company agreed to SSF’s proposal and that it was in the best interests of all of our stockholders to agree to SSF’s proposal in order to retain a realistic possibility of concluding a transaction with Fluke. Accordingly, contingent on Fluke and SSF entering into a voting and noteholder agreement, the board of directors approved the agreement that had been negotiated between the company and SSF.
      Late in the afternoon of December 1, 2005, Wilmer Hale informed DLA Piper that it had reached a final agreement in principle with SSF with respect to the voting and noteholder agreement. Fluke, the company and SSF continued to negotiate the final forms of the documentation to memorialize the agreements among the parties. Throughout the evening, the parties continued to negotiate.
      Our board of directors held a telephonic meeting in the early evening on December 1, 2005, but agreed to resume the call later in the evening once the remaining issues with Fluke had been resolved. In the intervening time, the parties reached definitive agreements, including the valuation equivalent to $1.83 per share.
      The board of directors resumed its telephonic meeting later in the evening on December 1, 2005. During the meeting, representatives of DLA Piper summarized the terms of the definitive merger agreement. Representatives of DLA Piper also reviewed for the directors their fiduciary duties in considering the acquisition. Representatives of Needham & Company then presented a financial analysis pertaining to the transaction and rendered to our board of directors its oral opinion, which opinion was subsequently confirmed in a written opinion dated as of December 1, 2005, to the effect that, as of that date and based upon and subject to the qualifications, assumptions, limitations and other matters set forth in Needham & Company’s written opinion, the merger consideration of $1.83 per share in cash to be received by the holders of Visual Networks common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. Following these presentations, the board of directors discussed the potential acquisition. Thereafter, our board of directors unanimously determined that the merger agreement was in the best interests of our stockholders, approved and declared the advisability of the merger agreement and related matters and unanimously recommended that our stockholders adopt the merger agreement and directed that the merger agreement be submitted to our stockholders for their consideration.
      The board of directors also approved the postponement of the stockholders’ meeting originally scheduled for December 2, 2005, until December 8, 2005, in order to give the stockholders additional time to consider the amendment to SSF’s debentures.
      Later in the evening of December 1, 2005, we and Fluke executed the merger agreement, Fluke and certain of our executives and our non-executive board members entered into voting and option agreements, SSF and Fluke entered into a voting agreement, and we entered into a waiver and amendment agreement with SSF relating to SSF’s debentures.
      Prior to the opening of trading on December 2, 2005, we issued a press release announcing the proposed merger and the postponement of the stockholders’ meeting scheduled to be held that day.
      On December 8, 2005, our stockholders approved the issuance of shares of common stock upon conversion of the SSF debentures.
Reasons for the Merger
      The following discussion, while not exhaustive, includes the material information and factors considered by our board of directors in connection with its evaluation of the merger. In view of the variety of factors considered, our board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weight to different factors. It should be noted that parts of this explanation of our board of directors’ reasoning and other information presented in this section is forward looking in nature and therefore should be read in light of the factors discussed under the heading “Special Note Regarding Forward Looking Statements.”

Factors Relating to the Merger Agreement with Fluke
      In reaching its determinations to approve the merger agreement and the merger, our board of directors consulted with our management and with its legal and financial advisors and carefully considered the benefits of a prospective merger with Fluke, including the following:

•	The premium offered by Fluke over the trading price of our common stock. Our board of directors considered the fact that the proposed merger consideration to be paid to the holders of Visual Networks common stock (other than shares held by any stockholders who properly exercise dissenters’ appraisal rights under the DGCL) represented a $0.37 per share premium over the last sale price per share of $1.46 on December 1, 2005, the last full trading day before we announced the signing of the merger agreement;

•	The analysis and opinion of our financial advisor. Needham & Company provided an oral opinion, later confirmed in writing, to the effect that, as of December 1, 2005, the merger consideration of $1.83 in cash per share of Visual Networks common stock to be received by the holders of our common stock pursuant to the merger agreement was fair from a financial point of view to those holders;

•	All cash consideration. The merger consideration consists solely of cash, which provides certainty of value to our stockholders;

•	The likelihood that the merger will be consummated. Our board of directors believes it likely that the merger will be consummated, in light of the experience of Danaher Corporation, Fluke’s parent, in acquiring companies, its reputation and financial capability and the absence of any financing condition to Fluke’s obligation to complete the merger; and

•	Other terms of the merger agreement. Our board of directors, together with our legal and financial advisors, carefully considered the terms of the merger agreement, including the representations, warranties and covenants made by each party; the restrictions on the conduct of our business between execution of the definitive merger agreement and completion of the merger; the conditions to the obligations of each party to complete the merger; the termination provisions of the merger agreement; and our board of directors’ evaluation of the likely time period necessary to complete the merger.

Factors Relating to the Transaction Generally
      In reaching its determinations to approve the merger agreement and declare its advisability, our board of directors also considered several other factors relating to the transaction generally, including the following:

•	Visual Networks’ historical performance. Our board of directors considered historical information concerning Visual Networks’ business, financial performance and condition, operations, technology, management and competitive position available to it;

•	Visual Networks’ prospects as an independent, publicly traded company. Our board of directors considered the prospects for our business and the potential impact on the trading price of our common stock (neither of which was feasible to quantify numerically) if we were to remain an independent, publicly traded company;

•	Our strategic alternatives for maximizing stockholder value. Our board of directors considered other alternatives available to Visual Networks, including pursuing a strategic acquisition, alliance or other such transaction, in deciding whether any viable alternatives to the transaction with Fluke were available that could maximize stockholder value; and

•	Absence of other proposals. During the summer and fall of 2005, our financial advisors approached more than 25 potential strategic investors and 10 potential private equity firm buyers during the sale process. Fluke was the only party that made a proposal at a per share price in excess of the then current trading price of our common stock.

Potentially Negative Factors Relating to the Transaction
      In the course of its deliberations, our board of directors identified and considered a number of risks and other potentially negative factors relating to the transaction, including the following:

•	The lack of benefit from any future increase in the value of our common stock. If the merger is consummated, our common stock will no longer be publicly traded and will be delisted from The Nasdaq Capital Market and deregistered under the Securities Exchange Act of 1934, as amended (the “1934 Act”). Following the effective time of the merger, our stockholders of record on the record date (other than stockholders who pursue their dissenters’ rights of appraisal under the DGCL) will be entitled only to the merger consideration in exchange for their shares of our common stock. Thus, if the merger is completed, holders of shares of our common stock will not have an opportunity to continue to hold an equity interest in the surviving company as an ongoing corporation and therefore will not have the opportunity to share in the future earnings, dividends or growth, if any, of the surviving corporation;

•	The fact that certain of our stockholders may be subject to taxable gains. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of our common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in the shares of our common stock you hold (see “— Material U.S. Federal Income Tax Consequences of the Merger”);

•	Provisions in the merger agreement may discourage other companies from attempting to acquire us at a higher price. The merger agreement requires that we cease all discussions with third parties concerning mergers or acquisitions involving Visual Networks and that we refrain from soliciting any such transactions. We will be required to pay a $2.5 million termination fee to Fluke if the merger agreement is terminated as a result of our violation of these prohibitions or under other specified circumstances, described in the section entitled “— The Merger Agreement — Termination” and “Termination Fees.” These provisions could discourage other companies from trying to acquire us, and, despite the fact that Needham & Company has delivered its opinion to our board of directors to the effect that the merger consideration to be received by holders of Visual Networks common stock is fair, from a financial point of view, to such holders (see “— Opinion of Needham & Company, LLC”), other companies might be willing to offer greater value to our stockholders than Fluke has offered in the proposed merger;

•	The risk of failure to complete the merger. There can be no assurance that we will be able to consummate the merger. The consummation of the merger is subject to various conditions under the merger agreement, including certain consents and approvals of third parties, which may be out of our control. For example, Fluke’s obligation to consummate the merger is conditioned on the failure of certain specified events to occur. See the section entitled “— The Merger Agreement — Conditions to the Merger — Conditions to Fluke’s Obligation to Consummate the Merger”;

•	The transaction costs and restrictions on the conduct of our business pending the merger. We may incur significant risks and costs if the merger does not close, including the diversion of management and employee attention during the period after the signing of the merger agreement, potential employee attrition and the potential effect on our business and customer relations. In that regard, under the merger agreement, we must conduct our business in the ordinary course, and we are subject to a variety of other restrictions on how we conduct our business prior to the completion of the merger or the termination of the merger agreement. These restrictions may delay or prevent us from undertaking business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent, publicly traded company. See “— The Merger Agreement — Covenants Relating to the Conduct of Our Business”; and

•	The interests of some of our directors and officers and SSF in the merger are different from those of the other stockholders. Some of the members of our management and the board of directors have interests in the merger that are in addition to, or different from, those of Visual Networks’ stockholders generally. Our board of directors was aware of and considered these interests when it approved the merger agreement and the other transactions contemplated by the merger agreement. See “— Interests of Certain Persons in the Merger.”

      The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the board of directors. Our board of directors collectively reached the unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of our board of directors felt were appropriate. In view of the wide variety of factors considered by our board of directors in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board of directors. Rather, our board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.
Opinion of Needham & Company, LLC
      We retained Needham & Company to act as our financial advisor in connection with the proposed merger and to render an opinion as to the fairness, from a financial point of view, to the holders of our common stock of the merger consideration to be received by those holders pursuant to the merger agreement. The merger consideration was determined through arm’s length negotiations between us and Fluke and not by Needham & Company. On December 1, 2005, Needham & Company delivered to our board of directors its oral opinion, which it subsequently confirmed in writing as of December 1, 2005, that, as of that date and based upon and subject to the assumptions and other matters described in the written opinion, the merger consideration to be received pursuant to the merger agreement was fair to the holders of our common stock from a financial point of view. The Needham & Company opinion is addressed to our board of directors, relates only to the fairness, from a financial point of view, of the merger consideration to the holders of our common stock as of the date of the opinion, and does not constitute a recommendation to any stockholder as to how that stockholder should vote or act on any matter relating to the merger.
      The complete text of the Needham & Company opinion, which sets forth the assumptions made, matters considered, and limitations on and scope of the review undertaken by Needham & Company, is attached to this proxy statement as Annex B. The summary of the Needham & Company opinion set forth in this proxy statement is qualified in its entirety by reference to the Needham & Company opinion. You should read the Needham & Company opinion carefully and in its entirety for a description of the procedures followed, the factors considered, and the assumptions made by Needham & Company.
      In arriving at its opinion, Needham & Company, among other things:

•	reviewed a draft of the merger agreement dated December 1, 2005;

•	reviewed certain publicly available information concerning us and Fluke and certain other relevant financial and operating data concerning us furnished to Needham & Company by us;

•	reviewed the historical stock prices and trading volumes of our common stock;

•	held discussions with members of our management concerning our current operations and our future business prospects;

•	reviewed certain financial forecasts with respect to our company prepared by our management and held discussions with members of our management concerning those forecasts;

•	reviewed certain research analyst projections with respect to our company and held discussions with members of our management concerning those projections;

•	compared certain publicly available financial data of companies whose securities are traded in the public markets and that Needham & Company deemed relevant to similar data for our company;

•	reviewed the financial terms of certain other business combinations that Needham & Company deemed generally relevant; and

•	performed and considered such other studies, analyses, inquiries and investigations as Needham & Company deemed appropriate.
      In connection with its review and in arriving at its opinion, Needham & Company did not independently verify, nor did Needham & Company assume responsibility for independent verification of, any of the information reviewed by or discussed with it and assumed and relied on the accuracy and completeness of that information. Needham & Company assumed that the financial forecasts for our company provided to it by our management were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management, at the time of preparation, of our future operating and financial performance. Needham & Company assumed, based upon discussions with our management, that the research analyst projections with respect to our company represent reasonable estimates as to our future financial performance. Needham & Company did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of our assets or liabilities. Needham & Company’s opinion states that it was based on economic, monetary and market conditions existing as of its date. Needham & Company expressed no opinion as to the prices at which our common stock will actually trade at any time. In addition, Needham & Company was not asked to consider, and the Needham & Company opinion does not address, our underlying business decision to engage in the merger or the relative merits of the merger as compared to other business strategies that might be available for us.

      We imposed no limitations on Needham & Company with respect to the investigations made or procedures followed by Needham & Company in rendering its opinion.
      In preparing its opinion, Needham & Company performed a variety of financial and comparative analyses. The following paragraphs summarize the material financial analyses performed by Needham & Company in arriving at its opinion. The order of analyses described does not represent relative importance or weight given to those analyses by Needham & Company. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Needham & Company, the tables must be read together with the full text of each summary. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed on or prior to December 1, 2005, and is not necessarily indicative of current or future market conditions.
      Selected Company Analysis. Using publicly available information, Needham & Company compared selected historical and projected financial and market data ratios for us to the corresponding data and ratios of publicly traded companies that Needham & Company deemed relevant because they have lines of business that may be considered similar to our business. These companies, referred to as the selected companies, consisted of the following:

InfoVista S.A.
Micromuse Inc.
NetScout Systems, Inc.
Packeteer, Inc.
      The following table sets forth information concerning the following multiples for the selected companies and for us:

•	enterprise value as a multiple of last 12 months, or LTM, revenues;

•	enterprise value as a multiple of projected calendar year 2005 revenues;

•	enterprise value as a multiple of projected calendar year 2006 revenues;

•	enterprise value as a multiple of LTM earnings before interest, taxes, depreciation and amortization, or EBITDA;

•	price as a multiple of projected calendar year 2006 earnings per share, or EPS;

•	enterprise value as a multiple of net assets; and

•	market value as a multiple of book value at the end of the last reported quarter.
      Needham & Company also examined, for the selected companies:

•	enterprise value as a multiple of LTM earnings before interest and taxes, or EBIT;

•	price as a multiple of LTM EPS; and

•	price as a multiple of projected calendar year 2005 EPS;
but determined the results were not meaningful because of our net losses for the periods in question.

      Needham & Company calculated multiples for the selected companies based on the closing stock prices of those companies on December 1, 2005 and for us based on our closing stock price of $1.46 on December 1, 2005 and calculated multiples for us based on the merger consideration of $1.83 for each share of our common stock. The columns in the table below under the heading “Visual Networks” include multiples calculated based on our December 1, 2005 closing stock price and research analyst projections, multiples calculated based on the merger consideration and research analyst projections and multiples calculated based on the merger consideration and forecasts by our management.

Visual Networks

					Dec. 1, 2005	Merger	Merger
					Stock Price	Consideration	Consideration
	Selected Companies				Using	Using	Using
					Analyst	Analysts	Management
	High	Low	Mean	Median	Estimates	Estimates	Estimates

Enterprise value to LTM revenues	2.8x	1.1x	1.9x	1.8x	0.9x	1.5x	1.5x
Enterprise value to projected calendar year 2005 revenues	2.5x	1.1x	1.8x	1.8x	0.9x	1.6x	1.6x
Enterprise value to projected calendar year 2006 revenues	2.1x	1.0x	1.5x	1.6x	0.8x	1.3x	1.2x
Enterprise value to LTM EBITDA	37.9x	11.0x	21.0x	17.7x	106.8x	179.5x	179.5x
Price to projected calendar year 2006 EPS	25.1x	17.2x	21.8x	23.0x	14.6x	18.3x	9.2x
Enterprise value to net assets	2.0x	0.8x	1.6x	1.7x	4.0x	6.8x	6.8x
Market value to book value	2.9x	1.5x	2.4x	2.6x	4.8x	7.6x	7.6x
      Stock Price Premium Analysis. Needham & Company analyzed publicly available financial information for 16 merger and acquisition transactions that represent transactions involving publicly traded computer software, supplies and services companies completed between January 1, 2005 and December 1, 2005 with transaction values of between $50 million and $100 million. In examining these transactions, Needham & Company analyzed the premium of consideration offered to the acquired company’s stock price one day, five days and 30 days prior to the announcement of the transaction.
      Needham & Company calculated premiums for our company based on the merger consideration of $1.83 for each share of our common stock. The following table sets forth information concerning the stock price premiums in the selected transactions and the stock price premium implied by the merger.

	Selected Transactions				Visual
					Networks/
	High	Low	Mean	Median	Fluke Merger

One day stock price premium	179%	(35)%	36%	33%	25%
Five day stock price premium	190%	(34)%	38%	25%	27%
30 day stock price premium	180%	(42)%	37%	37%	37%
      Selected Transaction Analysis. Needham & Company analyzed publicly available financial information for the following selected merger and acquisition transactions, which represent transactions since January 1,

2004 with transaction values exceeding $15 million that involved targets that were involved in the network management sector:

Acquirer	Target

F5 Networks, Inc.	Swan Labs Corporation
Zhone Technologies, Inc.	Paradyne Networks, Inc.
Compuware Corporation	Adlex, Inc.
Micromuse Inc.	Quallaby Corporation
Computer Associates International, Inc.	Concord Communications
Concord Communications, Inc.	Aprisma Holdings, Inc.
EMC Corporation	System Management Arts Incorporated
Cisco Systems, Inc.	NetSolve, Incorporated
Mercury Interactive Corporation	Appilog, Inc.
Verilink Corporation	Larscom Incorporated
Compuware Corporation	Changepoint Corporation
Zhone Technologies, Inc.	Sorrento Networks Corporation
Hewlett-Packard Company	Novadigm, Inc.
      In examining the selected transactions, Needham & Company analyzed, for the selected transactions and for the merger,

•	aggregate transaction value as a multiple of LTM sales;

•	aggregate transaction value as a multiple of LTM EBITDA; and

•	transaction value as a multiple of book value.
      Needham & Company also examined, for the selected transactions:

•	aggregate transaction value to LTM EBIT and

•	transaction value to LTM net income;
but determined the results were not meaningful because of our net losses for the last 12 months.
      Needham & Company calculated multiples for our company based on the merger consideration of $1.83 for each share of our common stock.
      The following table sets forth information concerning the multiples described above for the selected transactions and the same multiples implied by the merger.

	Selected Transactions								Visual
									Networks/
	High		Low		Mean		Median		Fluke Merger

Aggregate transaction value to LTM sales	5.4	x	0.3	x	2.6	x	2.2	x	1.5x
Aggregate transaction value to LTM EBITDA	50.4	x	50.4	x	50.4	x	50.4	x	179.5x
Transaction value to book value	5.1	x	1.9	x	3.1	x	2.7	x	7.6x
      No company, transaction or business used in the “Selected Company Analysis,” “Stock Price Premium Analysis,” or “Selected Transaction Analysis” as a comparison is identical to our company, Fluke or the merger. Accordingly, an evaluation of the results of these analyses is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the selected companies or selected transactions or the business segment, company or transaction to which they are being compared.
      The summary set forth above does not purport to be a complete description of the analyses performed by Needham & Company in connection with the rendering of its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Needham & Company believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its analyses and opinion. Needham & Company did not attribute any specific weight to any factor or analysis considered by it. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.
      In performing its analyses, Needham & Company made numerous assumptions with respect to industry performance, general business and economic and other matters, many of which are beyond the control of our company and Fluke. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Needham & Company’s opinion and its related analyses were only one of many factors considered by our board of directors in their evaluation of the proposed merger and should not be viewed as determinative of the views of our board of directors or management with respect to the merger consideration or the merger.
      Under the terms of our engagement letter with Needham & Company, we have paid or agreed to pay Needham & Company a nonrefundable fee for rendering its opinion and a fee for financial advisory services that we and Needham & Company believe are customary in transactions of this nature. More than 80% of Needham & Company’s fees, consisting of the fee for financial advisory services, is contingent on consummation of the merger. Whether or not the merger is consummated, we have agreed to reimburse Needham & Company for certain of its out-of-pocket expenses and to indemnify Needham & Company against certain liabilities relating to or arising out of services performed by Needham & Company as financial advisor to us.
      Needham & Company is a nationally recognized investment banking firm. As part of its investment banking services, Needham & Company is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Needham & Company was retained by our board of directors to act as our financial advisor in connection with the merger based on Needham & Company’s experience as a financial advisor in mergers and acquisitions as well as Needham & Company’s familiarity with us and the technology industry generally. Needham & Company has had no other investment banking relationship with us or with Fluke or Danaher during the past two years. Needham & Company may in the future provide investment banking and financial advisory services to us, Fluke or Danaher unrelated to the proposed merger, for which services Needham & Company expects to receive compensation. In the normal course of its business, Needham & Company may actively trade our equity securities or the equity securities of Danaher for its own account or for the account of its customers and, therefore, may at any time hold a long or short position in these securities.
Delisting and Deregistration of Visual Networks Common Stock
      If the merger is completed, Visual Networks common stock will be delisted from The Nasdaq Capital Market and deregistered under the 1934 Act and Visual Networks will no longer file periodic reports with the SEC.
Benefits Arrangements
      Fluke has agreed to arrange for continuing employees of Visual Networks to participate in pension and welfare and employee benefit plans in which similarly situated employees of Fluke participate. Continuing employees are those of our employees who continue as employees of the surviving corporation following the merger. Fluke has agreed to give continuing employees full credit for prior service with us for purposes of any waiting period, eligibility, vesting and benefit entitlement under Fluke’s employee benefits plans and the determination of benefits levels under Fluke’s employee benefits plans relating to tax qualified pension plans, 401(k) savings plans, and welfare benefit plans and policies.
Federal or State Regulatory Filings Required in Connection with the Merger
      U.S. Antitrust Filings. Mergers and acquisitions that may have an impact in the U.S. are subject to review by the U.S. Department of Justice and Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the HSR Act, and the rules and regulations promulgated thereunder, which we refer to as the HSR Act, mergers and acquisitions that meet certain jurisdictional thresholds, such as the present transaction, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. The initial waiting period is 30 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material. We and Fluke filed pre-merger notifications with the U.S. antitrust authorities pursuant to HSR Act on December 13, 2005 and, in accordance with the merger agreement, requested “early termination” of the waiting period.
      It is possible that any of the government entities with which filings are made may seek various regulatory concessions as conditions for granting approval of the merger. There can be no assurance that we will obtain the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions on completion of the merger or require changes to the terms of the merger. These conditions or changes could result in conditions to the merger not being satisfied. For more information, please refer to “The Merger Agreement — Conditions to the Merger.”
Material U.S. Federal Income Tax Consequences
      The following is a general discussion of certain material U.S. federal income tax consequences to our stockholders of the receipt of cash in exchange for shares of our common stock pursuant to the merger or upon the exercise of appraisal rights. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This discussion assumes that the shares of our common stock are held as capital assets by a U.S. person (i.e., a citizen or resident of the U.S. or a domestic corporation). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder of ours in light of the stockholder’s personal investment circumstances, or those stockholders of ours subject to special treatment under the U.S. federal income tax laws (for example, life insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, U.S. expatriates, foreign corporations and nonresident alien individuals), our stockholders who hold shares of our common stock as part of a hedging, “straddle,” conversion or other integrated transaction, or stockholders of ours who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements or our employee stock purchase plan. In addition, this discussion does not address any aspect of foreign, state or local or estate and gift taxation that may be applicable to a stockholder of ours. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income or other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger or upon the exercise of appraisal rights.
      The receipt of cash in the merger or upon the exercise of appraisal rights will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a holder of shares of our common stock will recognize gain or loss equal to the difference between his or her adjusted tax basis in shares of our common stock converted to cash in the merger and the amount of cash received. Gain or loss will be calculated separately for each block of shares of our common stock (i.e., shares of our common stock acquired at the same cost in a single transaction) converted to cash in the merger. If the shares of our common stock have been held for more than one year at the effective time of the merger, the gain or loss will be long-term capital gain or loss subject (in the case of stockholders who are individuals) to tax at a maximum U.S. federal income tax rate of 15%. The gain or loss will be short-term capital gain or loss if, at the effective time of the merger, the shares of our common stock so converted to cash have been held for one year or less. The deductibility of a capital loss recognized on the exchange is subject to limitations.
      Under the U.S. federal income tax backup withholding rules, unless an exemption applies, an amount equal to 28% of all payments to which a stockholder or other payee is entitled in the merger will be withheld, unless the stockholder or other payee (1) is a corporation or comes within other exempt categories and demonstrates this fact or (2) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other stockholders), certifies under penalties of perjury that the number is correct (or properly certifies that it is awaiting a taxpayer identification number), certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each stockholder of ours and, if applicable, each other payee, should complete, sign and return to the exchange agent for the merger the substitute Form W-9 that each stockholder of ours will receive with the letter of transmittal following completion of the merger in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the exchange agent. The exceptions provide that certain stockholders of ours (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a signed Form W-8BEN, “Certificate of Foreign Status of Beneficial Owner for U.S. Tax Withholding.” Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the U.S. Internal Revenue Service in a timely manner.
      The foregoing discussion of certain material U.S. federal income tax consequences is included for general information purposes only and is not intended to be, and should not be construed as, legal or tax advice to any holder of shares of our common stock. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income or other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger or upon the exercise of appraisal rights.
Appraisal Rights
      If the merger is consummated, dissenting holders of Visual Networks common stock who strictly comply with the procedures specified in Section 262 of the Delaware General Corporation Law, or DGCL, within the appropriate time periods will be entitled to have their shares of stock appraised by a court and to receive in cash the “fair value” of such shares as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of receiving the merger consideration.
      The following discussion is not a complete summary of the law relating to appraisal rights under Delaware law and is qualified in its entirety by reference to the text of Section 262 of the DGCL, a copy of which is attached to this proxy statement as Annex C. Under Section 262 of the DGCL, where a proposed merger is to be submitted for approval at a meeting of stockholders, as is the case of the special meeting, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262 of the DGCL. This proxy statement shall constitute such notice to Visual Networks stockholders. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights. All references to a “stockholder” are to the record holder of the shares of Visual Networks common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Visual Networks common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below and to perfect in a timely manner his, her or its appraisal rights.

      Below is a summary of the steps you must take if you are a Visual Networks stockholder and you wish to exercise your appraisal rights; however, because of the complexity of the procedures for exercising appraisal rights, if you are considering exercising such rights we urge you to seek the advice of legal counsel.

1. You must make a written demand for appraisal.
      You must deliver a written demand for appraisal of shares to Visual Networks, Inc. at 2092 Gaither Road, Rockville, Maryland 20850, Attention: Secretary, before the vote on the merger agreement proposal is taken at the special meeting. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger agreement proposal. A vote against the merger agreement proposal alone will not constitute a valid demand for appraisal, and you therefore must provide a written demand separate from your proxy. A demand for appraisal must be signed, fully and correctly, by or for the stockholder exactly as the stockholder’s name appears on the stockholder’s stock certificates. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by or for the fiduciary, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a stockholder of record; however, in the demand, the agent must identify the record owner or owners and expressly disclose that the agent is executing the demand as an agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights for the shares held for one or more beneficial owners while not exercising rights for the shares held for other beneficial owners. In this case, the written demand should state the number of shares for which appraisal rights are being demanded. When no number of shares is stated, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in a brokerage account or other nominee form and wish to exercise your appraisal rights, we urge you to consult with your broker to determine the appropriate procedures for your nominee to make a demand for appraisal on your behalf.
      Within ten days after the effective date of the merger, Visual Networks, as the surviving corporation, must send a notice as to the effectiveness of the merger to each Visual Networks stockholder who has made a written demand for appraisal in accordance with Section 262 of the DGCL and who has not voted in favor of the merger agreement. Within 120 days after the effective date of the merger, but not after, any stockholder who has satisfied the requirements of Section 262 of the DGCL may deliver to Visual Networks a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Visual Networks, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than the later of ten days after such stockholder’s request is received by Visual Networks or ten days after expiration of the period for delivery of a demand for appraisal under Section 262(d) of the DGCL.

2. You must refrain from voting for adoption of the merger.
      You must not vote your shares of Visual Networks common stock for adoption of the merger agreement proposal. Because a signed proxy which does not contain voting instructions will, unless revoked, be voted in favor of adoption of the merger agreement, if you wish to exercise the right to dissent from the merger and demand appraisal rights under Section 262 of the DGCL, you must vote against the approval of merger agreement or abstain from voting on the merger agreement proposal. You can terminate your right to appraisal, even if you have previously filed a written demand for appraisal, if you return a signed proxy and: (A) fail to vote against adoption of the merger agreement; or (B) fail to note that you are abstaining from voting.

3. You must continuously hold your shares of Visual Networks common stock.
      You must continuously hold your shares of Visual Networks common stock from the date you make the demand for appraisal through the effective date of the merger. You will lose any right to appraisal for your shares if you transfer your shares prior to the effective date of the merger.

4. You must petition the Delaware Court of Chancery.
      If you and Visual Networks cannot agree on the fair cash value of your dissenting shares, then within 120 days after the effective date of the merger, but not after, either Visual Networks, as the surviving corporation in the merger, or any stockholder who has complied with the required conditions of Section 262 of the DGCL and who is otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery demanding that the court determine the value of the shares of Visual Networks common stock held by all of the stockholders who are entitled to appraisal rights. Visual Networks has no intention at this time, nor any obligation, to file such a petition.
      Upon the filing of any petition by a stockholder in accordance with Section 262 of the DGCL, service of a copy must be made upon Visual Networks, which must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the fair value of their shares have not been reached by Visual Networks. If a petition is filed by Visual Networks, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to Visual Networks and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and the costs thereof will be borne by Visual Networks.
      Stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of dissenting shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL. The failure of a stockholder to do so within the period specified could nullify such stockholder’s previous written demand for appraisal. If no petition for appraisal is filed with the court within 120 days after the effective date of the merger, stockholders’ rights to appraisal (if available) will cease.

5. Appraisal of shares.
      If a petition for appraisal is timely filed, the Delaware Court of Chancery, after a hearing on the petition, will determine which stockholders are entitled to appraisal rights and will determine the fair value of the shares owned by these stockholders, exclusive of any value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors.
      The costs of the appraisal proceeding may be determined by the court and taxed against the parties, as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination or assessment, each party bears his, her or its own expenses.
      If you are considering seeking appraisal you should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you did not seek appraisal of your shares. You should also be aware that financial advisor opinions are not opinions as to fair value under Section 262 of the DGCL.

6. Withdrawal of demand.
      You may withdraw your demand for appraisal and accept the merger consideration by delivering to Visual Networks a written withdrawal of your demand, except that (1) any attempt to withdraw your demand for appraisal made more than 60 days after the effective date of the merger will require the written approval of Visual Networks, as the surviving corporation and (2) no appraisal proceeding in the Delaware Court of Chancery shall be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just. If the surviving corporation does not approve your request to withdraw a demand for appraisal when such approval is required or if the Delaware Court of Chancery does not approve the dismissal of your appraisal proceeding, you will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be lower than the value of the merger consideration.
      Failure to comply strictly with the procedures required by Section 262 of the DGCL for exercising appraisal rights will result in the loss of your statutory appraisal rights (in which event a Visual Networks stockholder will be entitled to receive the applicable merger consideration with respect to such dissenting shares in accordance with the merger agreement). In view of the complexity of the provisions of Section 262 of the DGCL, Visual Networks stockholders who are considering objecting to the merger are urged to consult their own legal advisors.
Interest of Certain Persons in the Merger
      When you consider the recommendation of the board of directors with respect to adoption of the merger agreement, you should be aware that some of the members of our management and the board of directors may have interests in the merger that are in addition to, or different from, Visual Networks stockholders generally. All such additional interests are described below, to the extent material, and, except as described below, such persons, to our knowledge, have no material interest in the merger apart from those of holders of Visual Networks common stock. Our board of directors was aware of and considered these interests when it approved the merger agreement and the other transactions contemplated by the merger. Our officers and directors as of December 19, 2005 hold collectively 0.59% of our issued and outstanding common stock.
      On December 1, 2005, SSF entered into a voting and noteholder agreement with Fluke. As of December 19, 2005, Special Situations Funds held 10.56% of our issued and outstanding common stock and has the right to vote 3,674,492 shares of our common stock. The SSF voting and noteholder agreement provides that SSF must vote (or cause to be voted) its shares of our common stock in favor of adoption of the merger agreement and the related transactions at any stockholders meeting called for such purpose and in any other circumstance where such approval is sought. Pursuant to such agreement, SSF granted Fluke (through Merger Sub) an irrevocable proxy during the term of the voting agreement to vote the subject shares on all matters. Assuming conversion of SSF’s debentures immediately prior to the closing of the merger, SSF would receive $21,123,841 as a result of the merger.
      On December 1, 2005, we entered into a purchase agreement waiver and amendment to notes with the Special Situations Funds that reduced the conversion price of the debentures from $1.45 to $1.30, subject to reinstatement to $1.45 if the merger agreement is terminated other than as a result of our breach or the receipt by us of an acquisition proposal that constitutes a “superior proposal” under the merger agreement. As a result, if the merger were not to occur for reasons other than described in the previous sentence, the number of shares of common stock issuable to the Special Situations Funds upon the conversion of the debentures would decreased by 795,756 shares from 7,692,308 shares to 6,986,552 shares.

Employment, Severance and Retention Agreements with Executive Officers.
      Employment Agreement and Retention Plan with Lawrence S. Barker. We currently are party to an employment agreement dated April 21, 2005, with Lawrence S. Barker, our chairman of the board of directors, President and Chief Executive Officer. Pursuant to this agreement, if Mr. Barker’s employment were terminated by us without cause or upon a change of control, such as the contemplated merger, or the non-renewal of his employment agreement, Mr. Barker would be entitled to receive severance pay in an amount equal to 12 months of his then applicable base salary payable, with a minimum of $360,000, plus an amount equal to the bonus pool then in effect payable at the end of the twelve-month severance period, which amounts to $180,000. Payment of these amounts will be made as set forth in the employment agreement Mr. Barker enters into with Fluke described below upon the closing of the merger. We have also agreed with Mr. Barker that he will be paid a bonus of $180,000 upon the completion of the merger. Additionally, Mr. Barker’s option agreements provide for the full vesting of any unvested options upon a change of control.
      On December 1, 2005 and in connection with the execution and delivery of the merger agreement, Mr. Barker entered into a retention and non-competition agreement with Fluke. The agreement becomes effective on the closing of the merger and will take the place of his current employment agreement with us, which will then have no force or effect. The new agreement has a term of six months, however, either Fluke or Mr. Barker may terminate Mr. Barker’s employment with 30 days written notice provided that Mr. Barker’s employment is not terminated prior to the three month anniversary of the closing of the merger. During the term, Mr. Barker shall be paid a salary of $40,000 per month, plus certain other benefits. Mr. Barker is also entitled to received the combined severance payment and bonus of $540,000 described above, to paid as follows: $45,000 per month, the first payment being paid on the first payday in the first full month following the closing of the merger and subsequent payments of $45,000 per month thereafter, with a lump sum payment of the balance owing within ten days after the end of the term. In addition, the severance period benefit shall include Fluke paid COBRA health insurance benefits for the indicated time. Mr. Barker is not entitled to any unpaid portion of his combined severance and bonus payment if Fluke terminates his employment for “cause”. This agreement contains general non-solicitation and non-competition provisions applicable during the period of employment with Fluke and for one year thereafter. See “— The Merger Agreement — Employee Matters.”
      Employment Agreement and Retention Plan with Donald E. Clarke. We currently are party to an employment agreement dated June 4, 2004, with Donald E. Clarke, our Executive Vice President and Chief Financial Officer. Pursuant to this agreement, if Mr. Clarke’s employment were terminated by us without cause or upon a change of control or the non-renewal of his employment agreement, Mr. Clarke would be entitled to receive severance pay following such termination for 12 months of his then applicable base salary and benefits, which is $225,000. Payment of these amounts will be made as set forth in the employment agreement with Fluke described below upon closing of the merger. We have also agreed with Mr. Clarke that he will be paid a bonus of $100,000 upon the completion of the merger. Additionally, Mr. Clarke’s option agreements provide for the full vesting of any unvested options upon a change of control.
      On December 1, 2005 and in connection with the execution and delivery of the merger agreement, Mr. Clarke entered into a retention and non-competition agreement with Fluke. This agreement becomes effective on the closing of the merger and will take the place of his current employment agreement, which will then have no force or effect. The new agreement has a term of 60 days unless extended by agreement of the parties. During the term, Mr. Clarke shall be paid a salary of $28,125 per month, plus certain other benefits. Mr. Clarke is also entitled to receive the severance payment of $225,000 described above, to be paid as follows: $18,750 per month, the first payment being paid on the first payday in the first full month following the closing of the Merger and the second payment of $18,750 on the first payday of the next month, with the balance owing at the termination of Mr. Clarke’s employment. In addition, the severance period benefit shall include Fluke paid COBRA health insurance benefits for 12 months after the termination of Mr. Clarke’s employment. Mr. Clarke is not entitled to any unpaid portion of his severance payment if Fluke terminates his employment for “cause”. This agreement contains general non-solicitation and non-competition provisions applicable during the period of employment with Fluke and for one year thereafter.
      Employment Agreement and Retention Plan with Mark Skurla. We currently are party to an employment agreement dated February 15, 2005, with Mark Skurla, our Executive Vice President of Worldwide Sales. Pursuant to this agreement, if Mr. Skurla’s employment were terminated by us without cause or by Mr. Skurla with good reason, Mr. Skurla would be entitled to severance pay following such termination equal to six months of his then applicable base salary and benefits. Payment of this amount will be made as part of the employment agreement Mr. Skurla entered into with Fluke described below upon the closing of the merger. We have also agreed with Mr. Skurla that he will be paid a bonus of $50,000 upon the completion of the merger. Additionally, pursuant to the determination of the board of directors for all optionholders, Mr. Skurla’s options will fully vest upon a change of control.
      On December 1, 2005 and in connection with the execution and delivery of the merger agreement, Mr. Skurla executed an offer letter and entered into a standard terms and conditions of employment with Fluke, and this agreement will take the place of his current employment agreement, which will then have no force or effect. Mr. Skurla’s title will be Executive Vice President, Worldwide Sales and will be entitled to a compensation package commensurate with other senior executives of Fluke, including a target bonus, participation in Fluke benefit plans and a severance payment upon termination of Mr. Skurla’s employment other than for “cause”. This agreement also contains general non-solicitation provisions applicable during the period of employment with Fluke.
      Employment Agreement and Retention Plan with Wayne Fuller. Our board of directors has agreed with Mr. Fuller, our Executive Vice President, Operations, that if Mr. Fuller’s employment were terminated by us upon a change of control, Mr. Fuller would be entitled to receive severance pay equal to six months of his then applicable base salary. Payment of this amount will be made as part of the employment agreement Mr. Fuller entered into with Fluke described below upon the closing of the merger. We have also agreed with Mr. Fuller that he will be paid a bonus of $50,000 upon the completion of the merger. Additionally, pursuant to the determination of the board of directors for all optionholders, Mr. Fuller’s options will fully vest upon a change of control.
      On December 1, 2005 and in connection with the execution and delivery of the merger agreement, Mr. Fuller executed an offer letter and entered into a retention and non-competition with Fluke, and this agreement will take the place of his current employment agreement, which will then have no force or effect. After the merger, Mr. Fuller’s title will be Vice President, Engineering/ Operations and will be entitled to a compensation package commensurate with other senior executives of Fluke, including a target bonus, a grant of stock options, participation in Fluke’s benefit plans and a severance payment upon termination of Mr. Fuller’s employment other than for “cause” or if Mr. Fuller terminates his employment for “good reason” and a retention bonus if Mr. Fuller remains employed for 12 months following the merger. This agreement also contains general non-solicitation and non-competition provisions applicable during the period of employment with Fluke and for one year thereafter.

Stock Options
      Options to purchase our common stock (whether or not vested or exercisable) will be cancelled at the effective time of the merger, and, in consideration therefore, holders whose options have an exercise price less than the merger consideration of $1.83 will receive a cash payment equal to (1) the excess of the merger consideration of $1.83 over the exercise price of their options multiplied by (2) the number of shares of our common stock subject to the option. Our board of directors approved the vesting of all outstanding but unvested options immediately prior to the effective time. As of December 19, 2005, holders of 3,097,066 “in-the-money” options would receive a cash payment.
      The following table sets forth the number of “in-the-money” options (or, options with an exercise price less than $1.83 per share) held by each of our executive officers and directors and by all of our executive officers and directors as a group as of December 19, 2005 and the consideration that each of them would receive upon consummation of the merger. Of the aggregate cash payment of approximately $1,005,968 that would be received by the executive officers and directors as a group for their options to acquire our common stock, approximately $454,011 is attributable to options that were unvested as of December 19, 2005. Because the merger agreement restricts our further granting of options without the approval of Fluke, this table will reflect data as of the effective time of the merger.

	Number of
	Shares Underlying
	“In-the-Money”	Weighted Average
Name of Executive Officer or Director	Options	Exercise Price	Cash Payment

Lawrence S. Barker	1,011,150	$1.26	$580,913
Wayne Fuller	270,000	1.22	164,995
Donald E. Clarke	150,000	1.44	58,500
William Washecka	125,000	1.22	76,000
Mark Skurla	100,000	1.44	39,000
William S. Smith	56,000	1.26	31,810
Peter J. Minihane	50,000	1.26	28,750
Edward H. Kennedy	25,000	1.31	13,000
Edward L. Glotzbach	25,000	1.31	13,000

Total	1,812,150	$1.27	$1,005,968

      None of our other directors or executive officers holds any “in-the-money” vested options.

Indemnification and Insurance
      As described in the section entitled “— The Merger Agreement — Indemnification and Insurance,” Fluke has agreed that for six years from and after the effective time of the merger it shall cause the surviving corporation to indemnify and hold harmless each of our present and former directors and officers against any claims and related expenses, arising out of or pertaining to matters and existing or occurring at or prior to the effective time of the merger.
      The merger agreement also requires Fluke, for a period of six years after the effective time of the merger, to use its reasonable best efforts to maintain in effect or cause the surviving corporation to maintain in effect directors’ and officers’ liability insurance on behalf of our officers and directors who are currently covered by Visual Networks’ directors’ and officers’ liability insurance policies with respect to acts or omissions occurring prior to the effective time of the merger with substantially equivalent coverage as is provided by those policies currently in effect; so long as the annual premium for this coverage is no more than 150% of the annual premium we currently pay.
Recommendation of the Board of Directors
      After evaluating the factors set forth in the section entitled “— Reasons for the Merger” and consulting with outside legal counsel and its financial advisors, our board of directors determined that the merger agreement, and the merger contemplated thereby, are fair to and in the best interests of our stockholders. Accordingly, our board of directors has approved the merger agreement and declared its advisability. Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.
      In considering the recommendation of our board of directors with respect to this proposal, you should be aware that certain of our directors and executive officers have interests in the merger that are different from, or are in addition to, the interests of our stockholders generally. Please see the section entitled “— Interests of Certain Persons in the Merger.”

THE MERGER AGREEMENT
      This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all the provisions of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.
Form of the Merger
      If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, Merger Sub, a wholly owned subsidiary of Fluke created solely for the purpose of engaging in the transactions contemplated by the merger agreement, will merge with and into Visual Networks. The separate corporate existence of Merger Sub will cease, and Visual Networks will survive the merger and become a wholly owned subsidiary of Fluke. We sometimes refer to Visual Networks after the merger as the surviving corporation.
Structure and Effective Time
      The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or such later time as set forth in the certificate of merger and established by Fluke and us. The closing of the merger will occur on a date specified by us and Fluke, which shall be no later than the second business day after the conditions to effect the merger set forth in the merger agreement have been satisfied or waived, or such other date as Fluke and we agree. We intend to complete the merger as promptly as practicable, subject to receipt of stockholder approval and all requisite regulatory approvals. We refer to the time at which the merger is completed as the effective time. Although we expect to complete the merger on or around January 20, 2006, we cannot specify when, or assure you that, we and Fluke will satisfy or waive all conditions to the merger.
Certificate of Incorporation and Bylaws
      Our certificate of incorporation, as in effect on the date of the merger agreement, will be amended and restated as of the effective time to be identical to the certificate of incorporation of Merger Sub, except that the name of the corporation shall be Visual Networks, Inc. After the effective time, our authorized share capital shall consist of 1,000 shares of common stock. At the effective time, the bylaws of Merger Sub, as in effect immediately prior to the effective time of the merger, will be the bylaws of the surviving corporation.
Board of Directors and Officers of the Surviving Corporation
      The directors and officers of Merger Sub immediately prior to the merger will become the directors and officers of the surviving corporation following the merger.
Consideration to Be Received in the Merger
      At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled and converted into the right to receive $1.83 in cash, without interest and less applicable withholding taxes, other than shares held by stockholders who properly exercise and perfect their appraisal rights and any shares owned by us, Fluke or Merger Sub. Our stockholders are entitled to assert appraisal rights instead of receiving the merger consideration. For more information, please refer to “The Merger — Appraisal Rights.”
      Fluke and the surviving corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of our common stock that it is required to deduct and withhold with respect to making such payment under the Internal Revenue Code, or any other applicable state, local or foreign tax law.
Payment Procedures
      Prior to the effective time of the merger, Fluke will appoint an exchange agent that will make payment of the merger consideration in exchange for certificates representing shares of our common stock. Fluke will deposit sufficient cash with the exchange agent at or before the effective time of the merger in order to make the payment of the merger consideration. Promptly after the effective time of the merger, the exchange agent will mail to each holder of record of a certificate representing shares of our common stock a letter of transmittal and instructions explaining how to send his, her or its stock certificates to the exchange agent. The exchange agent will pay the merger consideration, less any withholding taxes required by law, to our stockholders promptly following the exchange agent’s receipt of the stock certificates and properly completed letter of transmittal. No interest will be paid or accrued on the cash payable upon the surrender of any such stock certificate. Subject to applicable escheat law, Fluke is entitled to cause the exchange agent to deliver to it any funds that have not been distributed within 180 days after the effective time of the merger. After that date, holders of certificates who have not complied with the instructions to exchange their certificates will be entitled to look only to Fluke, as a general unsecured creditor, for payment of the applicable merger consideration, without interest.
      You should not send your Visual Networks stock certificates to the exchange agent until you have received transmittal materials from the exchange agent. Do not return your Visual Networks stock certificates with the enclosed proxy.
      If any of your certificates representing common stock have been lost, stolen or destroyed, you will be entitled to obtain the merger consideration after you make an affidavit of that fact and, if required by Fluke, post a bond as Fluke may direct as indemnity against any claim that may be made against Fluke with respect to your lost, stolen or destroyed stock certificates.
Stock Options, Warrants and the Employee Stock Purchase Plan
      Immediately prior to the effective time of the merger, all outstanding options, including those held by our directors and executive officers, will accelerate and become fully vested. All options not exercised prior to the merger will be cancelled as of the effective time of the merger and the holder of each such option will receive from Fluke an amount in cash, without interest and less applicable taxes, equal to the product of:

•	the number of shares of our common stock subject to such option, as of the effective time of the merger, multiplied by the excess, if any, of $1.83 over the exercise price per share of common stock subject to such option.
      In the event that the exercise price for an option is equal to or greater than $1.83, such option shall be cancelled and have no further force or effect.
      At the effective time of the merger, each holder of our outstanding warrants issued on March 25, 2002 will be entitled (in accordance with the terms of each of these original warrants and the merger agreement) to either:

•	request a replacement warrant representing the right to acquire upon exercise the amount of merger consideration the holder would have been entitled to receive had the holder exercised the original warrant prior to the closing of the merger, which replacement warrant would contain certain modifications, but otherwise be substantially similar to the original warrant; or

•	sell to us its original warrant for an amount in cash equal to the Black Scholes value of the unexercised portion of the original warrant.
      Our 1999 Employee Stock Purchase Plan and all options outstanding under the plan will terminate, effective as of the closing date. The final option period under the plan will end on the last trading day (as defined in the plan) prior to the closing date, and each participating employee will have the ability to choose either to have all monies then credited to such employee’s account returned to the employee or exercise his or her options on the last trading day. If, however, a participating employee does not exercise his or her right of choice, the employee’s options will be automatically exercised in accordance with the plan on that last trading day.
Representations and Warranties
      The merger agreement contains representations and warranties made by us to Fluke and the Merger Sub and representations and warranties made by Fluke and the Merger Sub to us. The statements embodied in those representations and warranties were made solely for purposes of the merger agreement between Fluke and the Merger Sub, on the one hand, and us, on the other hand, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the merger agreement. Moreover, some of those representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from that generally applicable to shareholders or may have been used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. The merger agreement contains customary representations and warranties that we made to Fluke regarding, among other things:

•	corporate matters, including due organization, power and qualification, and our subsidiaries;

•	our capital structure;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters and identification of required governmental filings and consents;

•	absence of conflicts with, or violations of, our and our subsidiaries’ organizational documents or other obligations as a result of the consummation of the transactions contemplated by the merger agreement;

•	accuracy of information contained in registration statements, reports and other documents that we file with the SEC and the compliance of our filings with the SEC since June 30, 2002 with applicable federal securities law requirements and, with respect to financial statements therein, generally accepted accounting principles;

•	accuracy of information contained in this proxy statement;

•	maintenance and effectiveness of disclosure controls and procedures required under applicable federal securities law;

•	compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002;

•	compliance with all applicable listing standards and other rules and regulations of Nasdaq;

•	absence of liabilities, other than asset forth in our September 30, 2005 balance sheet or liabilities incurred in the ordinary course of business that, individually or in the aggregate, could not be reasonably expected to result in a material adverse effect on us;

•	absence of certain changes or events since September 30, 2005, including the absence of a material adverse effect;

•	filing of tax returns, absence of unpaid taxes and other tax matters;

•	owned and leased property;

•	intellectual property and confidentiality matters;

•	our material contracts, including government contracts;

•	litigation, product liability and product recalls;

•	environmental matters;

•	employee benefit plans;

•	compliance with laws;

•	permits;

•	labor matters;

•	insurance;

•	inventory and assets;

•	warranties;

•	customers and suppliers;

•	accounts receivable;

•	absence of existing discussions with third parties regarding any acquisition proposal;

•	receipt of the opinion of our financial advisor;

•	absence of undisclosed brokers’ fees;

•	inapplicability of any anti-takeover statute;

•	absence of unlawful payments;

•	maintenance of our books and records; and

•	absence of discussions with our stockholders regarding the merger or the merger agreement.
      In addition, Fluke and the Merger Sub made representations and warranties regarding, among other things:

•	corporate matters, including due organization, power and qualification;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

•	absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	identification of required governmental filings and consents;

•	accuracy of information supplied for inclusion in this proxy statement;

•	operations of Merger Sub;

•	availability of funds necessary for the merger, including the merger consideration; and

•	litigation.
      A number of our representations and warranties are qualified by a material adverse effect standard. A “Company Material Adverse Effect” means, with respect to Visual Networks, a material adverse change, event, circumstance or development with respect to, or material adverse effect on (1) the business, assets, liabilities, capitalization, financial condition, results of operations or workforce of Visual Networks and its subsidiaries taken as a whole, (2) our ability to consummate the merger or (3) Fluke’s ability to operate our business immediately following closing except that the following, in and of themselves, will not be considered to constitute a company material adverse effect:

•	any adverse change resulting from (1) investment banking, legal, accounting or other expenses incurred in or related to the merger, (2) factors generally affecting the U.S. economy or markets or the software or telecommunications industries generally to the extent they do not disproportionately affect us; or (3) acts of war or terrorism to the extent they do not disproportionately affect us;

•	any adverse change in our revenue that we prove resulted from the announcement or pendency of the merger;

•	the direct and foreseeable effect of any unreasonable refusal by Fluke to consent to our reasonable request to renew or modify contracts, make or change a tax election, incur capital expenditures in excess of certain amounts, or settle disputes in excess of certain amounts; and

•	any breach of the merger agreement by Fluke.
Covenants Relating to the Conduct of Our Business
      From December 1, 2005 through the effective time of the merger, we have agreed, and have agreed to cause our subsidiaries, to conduct our business in the ordinary course of business and use our reasonable best efforts to preserve our business organization, assets, properties and relationships with third parties and to keep available the services of our present officers and key employees.
      During the same period, we have also agreed that, subject to certain exceptions, we will not, and will not permit or cause any of our subsidiaries to, do any of the following without the prior written consent of Fluke:

•	amend our certificate of incorporation or bylaws or comparable charter or organizational documents;

•	sell, transfer or encumber any capital stock of our subsidiaries;

•	issue, reissue, or sell any shares of capital stock or other securities or make any changes in our capital structure (other than shares of common stock issuable pursuant to outstanding options, our employee stock purchase plan or upon the exercise of outstanding warrants or the conversion of our outstanding convertible debentures);

•	declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from wholly owned subsidiaries;

•	split, combine or reclassify any of our outstanding shares of capital stock;

•	enter into, amend or terminate any benefit plan except as required by the merger agreement or applicable law;

•	increase the compensation or benefits payable to our officers and directors;

•	increase compensation payable, other than in the ordinary course of business, to our non-executive employees;

•	transfer, sell, lease, license, abandon, cancel or otherwise dispose of, allow to lapse or encumber any material property or assets;

•	acquire any business or any business organization or division, or any material assets, other than inventory and other items in the ordinary course of business;

•	incur, assume or pre-pay any indebtedness;

•	assume, guarantee, endorse or become liable for the obligations of another person;

•	make any loans or advances, except routine employee advances in the ordinary course of business, or capital contributions to, or investment in, any other person;

•	cancel or forgive any indebtedness;

•	enter into, renew, modify, amend or terminate or waive, release or assign any material rights or claims under, any material contract, other than in the ordinary course of business;

•	alter in any material respect any interest material of Visual Networks in any business entity;

•	agree to modify existing agreements with any governmental entities other than as required by law;

•	permit any insurance policy to lapse or be cancelled;

•	make or change any tax elections, or settle any tax liabilities;

•	change in any material respect our investment or risk management policy;

•	take any action that is intended to result in any of the representations and warranties in the merger agreement becoming untrue;

•	incur any capital expenditures in excess of $50,000 individually or $250,000 in the aggregate until December 31, 2005, and thereafter in excess of $50,000 individually or $400,000 in the aggregate through March 31, 2006;

•	open or close any facility or office;

•	adopt or implement a stockholder rights plan or any anti-takeover device;

•	pay or settle any litigation claim other than in the ordinary course of business in excess of $75,000 individually or $150,000 in the aggregate; or

•	authorize, or commit or agree to take, any of the foregoing actions.
Mutual Covenants of Fluke and Visual Networks
      Visual Networks and Fluke have agreed to:

•	use their respective reasonable efforts to take all actions reasonably necessary and appropriate under applicable law and the merger agreement to consummate the merger as promptly as practicable;

•	make any required filings under the HSR Act and any applicable foreign regulatory filings;

•	not issue any press release or other announcement with respect to the merger or the merger agreement without the prior written consent of the other parties to the merger agreement, except as may be required by law or applicable listing requirements; and

•	promptly notify each other of the occurrence or non-occurrence of any event that would cause a representation or warranty to be inaccurate, any condition to closing to be unsatisfied or any failure to satisfy any condition, covenant or agreement to be complied with or satisfied by it under the merger agreement.
No Solicitation
      The merger agreement provides that, until the effective time of the merger or the earlier termination of the merger agreement, neither Visual Networks nor any of our officers and directors will, and we will use reasonable best efforts to cause our employees, investment bankers, attorneys, accountants and other advisors or representatives not to, directly or indirectly:

•	solicit, initiate or knowingly encourage or take any other action to knowing facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expect to lead to, any acquisition proposal; or

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any confidential information for the purpose of encouraging or facilitating, any acquisition proposal, or otherwise facilitate knowingly any effort or attempt to make an acquisition proposal.
      An “acquisition proposal” means any proposal or offer for a merger, consolidation, dissolution, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving us or any proposal or offer to acquire in any manner, directly or indirectly, over 15% of our equity securities or consolidated total assets.
      However, prior to the adoption of the merger agreement by our stockholders, in response to a bona fide, unsolicited written acquisition proposal made or received after December 1, 2005 that is not subject to any financing condition, other than as a result of a breach by us of the no solicitation provisions of the merger agreement we may provide information to and participate in discussions or negotiations with the person making such acquisition proposal. We may take these actions only:

•	to the extent required by the fiduciary obligations of our board of directors;

•	if our board of directors determines in good faith after consultation with outside counsel and an independent financial advisor that the acquisition proposal is reasonably likely to result in a superior proposal;

•	if such person has entered into a customary confidentiality agreement not less restrictive of such other person than our confidentiality agreement with Fluke; and

•	if we have complied with the no solicitation provisions of the merger agreement.
      A “superior proposal” means any acquisition proposal that would, if consummated, result in a transaction more favorable to our stockholders from a financial point of view than the merger.
      We have agreed to promptly notify Fluke of our receipt of any acquisition proposal, request for information in connection with any acquisition proposal or inquiry with respect to any acquisition proposal, and to provide copies of any written request, acquisition proposal or inquiry, together with the material terms of the acquisition proposal or inquiry and the identity of the person making the acquisition proposal or inquiry. We are also required to keep Fluke informed of the status of any such acquisition proposal or inquiry. We also agreed to cease all discussions and negotiations regarding any acquisition proposal that existed as of the date of the merger agreement and to request the return or destruction of all confidential information provided to the other bidders.
      We have further agreed that, until the effective time of the merger or the earlier termination of the merger agreement, our board of directors will not:

•	withdraw, modify or qualify in a manner adverse to Fluke, its adoption of the merger agreement or its recommendation that stockholders vote to adopt the merger agreement (including publicly taking a neutral position or no position with respect to an acquisition proposal);

•	cause or permit us to enter into any letter of intent, merger agreement or similar agreement providing for the consummation of a transaction contemplated by an acquisition proposal (other than a confidentiality agreement as discussed above); or

•	adopt, approve or recommend any acquisition proposal.
      However, prior to the adoption of the merger agreement by our stockholders, our board of directors may withdraw or modify its recommendation with respect to the merger agreement if our board of directors determines in good faith, after consultation with outside counsel, that its fiduciary duties requires it to do so but only if:

•	such acquisition proposal did not result from a breach by us of the no solicitation provisions of the merger agreement;

•	we complied with the no solicitation provisions of the merger agreement, including the notification provisions;

•	our board provided prior written notice to Fluke that it is prepared to effect a withdrawal or modification in a manner adverse to Fluke of its recommendation that our stockholders vote in favor of the merger and the adoption of the merger agreement; and

•	Fluke did not make within three business days after receipt of such notice, a proposal that our board determined in good faith, after consultation with its financial advisor, is at least as favorable to our stockholders as such superior proposal.
      Nothing in the merger agreement prohibits us or our representatives from taking and disclosing a position to our stockholders with respect to a tender offer contemplated by Rules 14d-9 and 14e-2 of the Exchange Act or from making any required disclosure to our stockholders, if our board of directors determines in good faith, and after consultation with outside counsel, that failure to do so would be inconsistent with its obligations under applicable law.
      Nonetheless, neither we nor our board may recommend that our stockholders tender or exchange their shares of our common stock in connection with any such tender or exchange offer or withdraw or modify in a manner adverse to Fluke its recommendation with respect to the merger or the adoption of the merger agreement by our stockholders, in each case unless the requirements of the no solicitation provisions of the merger agreement have been satisfied.
Stockholders’ Meeting
      We have agreed to hold as promptly as practicable a meeting of our stockholders to vote on the proposal to adopt the merger agreement. Unless the merger agreement has been terminated in accordance with its terms, we are required to hold the meeting regardless of whether our board of directors determines to withdraw or modify its recommendation that stockholders adopt the merger agreement. Subject to the provisions described above under “— No Solicitation”, we are required to take all reasonable and lawful action to solicit from our stockholders proxies in favor of approval of the merger and adoption of the merger agreement, and all other actions reasonable necessary or advisable to secure the vote or consent of our stockholders required by the rules of The Nasdaq Capital Market or the DGCL.
Employee Matters
      After the consummation of the merger, Fluke will arrange for each of our employees who becomes an employee of Fluke to participate in the Fluke benefit plans in accordance with the eligibility criteria of those plans, or at Fluke’s option, provide for their continued participation in our existing benefit plans. The service of our employees before the merger will be recognized after the merger for the purpose of eligibility and vesting, waiting periods, pre-existing conditions, limitations and all other purposes in the Fluke benefit plans.
Indemnification and Insurance
      Fluke has agreed that, for a period of six years following the effective time of the merger, it and the surviving corporation will indemnify our current and former directors and officers against losses arising out of or pertaining to the fact that those persons were directors or officers of Visual Networks. Fluke has also agreed to cause the surviving corporation to maintain in effect, for six years after the merger, the current policies of the directors’ and officers’ liability insurance maintained by Visual Networks with respect to matters existing or occurring at or prior to the effective time, so long as the aggregate annual premiums for such insurance would not be in excess of 150% of the annual premiums paid by us in our most recent fiscal year (this amount is referred to below in this section as the maximum premium). If any of our existing insurance policies expires, is terminated or is canceled during such six-year period, or if the premiums for such insurance exceed the maximum premium, Fluke shall cause the surviving corporation to obtain as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the maximum premium, on terms and conditions as favorable as can be obtained in comparison to our existing directors’ and officers’ liability insurance. For more information, please refer to “The Merger — Interests of Certain Persons in the Merger.”
Conditions to the Merger
      Our and Fluke’s and Merger Sub’s obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	our stockholders must have approved the merger agreement;

•	the applicable waiting period under the HSR Act must have expired or been terminated; and

•	other than the filing of the certificate of merger, all authorizations, consents, orders and approvals and all filings required filed with, or expirations of waiting periods imposed by, any governmental entity in connection with the merger and the consummation of the other transactions contemplated by the merger agreement shall have been filed or obtained; and

•	no governmental entity shall have enacted, issued, promulgated, enforced or entered any order, stay, decree, judgment or injunction or statute, rule or regulation that is in effect and that has the effect of making the merger illegal or otherwise prohibiting consummation of the merger.

      In addition, our obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of Fluke in the merger agreement (without giving effect to any limitation as to materiality or material adverse effect) must be true and correct as of December 1, 2005 and as of the closing date of the merger as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct, individually or in the aggregate, has not had, and could not reasonably be likely to have, a material adverse effect on Fluke; and

•	each of Fluke and Merger Sub must have performed, in all material respects, all obligations required to be performed by it under the merger agreement.
      In addition, the obligation of Fluke and Merger Sub to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	our representations and warranties in the merger agreement (without giving effect to any limitation as to materiality or material adverse effect) must be true and correct as of December 1, 2005 and as of the closing date of the merger as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct that, individually or in the aggregate, has not had, and could not reasonably be likely to have, a material adverse effect on us;

•	we must have performed, in all material respects, all obligations required to be performed by us under the merger agreement;

•	all governmental and other filings, consents and approvals required of both Fluke and us and specified in the merger agreement shall have been made or obtained;

•	other than the filing of the certificate of merger, all authorizations, consents, orders and approvals and all filings required filed with, or expirations of waiting periods imposed by, any governmental entity in connection with the merger and the consummation of the other transactions contemplated by the merger agreement shall have been filed or obtained;

•	there must not have occurred any change, event, circumstance or development since December 1, 2005 that has had, or is reasonably likely to have, a material adverse effect on us;

•	our directors must have submitted their resignations to be effective at the closing of the merger;

•	we shall have terminated our stock option plans, to the extent requested by Fluke at least ten days prior to closing and our benefit plans and arrangements;

•	a specified number of our employees shall have entered into employment agreements with the surviving corporation;

•	all of our outstanding debentures shall as of the effective time of the merger have either been converted into shares of our common stock or tendered to the us; and

•	the number of shares held by stockholders exercising their appraisal rights shall not exceed 10% of our outstanding shares.

Termination
      The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger (notwithstanding any approval by our stockholders):

•	by the mutual written consent of us and Fluke;

•	by either party if:

•	the merger is not completed by March 31, 2006 (other than because of the failure to fulfill an obligation under the merger agreement by the party seeking termination);

•	if any order permanently restraining, enjoining or otherwise prohibiting the merger shall become final and nonappealable;

•	if the other party to the merger agreement breaches or fails to perform any of its representations or agreements in the merger agreement, which breach or failure to perform (i) would cause the non-breaching party’s conditions to closing not to be satisfied and (ii) shall not have been cured within 20 days of written notice of the breach or failure to perform; or

•	if our stockholders fail to adopt the merger agreement at the special meeting (other than because of the failure to fulfill an obligation under the merger agreement by the party seeking termination);

•	by Fluke if:

•	our board of directors fails to recommend, or, in a manner adverse to Fluke, withholds, withdraws, qualifies or modifies its recommendation that our stockholders adopt the merger agreement or takes a neutral position or no position with respect to an acquisition proposal beyond the time permitted under the merger agreement;

•	our board fails to reconfirm its recommendation as promptly as practicable (but in any event within five business days) after Fluke requests it to do so;

•	our board approves, recommends or adopts an acquisition proposal (or publicly announces an intention to do so); or

•	if a tender offer or exchange offer is made for our common stock and our board of directors either recommends that our stockholders accept a tender offer or exchange offer for our common stock or, within ten business days after commencement of a tender offer or exchange offer, fails to recommend against acceptance of the offer;
Termination Fee
      The merger agreement obligates us to pay a termination fee to Fluke of $2.5 million, if:

•	the merger has not been completed by March 31, 2006 or our stockholders did not adopt the merger agreement at the meeting of our stockholders where such vote was taken, and after December 1, 2005 and prior to March 31, 2006 or our stockholders’ failure to adopt the merger agreement, as the case may be, any acquisition proposal is publicly disclosed and not withdrawn;

•	the merger is terminated by Fluke because:

•	our board fails to include in this proxy statement its recommendation that our stockholders vote in favor of the merger and the adoption of the merger agreement, or withholds, withdraws or modifies its recommendation that our stockholders vote in favor of the merger and adoption of the merger agreement;

•	our board approves or recommends an acquisition proposal;

•	a tender or exchange offer for outstanding shares of our common stock has been commenced and our board recommends that our stockholders tender their shares in such tender or exchange offer or,

within ten business days after commencement of a tender offer or exchange offer, fails to recommend rejection of the offer;

•	we have breached our obligations under the no solicitation provisions of the merger agreement or our obligations with respect to filing the proxy statement or holding our stockholders meeting; or

•	we have breached or failed to perform a representation, warranty or agreement set forth in the merger agreement and such breach or failure would cause the conditions upon which Fluke would be obligated to effect the merger not to be satisfied.

      In certain circumstances where the merger agreement is terminated, but we are not obligated to pay the termination fee described above, we may be required to reimburse Fluke for certain transaction costs up to a maximum of $500,000.
Amendment
      The parties may amend the merger agreement at any time before or after approval of the matters presented in connection with the merger agreement by the stockholders of any party. However, after stockholder approval has been obtained, the parties may not amend the merger agreement which by law requires further approval by such stockholders without obtaining such further approval. The merger agreement also provides that, at any time prior to the effective time of the merger, the parties may extend the time for the performance of any obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties in the merger agreement or any document delivered in connection therewith or waive compliance with any of the agreements or conditions contained in the merger agreement.
Delisting and Deregistration of the Common Stock after the Merger
      If the merger is completed, our common stock will be delisted from The Nasdaq Capital Market and will be deregistered under the 1934 Act. Thus, if the merger is approved and consummated, Visual Networks will cease to be an independent, publicly traded company and instead continue as a wholly owned subsidiary of Fluke, and your shares of our common stock will represent only the right to receive the merger consideration.
      Thus, if the merger is completed, holders of shares of our common stock will not have an opportunity to continue to hold an equity interest in the surviving company as an ongoing corporation and, therefore, will not have the opportunity to share in the future earnings, dividends or growth, if any, of the surviving corporation.
Voting Agreements

Management
      On December 1, 2005, each of Messrs. Barker and Fuller and two members of our board of directors, Peter J. Minihane and William J. Smith, referred to in this section as participating management stockholders, entered into voting and option agreements with Fluke. As of December 19, 2005, these participating management stockholders hold approximately 0.59% of our issued and outstanding common stock. See “Security Ownership of Certain Management and Beneficial Owners.”
      Agreement to Vote Shares. Among other things, the voting and option agreements provide that each of the participating management stockholders must vote (or cause to be voted) their shares of our common stock, referred to as subject shares in the voting agreement, in favor of adoption of the merger agreement and the related transactions at any stockholders’ meeting called for such purpose and in any other circumstance where such approval is sought. Pursuant to such agreement, each of the participating management stockholders granted Fluke an irrevocable proxy during the term of the voting and option agreement to vote the subject shares on all matters.
      Other Covenants. In addition, each participating management stockholder agreed not to:

•	transfer or otherwise dispose of or encumber any of the subject shares in contravention of its obligations under the voting agreement;

•	enter into any other voting arrangement with respect to the subject shares that is inconsistent with the voting agreement; or

•	to the extent permitted by law, exercise any rights to appraisal or dissent it may have.
      Option. The management stockholders have granted irrevocable options to the Merger Sub to purchase, in the aggregate 206,096 shares of Visual Networks common stock plus any shares that they acquire upon exercise of options held by them, which together we refer to as the option shares. The Merger Sub may exercise the options, with respect to each management stockholder as a whole and not in part, at a price of $1.83 per option share in cash if Fluke terminates the merger agreement because (1) our board of directors failed to recommend adoption of the merger agreement or withholds or modifies its recommendation, (2) our board of directors fails to reconfirm without qualification its recommendation of the merger agreement within five days after Fluke requests such reconfirmation, (3) our board of directors approves or recommends to our stockholders an acquisition proposal other than the merger, (4) a tender offer or exchange offer for our common stock commences and our board of directors recommends that our stockholders tender their shares is such offer or fails to recommend against such offer or (5) we breach our obligations under the no solicitation provisions of the merger agreement or our obligations with respect to filing this proxy statement or holding our stockholder meeting. The Merger Sub may exercise the options only during the period commencing on the termination of the merger agreement by Fluke and ending 96 hours after the termination. If the purchase of the option shares does not occur within 90 days after the Merger Sub’s exercise of the option, the option will terminate and be of no further force or effect, unless such failure resulted from a failure of the management stockholder to comply with the management stockholder’s voting agreement. The management stockholders have also agreed to pay to Fluke 67% of the proceeds they receive on a transfer of the option shares with the Merger Sub under certain circumstances.
      Termination. Each participating management stockholder’s voting agreement and the proxy granted pursuant to such voting agreement will terminate upon the earliest of:

•	the effective time of the merger;

•	the date on which the merger agreement is terminated;

•	with respect to a participating management stockholder that suffers a material adverse effect from an amendment made to the merger agreement, the date on which such amendment is made;

•	with respect to a participating management stockholder that sells the subject shares in accordance with the terms of the voting agreement, the date of such sale; and

•	delivery of a termination notice from Fluke to the participating management stockholder.

Special Situations Funds
      On December 1, 2005, SSF entered into a voting and noteholder agreement with Fluke. As of December 19, 2005, Special Situations Funds held 10.56% of our issued and outstanding common stock and has the right to vote 3,674,492 shares of our common stock.
      Agreement to Vote Shares. The SSF voting and noteholder agreement provides that SSF must vote (or cause to be voted) its shares of our common stock, referred to as subject shares below, in favor of adoption of the merger agreement and the related transactions at any stockholders’ meeting called for such purpose and in any other circumstance where such approval is sought. Pursuant to such agreement, SSF granted Fluke (through Merger Sub) an irrevocable proxy during the term of the voting agreement to vote the subject shares on all matters.
      Other Covenants. In addition, SSF has agreed:

•	to convert the debentures at the closing of the merger;

•	subject to certain exclusions (referred to as permitted transfers under the voting and noteholder agreement), not to transfer or otherwise dispose of or encumber any of the subject shares in contravention of its obligations under the voting agreement or to transfer the debentures, and, in the case of permitted transfers, to provide Fluke (through Merger Sub) a right of first refusal to acquire the subject shares proposed to be transferred by SSF;

•	not to solicit an “acquisition proposal” or a “superior proposal” as described under the caption “The Merger Agreement — No Solicitation”; and

•	not to the extent permitted by law, exercise any rights to appraisal or dissent it may have.

      Termination. The voting and noteholder agreement and the proxy granted pursuant to such voting agreement will terminate upon the earliest of:

•	the effective time of the merger;

•	the date on which the merger agreement is terminated; and

•	the failure of Fluke or Merger Sub to make payment on the settlement date in connection with any proposed transfer of covered shares that it has offered to acquire pursuant to its right of first refusal, but only if such failure to make payment is not cured within two business days after notice from SSF of such failure.

PROPOSAL NO. 2: PROPOSAL TO GRANT AUTHORITY TO
ADJOURN THE SPECIAL MEETING
The Adjournment Proposal
      If, at the special meeting, the number of shares of our common stock present or represented and voting in favor of the adoption of the merger agreement is insufficient to adopt that proposal under applicable law, Lawrence S. Barker and Donald E. Clarke, the Company’s President and Chief Executive Officer and Executive Vice President, Chief Financial Officer and Secretary, respectively, and each of them individually, the proxy holders, intend to move to adjourn the special meeting in order to enable our board of directors to solicit additional proxies in respect of the adoption of the merger agreement. In that event, we will ask our stockholders to vote only upon the adjournment proposal, and not the proposal regarding the merger agreement.
      In this proposal, we are asking our stockholders to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the merger agreement to defeat that proposal, we could adjourn the special meeting without a vote on the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of the merger agreement.
Board of Directors Recommendation
      Our board of directors believes that if the number of shares of our common stock present or represented at the special meeting and voting in favor of the merger agreement is insufficient to approve that proposal, it is in the best interests of our stockholders to enable our board of directors to continue to seek to obtain a sufficient number of additional votes in favor of the merger agreement to bring about its approval.
      The board of directors recommends that you vote “FOR” the adjournment proposal.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
      The following table sets forth information regarding the beneficial ownership of our common stock by:

•	each person or entity who is known by us to own beneficially more than 5% of our outstanding common stock;

•	each of our named executive officers;

•	each of our current directors; and

•	all of our directors and executive officers as a group.
      Information is as of December 19, 2005 for our directors and executive officers. Unless otherwise noted, information for 5% holders is as disclosed in reports regarding such ownership filed with the Securities and Exchange Commission in accordance with Sections 13(d) or 13(g) of the 1934 Act, on the dates indicated in the notes to the table.

	Number of	Percent
	Shares	of
	Beneficially	Shares
Name of Beneficial Owner	Owned	Outstanding(1)

Austin W. Marxe and David M. Greenhouse(2)	11,732,980	33.7%
Kopp Investment Advisors, LLC(3)	4,003,650	11.5
FMR Corp.(4)	2,347,404	6.7
Lawrence S. Barker(5)	1,412,523	4.1
Peter J. Minihane(6)	624,475	1.8
Wayne R. Fuller(7)	534,929	1.5
Donald E. Clarke(8)	450,000	1.3
William J. Smith(9)	240,004	*
Mark Skurla(10)	200,000	*
William H. Washecka(11)	150,000	*
Edward H. Kennedy(12)	135,415	*
Edward L. Glotzbach(13)	135,415	*
All executive officers and directors as a group (9 persons)(14)	3,882,761	11.2

*	Less than 1%.

(1)	As of December 19, 2005, we had outstanding 34,786,620 shares of our common stock. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock, which that person could purchase by exercising outstanding options and options which will become exercisable upon closing of the merger, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Consists of (i) 1,926,881 shares of common stock and 3,300,992 shares of common stock issuable upon the conversion of $4,195,151 in principal amount and accrued interest of debentures owned by Special Situations Fund III, L.P., (ii) 586,725 shares of common stock and 1,005,134 shares of common stock issuable upon the conversion of $1,277,401 in principal amount and accrued interest of debentures owned by Special Situations Cayman Fund, L.P., (iii) 980,786 shares of common stock, 2,899,843 shares of common stock issuable upon the conversion of $3,685,340 in principal amount and accrued interest of debentures and 147,171 shares of common stock issuable upon the exercise of warrants owned by Special Situations Private Equity Fund, L.P., (iv) 26,019 shares of common stock, 102,521 shares of common stock issuable upon the conversion of $130,291 in principal amount and accrued interest of debentures and 6,992 shares of common stock issuable upon the exercise of warrants owned by Special Situations Technology Fund, L.P., and (v) 154,081 shares of common stock, 560,100 shares of common stock issuable upon the conversion of $711,818 in principal amount and accrued interest of debentures and 35,735 shares of common stock issuable upon the exercise of warrants owned by Special Situations Technology Fund II, L.P. The shares of our common stock issuable upon conversion of the debentures reflect a reduction in the conversion price of $1.45 per share to $1.30 per share. Accrued interest was based on an assumption that the merger will close on January 20, 2006. MGP Advisors Limited (“MGP”) is the general partner of Special Situations Fund III, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP and the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. SST Advisers, L.L.C. (“SSTA”) is the general partner of and investment adviser to the Special Situations Technology Fund, L.P. and the Special Situations Technology Fund II, L.P. MG Advisers, L.L.C. (“MG”) is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP, AWM, SSTA and MG. Through their control of MGP, AWM SSTA and MG, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above. The principal business address for Messrs. Marxe and Greenhouse is 153 East 53rd Street, 55th Floor, New York, New York 10022.

(3)	Kopp Investment Advisors has sole voting power with respect to 3,235,900 of such shares of our common stock, sole dispositive power over 1,000,000 of such shares of our common stock and shared dispositive power over 3,000,650 shares of our common stock. All such shares are deemed beneficially owned by Kopp Investment Advisors, Kopp Holding Company LLC, Kopp Holding Company and LeRoy C. Kopp. The address of these beneficial owners is 7701 France Avenue South, Suite 500, Edina, MN 56435.

(4)	Fidelity Management and Research Company, a wholly owned subsidiary of FMR Corp. and an investment advisor, is the beneficial owner of 2,264,102 shares of common stock as a result of acting as investment advisor to various investment companies. Edward C. Johnson III, FMR Corp. and the funds each has sole power to dispose of the shares. Neither FMR Corp. nor Edward C. Johnson III has the sole power to vote or direct the voting of the shares owned directly by Fidelity Funds, which power resides with its board of trustees. Fidelity Management and Trust Company is the beneficial owner of 83,302 shares of common stock. Edward C. Johnson III, a wholly owned subsidiary of FMR Corp., and FMR Corp. each has sole dispositive and voting power over such shares. The address of these beneficial owners is 82 Devonshire Street, Boston, MA 02109.

(5)	Represents 101,373 shares of common stock and 1,311,150 shares of common stock issuable upon exercise of options, of which 1,011,150 shares are “in-the-money.”

(6)	Represents 68,623 shares of common stock and 555,852 shares of common stock issuable upon exercise of options, of which 50,000 shares are “in-the-money.”

(7)	Represents 7,596 shares of common stock and 527,333 shares of common stock issuable upon exercise of options, of which 270,000 shares are “in-the-money.”

(8)	Represents 450,000 shares of common stock issuable upon exercise of options, of which 150,000 shares are “in-the-money.”

(9)	Represents 28,504 shares of common stock and 211,500 shares of common stock issuable upon exercise of options, of which 56,000 shares are “in-the-money.”

(10)	Represents 200,000 shares of common stock issuable upon exercise of options, of which 100,000 shares are “in-the-money.”

(11)	Represents 150,000 shares of common stock issuable upon exercise of options, of which 125,000 shares are “in-the-money.”

(12)	Represents 135,415 shares of common stock issuable upon exercise of options, of which 25,000 shares are “in-the-money.”

(13)	Represents 135,415 shares of common stock issuable upon exercise of options, of which 25,000 shares are “in-the-money.”

(14)	Includes an aggregate of 3,676,665 shares of common stock issuable upon exercise of options, of which 1,812,150 shares are “in-the-money.”

      Concurrently with the execution of the merger agreement, each of Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P., Special Situations Technology Fund, L.P., Special Situations Technology Fund II, L.P. (we refer to all these funds, collectively, as SSF or Special Situations Funds) and certain of our executive officers and the members of our board of directors who own our common stock, entered into voting agreements with Fluke. Pursuant to these voting agreements, each of these stockholders agreed to vote their shares of our common stock in favor of adoption of the merger agreement and the related transactions at any stockholders meeting called for such purpose. In addition, our officers and directors agreed not to transfer any of their shares of our common stock in contravention of their obligation to vote for adoption of the merger agreement and SSF agreed to similar restrictions on the transfer of its shares and debentures, but with certain exclusions permitting transfers. As of December 19, 2005, Special Situations Funds held 10.56% of our issued and outstanding common and our officers and directors that entered into voting agreements held collectively 0.59% of our issued and outstanding common stock.
ADDITIONAL INFORMATION
Other Matters
      We know of no other matters that will be presented for consideration at the special meeting. If any other matters properly come before the special meeting, it is the intention of the proxy holders named in the enclosed form of proxy to vote the shares they represent as the board of directors may recommend unless authority to do so is specifically withheld on the proxy card or the voting instructions card, as the case may be.
Other Stockholder Meetings
      If we complete the merger, we will no longer have public stockholders or any public participation in our stockholder meetings. If we do not complete the merger, we intend to hold our next annual stockholder meeting in 2006. In that case, if you are still a stockholder as of the record date of such meeting, you will continue to be entitled to attend and participate in our 2006 annual stockholder meeting.
Advance Notice Procedures
      Under our bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the board of directors or by a stockholder entitled to vote who has delivered written notice to our secretary (containing certain information specified in the bylaws about the stockholder and the proposed action) not less than 90 or more than 120 days prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year’s annual meeting (April 20, 2006) — that is, with respect to the 2006 annual meeting, between January 3, 2006 and February 2, 2006. However, if the date of the annual meeting is delayed more than 60 days from April 20, 2006, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made by the corporation. These requirements are separate from, and in addition to, the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement.
      Pursuant to the rules and regulation promulgated by the SEC, in order to have a stockholder proposal included in our proxy statement in connection with the 2006 annual stockholder meeting, the proposal must have been received at our principal executive offices not less than 120 calendar days before April 20, 2006, or February 1, 2006. However, if the date of this year’s annual meeting is changed by more than 30 days from April 20, 2006, then the deadline is a reasonable time before we begin to print and mail our proxy materials.

WHERE YOU CAN FIND MORE INFORMATION
      Visual Networks files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the following location:
Securities and Exchange Commission
Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549
      Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings are also available to the public from document retrieval services and the internet website maintained by the Securities and Exchange Commission at http://www.sec.gov.
      You may obtain the above-mentioned documents, without charge, by requesting them in writing or by telephone from the appropriate party at the following address:
Visual Networks, Inc.
2092 Gaither Road
Rockville, Maryland 20850
Investor Relations
Attention: David Peiken
Telephone: (301) 296-2300
      If you would like to request documents from us, please do so by January 13, 2006 to receive them before the special meeting.
      You should rely only on the information contained in this proxy statement to vote on the merger agreement proposal. This proxy statement is dated as of December 23, 2005. You should not assume that the information contained in this proxy statement is accurate as of any other date. No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person.

Annex A
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
FLUKE ELECTRONICS CORPORATION,
HEA CORPORATION
AND
VISUAL NETWORKS, INC.
DATED AS OF DECEMBER 1, 2005

ARTICLE I

THE MERGER		1
1.1	Effective Time of the Merger	1
1.2	Closing	1
1.3	Effects of the Merger	2
1.4	Directors and Officers	2
ARTICLE II

CONVERSION OF SECURITIES		2
2.1	Conversion of Capital Stock	2
2.2	Exchange of Certificates	3
2.3	Dissenting Shares	4
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY		5
3.1	Organization, Standing and Power; Subsidiaries	5
3.2	Capitalization	6
3.3	Authority; No Conflict; Required Filings and Consents	8
3.4	SEC Filings; Financial Statements; Information Provided	9
3.5	No Undisclosed Liabilities; Indebtedness	12
3.6	Absence of Certain Changes or Events	12
3.7	Taxes	12
3.8	Owned and Leased Real Properties	14
3.9	Intellectual Property and Confidentiality	15
3.10	Agreements, Contracts and Commitments; Government Contracts	18
3.11	Litigation; Product Liability; Product Recalls	19
3.12	Environmental Matters	20
3.13	Employee Benefit Plans	22
3.14	Compliance With Laws	25
3.15	Permits	25
3.16	Labor Matters	25
3.17	Insurance	27
3.18	Inventory	27
3.19	Assets	27
3.20	Warranty	27
3.21	Customers and Suppliers	27
3.22	Accounts Receivable	28
3.23	No Existing Discussions	28
3.24	Opinion of Financial Advisor	28
3.25	Brokers; Schedule of Fees and Expenses	28
3.26	Certain Approvals	28
3.27	Unlawful Payments	28
3.28	Books and Records	28
3.29	No Discussions with Company Stockholders	28

i

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY		29
4.1	Organization, Standing and Power	29
4.2	Authority; No Conflict; Required Filings and Consents	29
4.3	Information Provided	30
4.4	Operations of the Transitory Subsidiary	30
4.5	Financing	30
4.6	Litigation	30
ARTICLE V

CONDUCT OF BUSINESS		30
5.1	Covenants of the Company	30
5.2	Confidentiality	33
ARTICLE VI

ADDITIONAL AGREEMENTS		33
6.1	No Solicitation	33
6.2	Proxy Statement	35
6.3	Nasdaq Quotation	36
6.4	Access to Information	36
6.5	Company Stockholders Meeting	36
6.6	Conveyance Taxes	37
6.7	Legal Conditions to the Merger	37
6.8	Public Disclosure	38
6.9	Company Option Plans; Company ESPP	38
6.10	Stockholder Litigation	39
6.11	Indemnification	39
6.12	Notification of Certain Matters	40
6.13	Company 401(k) Plan	40
6.14	Loans to Company Employees, Officers and Directors	40
6.15	Takeover Statutes and Laws	41
6.16	Tax Practices	41
6.17	Standstill Agreements; Confidentiality Agreements	41
6.18	Certain Employee Matters	41
6.19	Employment Agreements	41
6.20	Customer Invoicing	41
ARTICLE VII

CONDITIONS TO MERGER		42
7.1	Conditions to Each Party’s Obligation To Effect the Merger	42
7.2	Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary	42
7.3	Additional Conditions to Obligations of the Company	44

ARTICLE VIII

TERMINATION AND AMENDMENT		44
8.1	Termination	44
8.2	Effect of Termination	45
8.3	Fees and Expenses	45
8.4	Amendment	46
8.5	Extension; Waiver	46
ARTICLE IX

MISCELLANEOUS		47
9.1	Nonsurvival of Representations, Warranties or Agreements	47
9.2	Notices	47
9.3	Entire Agreement	47
9.4	No Third Party Beneficiaries	48
9.5	Assignment	48
9.6	Severability	48
9.7	Counterparts and Signature	48
9.8	Interpretation	48
9.9	Governing Law	49
9.10	Remedies	49
9.11	Submission to Jurisdiction	49
9.12	Waiver Of Jury Trial	49

Schedule A-1	Parties to Voting and Stockholder Option Agreements
Schedule A-2	Parties to Voting and Noteholder Agreement
Exhibit A-1	Form of Voting and Stockholder Option Agreement
Exhibit A-2	Form of Voting and Noteholder Option Agreement
Exhibit B	Amended and Restated Certificate of Incorporation
Exhibit C	List of Specified Employees
Exhibit D-1	List of Specified Employees
Exhibit D-2	Form of Employment Agreement

TABLE OF DEFINED TERMS

Reference in
Terms	Agreement

2002 Warrants	Section 2.1(e)
Acquisition Proposal	Section 6.1(f)
Adverse Recommendation Notice	Section 6.1(b)
Affiliate	Section 3.2(d)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)
Antitrust Laws	Section 6.7(b)
Antitrust Order	Section 6.7(b)
Benefit Arrangement	Section 3.13(a)
Benefit Plan	Section 3.13(a)
Books and Records	Section 3.28
Buyer	Preamble
Buyer Material Adverse Effect	Section 4.1
CERCLA	Section 3.12(b)
Certificate of Merger	Section 1.1
Certificates	Section 2.2(a)
Change in Recommendation	Section 6.1(b)
Closing	Section 1.2
Closing Date	Section 1.2
COBRA	Section 3.13(j)
Code	Section 2.2(g)
Company	Preamble
Company Balance Sheet	Section 3.4(b)
Company Benefit Arrangement	Section 3.13(a)
Company Board	Section 3.3(a)
Company Common Stock	Section 2.1(a)
Company Convertible Securities	Section 3.2(c)
Company Disclosure Schedule	Article III
Company Employee Plans	Section 3.13(a)
Company ESPP	Section 3.2(c)
Company Leases	Section 3.8(e)
Company Material Adverse Effect	Section 3.1(a)
Company Material Contracts	Section 3.10(a)
Company Option Plans	Section 3.2(c)
Company Permits	Section 3.15
Company Plan	Section 3.13(a)
Company Preferred Stock	Section 3.2(a)
Company SEC Reports	Section 3.4(a)
Company Stock Options	Section 3.2(c)
Company Stockholder Approval	Section 3.3(a)
Company Stockholders Meeting	Section 3.4(c)
Company Voting Proposal	Section 3.3(a)

Reference in
Terms	Agreement

Confidentiality Agreement	Section 5.2
Contamination	Section 3.12(c)
Contracts	Section 5.1(j)
DGCL	Preamble
Dissenting Shares	Section 2.3
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.13(a)
Environment	Section 3.12(a)
Environmental Law	Section 3.12(a)
Environmental Matters	Section 3.12(a)
Environmental Permits	Section 3.12(c)
ERISA Affiliate	Section 3.13(a)
ERISA	Section 3.13(a)
Exchange Act	Section 3.3(c)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Foreign Plan	Section 3.13(l)
GAAP	Section 3.4(b)
Governmental Entity	Section 3.3(c)
Government Regulations	Section 3.8(b)
Hazardous Material	Section 3.12(a)
HSR Act	Section 3.3(c)
Indebtedness	Section 3.5(b)
Indemnified Parties	Section 6.11(a)
Instruments of Indebtedness	Section 3.10(a)
Insurance Policies	Section 3.17
Intellectual Property	Section 3.9(b)
IRS	Section 3.13(b)
Key Contract	Section 3.10(a)
Key Customer	Section 3.21
Laws	Section 3.9(e)
Licensed Intellectual Property	Section 3.9(b)
Liens	Section 3.2(g)
Merger	Preamble
Merger Consideration	Section 2.1(a)
Open Source Materials	Section 3.9(i)
Ordinary Course of Business	Section 3.2(d)
Outside Date	Section 8.1(b)
Owned Intellectual Property	Section 3.9(a)
Patent Applications	Section 3.9(a)
Pension Plan	Section 3.13(a)
Person	Section 3.9(d)
Potentially Superior Proposal	Section 6.1(a)
Proxy Statement	Section 3.4(c)

v

Reference in
Terms	Agreement

Qualified Plan	Section 3.13(a)
Real Estate	Section 3.8(a)
Registered Intellectual Property	Section 3.9(a)
Regulation M-A Filing	Section 3.4(c)
Related Employer	Section 3.13(a)
Release	Section 3.12(a)
Representatives	Section 6.1(a)
Requisite Regulatory Approvals	Section 7.1(c)
Sarbanes-Oxley Act	Section 3.4(f)
SEC	Section 3.3(c)
Securities Act	Section 3.2(d)
Specified Time	Section 6.1(a)
Subsidiary	Section 3.1(b)
Superior Proposal	Section 6.1(f)
Surviving Corporation	Section 1.3
Tax Returns	Section 3.7(a)
Taxes	Section 3.7(a)
Transitory Subsidiary	Preamble
Voting and Stockholder Option Agreements	Preamble
Voting and Noteholder Option Agreements	Preamble
WARN Act	Section 3.16(e)

AGREEMENT AND PLAN OF MERGER
      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 1, 2005, is by and among Fluke Electronics Corporation, a Delaware corporation (the “Buyer”), HEA Corporation, a Delaware corporation and a wholly-owned subsidiary of the Buyer (the “Transitory Subsidiary”), and Visual Networks, Inc., a Delaware corporation (the “Company”).
      WHEREAS, the Boards of Directors of the Buyer and the Company deem it advisable and in the best interests of each corporation and their respective stockholders that the Buyer acquire the Company in order to advance the long-term business interests of the Buyer and the Company; and
      WHEREAS, the acquisition of the Company shall be effected through a merger (the “Merger”) of the Transitory Subsidiary into the Company in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), as a result of which the Company shall become a wholly-owned subsidiary of the Buyer; and
      WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Buyer’s willingness to enter into this Agreement, (i) the officers, directors and certain stockholders of the Company listed on     Schedule A-1 have entered into Voting and Stockholder Option Agreements, dated as of the date of this Agreement, in the form attached hereto as     Exhibit A-1 (the “Voting and Stockholder Option Agreements”), pursuant to which such stockholders have, among other things, agreed to vote all of the shares of capital stock of the Company that such stockholders own in favor of the Merger and to grant an option to the Buyer to purchase, under certain circumstances, the shares of capital stock of the Company Common Stock beneficially owned by such stockholders and (ii) the holders of the Company’s 5% Senior Secured Convertible Notes due December 31, 2007 listed on     Schedule A-2 have entered into the Voting and Noteholder Agreement, dated as of the date of this Agreement, in the form attached hereto as     Exhibit A-2 (the “Voting and Noteholder Option Agreements”), pursuant to which such noteholders have, among other things, agreed to convert all notes held by them into shares of common stock of the Company under certain circumstances, to vote all shares of capital stock of the Company held by such noteholders in favor of the Merger and to grant an option to the Buyer to purchase, under certain circumstances, the notes and shares of capital stock of the Company beneficially owned by such noteholders; and
      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the Buyer, the Transitory Subsidiary and the Company agree as follows:
ARTICLE I
THE MERGER
      1.1     Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing, the Buyer shall prepare, and on the Closing Date or as soon as practicable thereafter the Buyer shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed by the Surviving Corporation in accordance with, the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the “Effective Time”).
      1.2     Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the

1

offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by the Buyer and the Company.
      1.3     Effects of the Merger. At the Effective Time (i) the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company (the Company following the Merger is sometimes referred to herein as the “Surviving Corporation”), (ii) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety in the form attached hereto as     Exhibit B, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation, until further amended in accordance with the DGCL and (iii) the by-laws of the Transitory Subsidiary as in effect immediately prior to the Effective Time shall be amended to change all references to the name of the Transitory Subsidiary to refer to the name of the Company, and, as so amended, such by-laws shall be the by-laws of the Surviving Corporation, until further amended in accordance with the DGCL. The Merger shall have the effects set forth in the applicable provisions of the DGCL.
      1.4     Directors and Officers. The directors and officers of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.
ARTICLE II
CONVERSION OF SECURITIES
      2.1     Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

(a) Subject to Section 2.2, each share of common stock, $0.01 par value per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than (i) Company Common Stock held in the Company’s treasury or by any wholly-owned Subsidiary of the Company, (ii) Company Common Stock owned beneficially by the Buyer, the Transitory Subsidiary or any wholly-owned Subsidiary of the Buyer, and (iii) Dissenting Shares (as defined in Section 2.3)) shall be converted into and represent the right to receive in cash per share of Company Common Stock, without any interest thereon, $1.83 in cash per share (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(a) upon the surrender of such certificate in accordance with Section 2.2, without interest.

(b) Cancellation of Stock Owned by the Parties and Their Subsidiaries. All shares of Company Common Stock that are owned by the Company as treasury stock or by any wholly-owned Subsidiary of the Company and any shares of Company Common Stock owned by the Buyer, the Transitory Subsidiary or any other wholly-owned Subsidiary of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of the Buyer or other consideration shall be delivered in exchange therefor.

(c) Capital Stock of the Transitory Subsidiary. Each share of the capital stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(d) Treatment of Company Stock Options. Upon the Effective Time, the Company Stock Options shall be treated in the manner set forth in Section 6.9.

(e) Treatment of Company Warrants. The holders of the Company’s outstanding warrants originally issued on March 25, 2002 (the “2002 Warrants”) shall, at the option of each holder, be entitled

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to either (x) request a replacement warrant that will represent the right to acquire upon exercise thereof the amount of Merger Consideration to which such holder would have been entitled to receive upon exercise of such holder’s 2002 Warrant, which warrant shall be substantially identical to the 2002 Warrant, but shall be modified to the extent provided for in Section 9(c) of each 2002 Warrant, or (y) put its 2002 Warrant to the Surviving Corporation for an amount in cash equal to the Black Scholes value of the unexercised portion of such 2002 Warrant. The Surviving Corporation shall reserve sufficient funds and take such actions as may be necessary, appropriate or advisable to give effect to the provisions set forth above relating to the 2002 Warrants.

(f) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

      2.2     Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for Merger Consideration pursuant to the Merger are as follows:

(a) Exchange Agent. As of the Effective Time, the Buyer shall deposit with the Buyer’s transfer agent or another bank or trust company designated by the Buyer and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of shares of the Company Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, cash in an amount sufficient to pay the aggregate Merger Consideration (such consideration being hereinafter referred to as the “Exchange Fund”), payable pursuant to Section 2.1 to holders of certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock other than Dissenting Shares (the “Certificates”).

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time (and in any event within five (5) business days after the Effective Time), the Exchange Agent shall mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Buyer may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for each holder’s respective Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Buyer, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of each Certificate shall be entitled to receive in exchange therefor cash representing that number of whole shares of Company Common Stock evidenced by such Certificate multiplied by the Merger Consideration, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the payment representing the Merger Consideration payable to the registered holder may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the payment contemplated by this Section 2.2.

(c) No Further Ownership Rights in Company Common Stock. All payments upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving

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Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund. Subject to any applicable escheat or similar law, any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock 180 days after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Company Common Stock who has not previously complied with this Section 2.2 shall thereafter look only to the Buyer, as a general unsecured creditor, for payment of his, her or its claim for Merger Consideration and the Buyer agrees to promptly pay each such claim upon the surrender by each such holder of such holder’s Certificate(s) and such other transfer documentation as the Buyer may reasonably request.

(e) Investment of Exchange Fund. The Exchange Agent shall invest cash included in the Exchange Fund, as directed by the Buyer, on a daily basis, provided that no such investment or loss thereon shall affect the amounts payable pursuant to the provisions of this Article II. Any interest and other income resulting from such investments shall be paid to the Buyer.

(f) No Liability. To the extent permitted by applicable law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to the date on which any cash payable to the holder of such Certificate pursuant to this Article II would escheat to or become the property of any Governmental Entity, any such cash in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(g) Withholding Rights. Each of the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable provision of law. To the extent that amounts are so withheld by the Surviving Corporation or the Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Buyer, as the case may be.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

      2.3     Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has properly exercised such stockholder’s appraisal rights under the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to dissent from the Merger under the DGCL and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL. The Company shall give Buyer (i) prompt notice of any notice or demands for appraisal or payment for shares of Company Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. The Company shall not, without the prior written consent of Buyer, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
      The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by the Company to the Buyer and the Transitory Subsidiary on or before the date of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify (1) the corresponding paragraph in this Article III or to the extent that the disclosure expressly qualifies a section of this Article III, the corresponding section in this Article III, (2) any paragraph or section in this Article III for which a cross reference has been provided and (3) other paragraphs or sections in this Article III only to the extent that it is clear from a reading of such disclosure that it also qualifies or applies to such other paragraphs.
      3.1     Organization, Standing and Power; Subsidiaries.

(a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in Section 3.1(a) of the Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and could not reasonably be expected to have, a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means (except as provided below) any material adverse change, event, circumstance or development with respect to, or material adverse effect on (i) the business, assets, liabilities, capitalization, financial condition, results of operations or workforce of the Company and its Subsidiaries, taken as a whole, (ii) the ability of the Company to consummate the transactions contemplated by this Agreement or (iii) the ability of the Buyer to operate the business of the Company and each of its Subsidiaries immediately after the Closing; provided, however that none of the following, to the extent occurring after the date hereof, shall constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect: (i) any adverse change (including, without limitation, any loss of employees, cancellation of (or reduction of or delay in) customer orders, reduction in revenue or net income or disruption of business relationships) that results from (A) investment banking, legal, accounting or other expenses incurred in connection with or relating to the transactions contemplated by this Agreement, (B) conditions generally affecting the United States economy or markets or the software or telecommunications industries generally to the extent they do not disproportionately affect the Company and its Subsidiaries taken as a whole or (C) acts of war, armed hostilities or terrorism to the extent they do not disproportionately affect the Company and its Subsidiaries taken as a whole, (ii) any adverse change in the revenue of the Company and its Subsidiaries taken as a whole that the Company proves resulted from the announcement or pendency of the transactions contemplated by this Agreement, (iii) the direct and foreseeable effect of any unreasonable refusal by the Buyer to consent to any reasonable request by the Company to take any action otherwise prohibited by clauses (j), (k), (l), (n), (o), (q), (r) and (t) of Section 5.1 of this Agreement or (iv) any breach of this Agreement by the Buyer or any of its Affiliates. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Company Material Adverse Effect in the prior sentence of this paragraph or Buyer Material Adverse Effect in Section 4.1.

(b) Section 3.1(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company’s Subsidiaries and the Company’s direct or indirect equity interest therein. Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, neither the Company nor any of its

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Subsidiaries directly or indirectly owns any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, and neither the Company, nor any of its Subsidiaries, has, at any time, owned any Subsidiary or been a general partner or managing member of any general partnership, limited partnership, limited liability company or other entity. As used in this Agreement, the term “Subsidiary” means, with respect to a party, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or a managing member (excluding partnerships, the general partnership interests of which held by such party and/or one or more of its Subsidiaries do not have a majority of the voting interest in such partnership), (ii) such party and/or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or other governing body performing similar functions, or (iii) such party and/or one or more of its Subsidiaries, directly or indirectly, owns or controls more than 50% of the equity, membership, partnership or similar interests.

(c) The Company has delivered or otherwise made available to the Buyer complete and accurate copies of the certificate of incorporation and by-laws of the Company and of the charter, by-laws or other organizational documents of each Subsidiary of the Company, in each case as amended to date. The Company is not in default under, or in violation of, its certificate of incorporation or by-laws, and each of its Subsidiaries is not in violation of its comparable organizational documents.

      3.2     Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $0.01 par value per share (“Company Preferred Stock”). The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s certificate of incorporation. As of December 1, 2005, (i) 34,785,202 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in the treasury of the Company or by Subsidiaries of the Company, and (iii) no shares of the Company Preferred Stock were issued or outstanding.

(b) Section 3.2(b) of the Company Disclosure Schedule lists all issued and outstanding shares of Company Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of the Company; the name of the applicable stockholder, the lapsing schedule for any such shares, including the extent to which any such repurchase or redemption right or right of first refusal has lapsed as of the date of this Agreement, whether (and to what extent) the lapsing will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Merger, and whether such holder has the sole power to vote and dispose of such shares.

(c) Section 3.2(c) of the Company Disclosure Schedule lists the number of shares of Company Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of the date of this Agreement and the plans or other arrangements under which such options were granted (collectively, the “Company Option Plans”) and sets forth a complete and accurate list of all holders of outstanding options to purchase shares of Company Common Stock (such outstanding options, the “Company Stock Options”) under the Company Option Plans, indicating with respect to each Company Stock Option, the number of shares of Company Common Stock subject to such Company Stock Option, the relationship of the holder to the Company, and the exercise price, the date of grant, vesting schedule and the expiration date thereof, including the extent to which any vesting has occurred as of the date of this Agreement, and whether (and to what extent) the vesting of such Company Stock Options will be accelerated in any way by the transactions contemplated by this Agreement. Section 3.2(c) of the Company Disclosure Schedule shows the number of shares of Company Common Stock reserved for future issuance pursuant to the Company 1999 Employee Stock Purchase Plan (the “Company ESPP”) and the number of shares of Company Common Stock reserved for future issuance pursuant to warrants

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or other outstanding convertible securities (other than Company Stock Options) to purchase shares of Company Common Stock outstanding as of the date of this Agreement (such outstanding warrants or other rights, the “Company Convertible Securities”) and the agreement or other document under which such Convertible Securities were granted and sets forth a complete and accurate list of all holders of Convertible Securities indicating the number and type of shares of Company Common Stock subject to each Company Convertible Security, and the exercise or conversion price, the date of grant and the expiration date thereof. The Company has provided to the Buyer accurate and complete copies of all Company Option Plans, the Company ESPP, the forms of all stock option agreements evidencing Company Stock Options and all Convertible Securities and any agreements related thereto.

(d) Except (x) as set forth in this Section 3.2, and (y) as reserved for future grants under Company Option Plans or future issuance under the Company ESPP, (i) there are no equity securities of any class of the Company or any of its Subsidiaries (other than equity securities of any such Subsidiary that are directly or indirectly owned by the Company), or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any of its Subsidiaries or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Neither the Company nor any of its Subsidiaries has outstanding any equity compensation arrangements other than the Company Option Plans and the Company ESPP and has no stock appreciation rights, phantom stock, performance-based rights or similar rights or obligations. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any Subsidiary of the Company or any other entity, other than guarantees of bank obligations of Subsidiaries of the Company entered into in the ordinary course of business consistent with past practice (the “Ordinary Course of Business”) and listed in Section 3.2(d) of the Company Disclosure Schedule. Other than the Voting Agreements, neither the Company nor any of its Affiliates is a party to or is bound by any, and to the knowledge of the Company, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Except as contemplated by this Agreement, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company or any of its Subsidiaries or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

(e) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(c) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s certificate of incorporation or by-laws or any agreement to which the Company is a party or is otherwise bound.

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(f) All of the outstanding shares of capital stock and other equity securities or interests of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Buyer or the Buyer’s designee) are owned, of record and beneficially, by the Company or another Subsidiary of the Company free and clear of all mortgages, security interests, pledges, liens, charges or encumbrances of any nature (“Liens”) and agreements in respect of, or limitations on, the Company’s voting rights.

(g) All Company Stock Options and Convertible Securities have been issued in compliance with the Securities Act and any applicable state blue sky laws. No consent of the holders of Company Stock Options is required in connection with the actions contemplated by Section 6.9, and such actions so contemplated comport with the requirements of the documents underlying any such derivative securities.
      3.3     Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject only to the adoption of this Agreement and the approval of the Merger (the “Company Voting Proposal”) by the Company’s stockholders under the DGCL (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the DGCL, (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger and (iv) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state anti-takeover statute, law or regulation (including, without limitation, a “fair price,” “moratorium,” or “control share acquisition” statute) that might otherwise apply to the Merger and any other transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms.

(b) Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or by-laws of the Company or of the charter, by-laws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Company’s or any of its Subsidiary’s assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iii) subject to obtaining the Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (v) of Section 3.3(c) below, conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, could constitute or could reasonably be expected to constitute a Company Material Adverse Effect. Except as set forth in

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Section 3.3(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Company’s or any of its Subsidiary’s assets under, any of the terms, conditions or provisions of any Key Contract. Section 3.3(b) of the Company Disclosure Schedule lists all consents, waivers and approvals under any of the Company’s or any of its Subsidiaries’ agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality or any stock market or stock exchange on which shares of Company Common Stock are listed for trading (each a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any applicable foreign notification laws, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the Secretaries of appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) the filing of such reports, schedules or materials under Section 13, Rule 14a-12 or other relevant sections under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country.

(d) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock on the record date for the Company Stockholders Meeting is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the adoption of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement. Section 3.2(d) of the Company Disclosure Schedule lists all bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

      3.4     SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since June 30, 2002, all of which are publicly available on the SEC’s EDGAR system. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, except as set forth in Section 3.4(b) of the Company Disclosure Schedule, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports including the provision of all statements and certifications required by (x) Rule 13a-14 or 15d-14 under the Exchange Act or (y) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002), and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is

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subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act. There are no off-balance sheet structures or transactions with respect to the Company or any of its Subsidiaries that would be required to be reported or set forth in the Company SEC Reports. As used in this Section 3.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in or incorporated by reference in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act). Each of the consolidated balance sheets (including, in each case, any related notes and schedules) contained or to be contained or incorporated by reference in the Company SEC Reports at the time filed fairly presented or will fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and each of the consolidated statements of operations, shareholders’ equity and cash flows contained or to be contained or incorporated by reference in the Company SEC Reports (including, in each case, any related notes and schedules) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The consolidated, unaudited balance sheet of the Company as of September 30, 2005 is referred to herein as the “Company Balance Sheet.”

(c) The information to be supplied by or on behalf of the Company for inclusion in any filing pursuant to Rule 14a-12 under the Exchange Act (each a “Regulation M-A Filing”), shall not at the time any Regulation M-A Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of the Company for inclusion in the proxy statement (the “Proxy Statement”) to be sent to the stockholders of the Company in connection with the meeting of the Company’s stockholders to consider the Company Voting Proposal (the “Company Stockholders Meeting”), which shall be deemed to include all information about or relating to the Company, the Company Voting Proposal and the Company Stockholder Meeting, shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, or at the time of the Company Stockholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment or supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall promptly inform the Buyer of such fact or event.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Section 3.4(d) of the Company Disclosure Schedule lists, and the Company has delivered or otherwise made available to the Buyer accurate and complete copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures.

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(e) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Section 3.4(e) of the Company Disclosure Schedule lists, and the Company has delivered or otherwise made available to the Buyer accurate and complete copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and has identified for the Company’s auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has made available to the Buyer a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2002. Since January 1, 2002, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(f) The Company’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) to the best of the knowledge of the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. Section 3.4(f) of the Company Disclosure Schedule contains a description of all non-audit services performed by the Company’s auditors for the Company since October 1, 2003 and the fees paid for such services. All such non-audit services were approved as required by Section 202 of the Sarbanes-Oxley Act.

(g) The Company has not effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K of the SEC) since January 1, 2001.

(h) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and with the applicable listing and other rules and regulations of The Nasdaq Stock Market and has not since January 1, 2002 received any notice from The Nasdaq Stock Market asserting any non-compliance with such rules and regulations. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied, except as set forth on Section 3.4(h) of the Company Disclosure Schedule, by the certifications required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. Except as permitted by the Exchange Act, including, without limitation, Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither

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the Company nor any of its affiliates had made, arranged, or modified (in any material way) personal loans to any executive officer or director of the Company.

      3.5     No Undisclosed Liabilities; Indebtedness.

(a) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent, mature, immature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured (individually, a “Liability” and collectively, the “Liabilities”), except for (i) liabilities and obligations that are specifically disclosed in type and amount on the Company Balance Sheet or in the notes thereto and (ii) liabilities and obligations incurred in the Ordinary Course of Business since September 30, 2005, that are not and could not, individually or in the aggregate with all other liabilities and obligations of the Company and its Subsidiaries, reasonably be expected to have a Company Material Adverse Effect. Without limiting the foregoing, the Company Balance Sheet reflects reasonable reserves in accordance with GAAP for contingent liabilities relating to pending litigation and other contingent obligations of the Company and its Subsidiaries (including liabilities under escheat and similar Laws).

(b) Section 3.5(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred and the respective principal amounts outstanding thereunder as of the date of this Agreement. “Indebtedness” means, with respect to any Person, without duplication, (A) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such Person upon which interest charges are customarily paid, (D) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (E) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person or creditors for raw materials, inventory, services and supplies incurred in the Ordinary Course of Business), (F) all capitalized lease obligations of such Person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such Person and (J) all guarantees and arrangements having the economic effect of a guarantee by such Person of any Indebtedness of any other Person. All of the outstanding Indebtedness of the type described in this Section 3.5(b) of the Company and each of its Subsidiaries may be prepaid by the Company or its Subsidiary at any time without the consent or approval of, or prior notice to, any other Person, and without payment of any premium or penalty.
      3.6     Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been (i) any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or could reasonably be expected to have, a Company Material Adverse Effect or (ii) any other action or event that would have required the consent of the Buyer pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.
      3.7     Taxes.

(a) Except as set forth on Section 3.7(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all material respects. The Company and each of its Subsidiaries has paid on a timely basis all Taxes due (whether or not shown on any Tax Return). The unpaid Taxes of the Company and its Subsidiaries for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet exclusive of any accruals and reserves for “deferred taxes” or similar items that reflect timing differences between Tax and financial accounting principles. All Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required,

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have been paid to the proper Governmental Entity. For purposes of this Agreement, (i) “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or any other political subdivision of the United States of America or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

(b) The Company has delivered or otherwise made available to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries for all periods beginning on or after January 1, 2002. The federal income Tax Returns of the Company and each of its Subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.7(b) of the Company Disclosure Schedule. The Company has made available to the Buyer correct and complete copies of all other Tax Returns of the Company and its Subsidiaries together with all related examination reports and statements of deficiency for all periods beginning on or after January 1, 2002. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. No issue has been raised in writing in any examination by any Governmental Entity with respect to the Company or any Subsidiary which, by application of similar principles, reasonably could be expected to result in a proposed material deficiency or increase in Tax for any other period so examined. Neither the Company nor any of its Subsidiaries has been informed by any Governmental Entity that the Governmental Entity believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(c) Neither the Company nor any of its Subsidiaries: (i) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (ii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code (including, without limitation, as a result of the transactions contemplated hereby); (iii) has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract, or otherwise; or (iv) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b). The Company has not been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(d) None of the assets of the Company or any of its Subsidiaries: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(e) Neither the Company nor any of its Subsidiaries has undergone, or will undergo as a result of the transactions contemplated by the Agreement, a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481(a) of the Code.

(f) To the best of the knowledge of the Company, no state or federal “net operating loss” of the Company or any of its Subsidiaries determined as of the Closing Date is subject to limitation on its use

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pursuant to Section 382 of the Code or comparable provisions of state law as a result of any “ownership change” within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date. The Company has not filed, nor is it otherwise subject to, a dual consolidated loss election under Section 1.1503-2T(g)(2) of the Treasury Regulations. The Company believes it may have sustained an overall foreign loss, as defined in Section 904(f)(2) of the Code. The precise amount of the overall foreign loss has not been determined, but the aggregate overall foreign loss of the Company and its domestic Subsidiaries is less than $1 million.

(g) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

      3.8     Owned and Leased Real Properties.

(a) Section 3.8(a) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) the addresses and legal descriptions of all real property owned by the Company or any Subsidiary (the “Real Estate”) and (ii) all material liabilities, liens, encumbrances, easements, restrictions, reservations, tenancies, agreements or other obligations affecting the Real Estate. There is no pending or, to the knowledge of the Company, threatened condemnation or eminent domain proceeding with respect to the Real Estate. There are no taxes or material betterment assessments other than ordinary real estate taxes pending or payable against the Real Estate and there are no contingencies existing under which any assessment for real estate taxes may be retroactively filed against the Real Estate. The Real Estate is legally subdivided and consists of separate tax lots so that it is assessed separate and apart from any other property. The Real Estate is not located in any special flood hazard area designated by any federal, state, county or local Governmental Entity having jurisdiction over the Real Estate.

(b) The Real Estate complies in all material respects with the requirements of all applicable building, zoning, subdivision, health, safety, environmental, pollution control, waste products, sewage control and all other applicable statutes, laws, codes, ordinances, rules, orders and regulations (collectively, “Governmental Regulations”). There is no action pending or threatened by any Governmental Entity claiming that the Real Estate violates any Governmental Regulations or threatening to shut down the business of the Company or any of the Subsidiaries. There are no suits, petitions, notices or proceedings pending, given or, to the knowledge of the Company, threatened by any persons or Governmental Entities before any court, Governmental Entity or instrumentalities, administrative or otherwise, which if given, commenced or concluded would have an adverse effect on the Company’s title to the Real Estate or the operation of the business of the Company or any Subsidiary as presently operated.

(c) All of the buildings, fixtures and other improvements located on the Real Estate are in good operating condition and repair, and, to the knowledge of the Company, the operation thereof as presently conducted is not in violation of any applicable building code, zoning ordinance or other law or regulation, except where such violations, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

(d) Section 3.8(d) of the Company Disclosure Schedule sets forth a complete and accurate list of all title insurance policies, surveys engineering reports and hazardous waste reports prepared with respect to the Real Estate since January 1, 2003. The Company has provided the Buyer with complete and accurate copies of all such documents.

(e) Section 3.8(e) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by the Company or any of its Subsidiaries (collectively “Company Leases”) and the location of the premises. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to any Company Lease, is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, has not had, and could not reasonably be expected to have a Company Material Adverse Effect. Each of the

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Company Leases is in full force and effect and is enforceable in accordance with its terms and shall not cease to be in full force and effect as a result of the transactions contemplated by this Agreement. Except as set forth on Section 3.8(e) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than the Company and its Subsidiaries. The Company has provided the Buyer with complete and accurate copies of all Company Leases.

      3.9     Intellectual Property and Confidentiality.

(a) Set forth in Section 3.9(a) of the Company Disclosure Schedule is a list of all patents, patent applications, trademark registrations and trademark applications, service mark registrations and service mark applications, certification mark registrations and certification mark applications, copyright registrations and copyright registration applications, domain names, mask works registrations and mask works registration applications, both domestic and foreign, that are owned by the Company or any of its Subsidiaries (collectively, “Registered Intellectual Property”), in each case enumerating specifically the applicable filing or registration number, subject matter, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all applicants, registrant(s) and current registered owner(s), as applicable, and status of any required issuance, renewal, maintenance or other payments. Section 3.9(a) of the Company Disclosure Schedule lists (i) any inter partes proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office), Internet registration authority, Uniform Domain Name Dispute Resolution Policies (UDRP) tribunal or equivalent authority anywhere in the world related thereto and (ii) the date on which such registrations will expire or by which time the rights therein will have to be renewed or extended to prevent expiration, lapse or other loss. The Registered Intellectual Property and all other material computer software, trade secrets, trademarks, trade names, service marks, certification marks, copyrights, know-how, methods, processes, procedures, apparatus, equipment, industrial property, discoveries, inventions, patent disclosures, designs, drawings, plans, specifications, engineering data, manuals, development projects, research and development work in progress, technology or other proprietary rights or confidential information, whether foreign or domestic, that are owned by the Company or any of its Subsidiaries are referred to as the “Owned Intellectual Property.” Except as set forth in Section 3.9(a) of the Company Disclosure Schedule, the Company and its Subsidiaries own all right, title and interest in and to the Owned Intellectual Property validly and beneficially, free and clear of all material Liens, with the sole and exclusive right to use the same, subject to those licenses granted to others by the Company or any of its Subsidiaries and listed in Section 3.9(b) of the Company Disclosure Schedule. The names of all joint owners of any jointly owned Owned Intellectual Property are listed in Section 3.9(a) of the Company Disclosure Schedule. The Company and Subsidiaries have complied with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent applications filed by or on behalf of the Company or any of its Subsidiaries (the “Patent Applications”) and have made no material misrepresentation in the Patent Applications. All assignments of Registered Intellectual Property have been properly executed and recorded. All patents and registrations included in the Registered Intellectual Property are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company. To the knowledge of the Company, there are no inventorship challenges or interferences declared with respect to any patents or patent applications included in the Registered Intellectual Property. The Company or the appropriate Subsidiary has taken reasonable measures to protect the proprietary nature of each item of Owned Intellectual Property.

(b) Set forth in Section 3.9(b) of the Company Disclosure Schedule is a list of (i) all material licenses, assignments and other transfers or grants of rights or interests (including any covenants not to asserts rights) in or to Owned Intellectual Property granted to others by the Company or any of its Subsidiaries, other than “shrinkwrap” license agreements and other licenses and agreements entered into in the Ordinary Course of Business for generally commercially available software, and (ii) all material licenses, assignments and other transfers or grants of rights or interests in or to patents, patent applications, trademarks, trademark registrations and trademark applications, service marks, service mark

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registrations and service mark applications, certification marks, certification mark registrations and certification mark applications, copyrights, copyright registrations and copyright registration applications, domain names, mask works, mask works registrations, mask works registration applications, computer software, trade secrets, trade names, know-how, methods, processes, procedures, apparatus, equipment, industrial property, discoveries, inventions, patent disclosures, designs, drawings, plans, specifications, engineering data, manuals, development projects, research and development work in progress, technology or other proprietary rights or confidential information, whether foreign or domestic, granted to the Company or any of its Subsidiaries by others, other than as granted in connection with the Company’s or its Subsidiaries’ purchase of products or services in the Ordinary Course of Business or off-the-shelf software programs that are licensed to the Company or any of its Subsidiaries pursuant to “shrinkwrap” license agreements (such items in this clause (ii), “Licensed Intellectual Property,” and, together with the Owned Intellectual Property, the “Intellectual Property”). Except as set forth on Section 3.9(b) of the Company Disclosure Schedule, none of the rights related to the Intellectual Property are subject to termination or cancellation or change in its terms or provisions governing their use or other exploitation as a result of this Agreement or the transactions contemplated by this Agreement. Except as set forth on Section 3.9(b) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is a party to or bound by any agreement that purports to limit or restrict the use of, or provide that any third party may acquire any rights to own, use or license, any property rights of the Buyer or any of its Affiliates (other than the Company and its Subsidiaries) that if owned or held by the Company would constitute Intellectual Property hereunder, as a result of this Agreement or the transactions contemplated by this Agreement.

(c) To the knowledge of the Company, except as set forth in Section 3.9(c) of the Company Disclosure Schedule, there is no unauthorized use, infringement or misappropriation of any Intellectual Property. The Company and Subsidiaries have provided to the Buyer copies of all correspondence, analyses, legal opinions, complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Owned Intellectual Property or Licensed Intellectual Property that is exclusively licensed to the Company or any its Subsidiaries. The Intellectual Property constitutes all the intellectual property necessary or appropriate to conduct the businesses of the Company and its Subsidiaries as presently conducted or currently contemplated to be conducted, and upon consummation of the transactions contemplated by this Agreement, the Buyer and its Subsidiaries shall (i) have good, valid and, except as set forth on Schedule 3.9(a), unencumbered title to all Owned Intellectual Property and (ii) have valid right to use all Licensed Intellectual Property to the same extent such Licensed Intellectual Property is currently used in the businesses of the Company and its Subsidiaries.

(d) Except as set forth on Schedule 3.9(d), no claim has been asserted or is threatened by any individual (or such individual’s estate), corporation, limited liability company, partnership, association, joint venture, trust, Governmental Entity or any other organization, entity or group (as defined in Section 13(d)(3) of the Exchange Act) (each a “Person”), nor, to the knowledge of the Company, is there any valid ground for any bona fide claims (i) to the effect that the manufacture, sale, offer for sale, importation or use of any trademark, service mark, certification mark, domain name, product, service or process as used (currently or in the past) or offered or proposed for manufacture, use, offer for sale, importation or sale by the Company or any Subsidiary infringes, misappropriates, violates, dilutes or constitutes the unauthorized use of any copyright, trade secret, patent, trademark, tradename or other intellectual property right of any Person, or (ii) challenging the ownership, scope, validity or enforceability of any Intellectual Property. The Company has provided or made available to the Buyer complete and accurate copies of all written documentation in the possession of the Company or any of its Subsidiaries related to any claim or dispute or offer to grant licenses concerning Owned Intellectual Property or third party intellectual property related to any trademark, service mark, certification mark, domain name, product, service or process used or offered by the Company or any of its Subsidiaries. All items set forth on Section 3.9(a) of the Company Disclosure Schedule are valid, enforceable and subsisting.

(e) No Intellectual Property is subject to any laws, orders, judgments, rules, codes, requirements, variances, decrees, ordinances or regulations (collectively, “Laws”) of any Governmental Entity,

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including all decisions of courts having the effect of law in each such jurisdiction or agreement restricting in any manner the licensing, assignment or other transfer, use or enforceability thereof by the Company. Except as set forth in Section 3.9(e) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has entered into any agreement to indemnify any other Person against any charge of infringement of any intellectual property. The Company and its Subsidiaries have the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Owned Intellectual Property.

(f) Each employee of the Company and each Subsidiary and each independent contractor of the Company and each Subsidiary has executed valid and binding written agreements expressly assigning to the Company or a Subsidiary all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment or such independent contractor’s work for the Company or the relevant Subsidiary, and all intellectual property rights therein.

(g) (i) The Company and each of its Subsidiaries has the right to use all trade secrets, customer lists, hardware designs, programming processes, databases, software and other information required for its products, services or its business as presently conducted or contemplated; (ii) the Company and each of its Subsidiaries has taken all reasonable measures to protect and preserve the security and confidentiality of its trade secrets and other confidential information; (iii) all trade secrets and other confidential information of the Company or its Subsidiaries are not part of the public domain or knowledge, nor, to the knowledge of the Company, have they been misappropriated by any Person having an obligation to maintain such trade secrets or other confidential information in confidence for the Company or its Subsidiaries; (iv) to the knowledge of the Company, no employee or consultant of the Company or any of its Subsidiaries has used any trade secrets or other confidential information of any other Person in the course of their work for the Company or any such Subsidiary; and (v) no university, government agency (whether federal or state) or other organization sponsored research and development conducted by the Company or any of its Subsidiaries pursuant to which such entity has any claim of right to or ownership of or other encumbrance upon any of the Intellectual Property.

(h) No Intellectual Property of the Company or any of its Subsidiaries or product, technology or service of the Company or any of its Subsidiaries is subject to any inter partes proceeding or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or such Subsidiary. No (i) product, technology, service or publication of the Company or any of its Subsidiaries, or (ii) material published or distributed by or for the Company or any Subsidiary or any statement of the Company or any of its Subsidiaries, constitutes false advertising or otherwise violates any applicable Law or regulation.

(i) As used herein, “Open Source Materials” shall mean all software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD Licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License. Except as set forth on Section 3.9(i) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has used any Open Source Materials in any way. Except as set forth on Section 3.9(i) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has (i) incorporated any Open Source Materials into, or combined Open Source Materials with, any products or services offered by the Company or any of its Subsidiaries to its customers, (ii) distributed Open Source Materials in connection with any product or services offered by the Company or any of its Subsidiaries, or (iii) used Open Source Materials that (with respect to either clause (i) or (ii) above) (A) create, or purport to create, obligations for the Company or any Subsidiary with respect to software developed or distributed by the Company or any Subsidiary or (B) grant, or purport to grant, to any third party any rights or immunities under intellectual property rights. Without limiting the generality of the foregoing, except as set forth on Section 3.9(i) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has used any Open Source Materials that require, as a condition of use,

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modification and/or distribution of such Open Source Materials, that other software incorporated into, derived from or distributed with such Open Source Materials be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works, or (3) redistributable at no charge.

      3.10     Agreements, Contracts and Commitments; Government Contracts.

(a) Except as set forth in the exhibit index for the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and the exhibit indices for Company SEC Reports filed with the SEC from March 16, 2005 to the date that is five (5) business days prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by (i) any agreement relating to the incurring of Indebtedness by the Company or any of its Subsidiaries, including any such agreement which contains provisions that restrict, or may restrict, the conduct of business of the issuer thereof as currently conducted (collectively, “Instruments of Indebtedness”), (ii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) any non-competition or exclusive dealing agreement, or any other agreement or obligation which purports to limit or restrict in any respect (A) the ability of the Company or its Subsidiaries to solicit customers, (B) the manner in which, or the localities in which, all or any portion of the business of the Company and its Subsidiaries is or would be conducted, (C) the right of the Company or any of its Affiliates to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any Intellectual Property rights of the Company or any of its Subsidiaries or (D) the ability or manner in which the Buyer or any of its Affiliates (other than the Company and its Subsidiaries) may conduct all or any portion of their respective businesses following the consummation of the transactions contemplated by this Agreement, (iv) any agreement providing for the indemnification by the Company or its Subsidiaries of any Person other than indemnity provisions in agreements with customers of the Company or any of its Subsidiaries entered into in the Ordinary Course of Business, (v) any contract relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the Ordinary Course of Business or pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries (including, without limitation, joint venture, partnership or other similar agreements), (vi) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business, (vii) any contract or agreement providing for any significant payments that are conditioned, in whole or in part, on a change of control of the Company or any of its Subsidiaries, (viii) any collective bargaining agreement, (ix) any employment, service or consulting agreement (other than agreements terminable by the Company or its Subsidiaries on not more than thirty (30) days notice without penalty and which will not in any respect be affected by a change of control of the Company), with, or any agreement or arrangement that contains any severance pay or post-employment liabilities or obligations (other than as required by Law) to, any current or former employee, executive officer or member of the Company Board or its current or former Subsidiaries, (x) any agreement material to the Company and its Subsidiaries, taken as a whole, pertaining to the use of or granting any right to use or practice any rights under any Intellectual Property other than in the Ordinary Course of Business, (xi) any agreements pursuant to which the Company or any of its Subsidiaries leases any material real property or leases any material real property to third parties, (xii) any contract or agreement material to the Company and its Subsidiaries, taken as a whole, providing for the outsourcing or provision of servicing of customers, technology or product offerings of the Company or its Subsidiaries, and (xiii) any other contract or other agreement not made in the Ordinary Course of Business that (A) is material to the Company and its Subsidiaries taken as a whole or (B) could reasonably be expected to materially delay or prevent the consummation of the Merger or any of the transactions contemplated by this Agreement (the Key Contracts and the agreements, contracts and obligations listed in clauses (i) through (xiii) being referred to herein as “Company Material Contracts”). For purposes of this Agreement, the “Key Contracts” are those agreements and contracts set forth on Schedule 3.10(a). None of the Company Material Contracts contains a “most favored nation” clause or other term providing preferential pricing or treatment to a third party that, following the Merger, would in any way apply to the Buyer or any of its Subsidiaries.

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(b) Each Company Material Contract is valid and binding on the Company (or, to the extent a Subsidiary of the Company is a party, such Subsidiary) and, to the knowledge of the Company, any other party thereto, and each Company Material Contract is in full force and effect. Neither the Company nor any of its Subsidiaries is in breach or default under any Company Material Contract or is aware of any condition that with the passage of time or the giving of notice or both could result in such a breach or default, except in each case where any such breaches or defaults could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any Subsidiary of the Company knows of, or has received written notice of, any breach or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any Company Material Contract by any other party thereto except where any such violation or default could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Prior to the date hereof, the Company has made available to the Buyer true and complete copies of all Company Material Contracts.

(c) Except as set forth on Section 3.10(c) of the Company Disclosure Schedule, there are no provisions in any Instrument of Indebtedness that provide any restrictions on the repayment of the outstanding Indebtedness thereunder, or that require that any financial payment (other than payment of outstanding principal and accrued interest) be made in the event of the repayment of the outstanding Indebtedness thereunder prior to expiration.

(d) Neither the Company nor any of its Subsidiaries is or has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such suspension or debarment has been initiated or, to the knowledge of the Company, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment that, individually or in the aggregate, could reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has since January 1, 1998 been audited or investigated or is now being audited or, to the knowledge of the Company, investigated by the U.S. Government Accounting Office, the U.S. Department of Defense or any of its agencies, the Defense Contract Audit Agency, the U.S. Department of Justice, the Inspector General of any U.S. Governmental Entity, any similar agencies or instrumentalities of any foreign Governmental Entity, or any prime contractor with a Governmental Entity nor, to the knowledge of the Company, has any such audit or investigation been threatened. To the knowledge of the Company, there is no valid basis for (i) the suspension or debarment of the Company or any of its Subsidiaries from bidding on contracts or subcontracts with any Governmental Entity or (ii) any claim pursuant to an audit or investigation by any of the entities named in the foregoing sentence that, individually or in the aggregate, could reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.
      3.11     Litigation; Product Liability; Product Recalls. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that: (i) individually or in the aggregate, constitute or could reasonably be expected to constitute a Company Material Adverse Effect; or (ii) seek to delay or prevent the consummation of the transactions contemplated hereby, and as to each of the foregoing, to the knowledge of the Company, there are no bases or grounds on which such a suit, proceeding, claim, arbitration or investigation could be commenced with a reasonable likelihood of success. There are no material judgments, orders or decrees outstanding against the Company or any of its Subsidiaries that could, individually or in the aggregate, constitute or could reasonably be expected to constitute a Company Material Adverse Effect or that could prevent or delay the consummation of the transactions contemplated hereby. No product liability claims have been asserted or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to products or product candidates developed, tested, manufactured, marketed, distributed or sold by the Company or any of its Subsidiaries. There is no design, manufacturing or other defect in any product category of the Company or

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any Subsidiary or any specifications relating thereto, which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect. Each of the products sold by the Company or any Subsidiary meets, and at all times has met, in all material respects, all standards for quality and workmanship prescribed by law, industry standards, contractual agreements or the product literature of the Company or such Subsidiary. Except as set forth on Section 3.11 of the Company Disclosure Schedule, the Company is not aware of any pattern or series of claims against the Company or any of its Subsidiaries that could reasonably be expected to result in a generalized product recall relating to products sold by the Company or any of its Subsidiaries, regardless of whether such product recall is formal, informal, voluntary or involuntary.
      3.12     Environmental Matters.

(a) For purposes of this Agreement, the following terms have the meanings provided below.

(i) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the Environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Materials).

(ii) “Environment” means any surface water, ground water, drinking water supply, land surface or subsurface strata, or ambient air.

(iii) “Environmental Law” means any Law or Permit relating to the Environment, occupational health and safety, or exposure of persons or property to Hazardous Materials, including any statute, regulation, administrative decision or order pertaining to: (A) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Hazardous Materials or documentation related to the foregoing; (B) air, water and noise pollution; (C) groundwater and soil contamination; (D) the Release, threatened Release, or accidental Release into the Environment, the workplace or other areas of Hazardous Materials, including emissions, discharges, injections, spills, escapes or dumping of Hazardous Materials; (E) transfer of interests in, or control of, real property which may be contaminated; (F) community or worker right-to-know disclosures with respect to Hazardous Materials; (G) the protection of wild life, marine life and wetlands, and endangered and threatened species; (H) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (I) health and safety of employees and other persons.

(iv) “Environmental Matters” means any Liability arising under any Environmental Law, whether arising under theories of contract, tort, negligence, successor or enterprise liability, strict liability, or other legal or equitable theory, including (i) any failure to comply with applicable Environmental Laws and (ii) any Liabilities arising from the presence of, Release or threatened Release of, or exposure of persons or property to, Hazardous Materials at the locations where the Business is conducted or elsewhere.

(v) “Hazardous Material” means any substance that is subject to regulation under any Environmental Law, or has been designated by any Governmental Entity or by any applicable Environmental Law to be radioactive, toxic, a pollutant or contaminant, hazardous, or otherwise a danger to health or the environment, including PCBs, asbestos, oil, petroleum and petroleum products (including fractions thereof), urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a solid or hazardous waste pursuant to the Resource Conservation and Recovery Act of 1976, as amended, or regulated under the Occupational Safety and Health Act, as amended, or the regulations promulgated pursuant to said Laws, or pursuant to analogous state Laws or regulations, but excluding office and janitorial supplies properly and safely maintained.

(b) The Company and each Subsidiary are currently in compliance in all material respects with and have at all times complied in all material respects with all applicable Environmental Laws. To the

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Company’s knowledge, no circumstances exist that may prevent or interfere with such compliance in the future.

(c) The Company and each Subsidiary hold all Permits required under Environmental Laws necessary for the conduct of the Business as such business is currently being conducted, and as such business is presently planned to be conducted (collectively the “Environmental Permits”). All Environmental Permits are in full force and effect, and the Company and each Subsidiary are in compliance with all terms and conditions of the Environmental Permits. To the Company’s knowledge, no circumstances exist that may prevent or interfere with such compliance in the future. The transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company or any Subsidiary by, any Environmental Permit. Schedule 3.12(a) of the Disclosure Schedule includes a listing and description of all Environmental Permits currently held by the Company and any Subsidiary.

(d) Neither the Company nor any Subsidiary has received any written notice regarding any Liabilities or potential Liabilities arising under any Environmental Law or Environmental Permit. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, notice of violation, proceeding, claim, action or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law with respect to the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to or bound by any court order, administrative order, consent order or other agreement with any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(e) Neither the Company nor any Subsidiary has any liabilities or obligations arising from the Release of any Hazardous Materials into the environment. No amount of any Hazardous Materials are present in, on or under any real property, including the land and improvements, ground water and surface water thereof, that the Company or any Subsidiary has at any time owned, operated, occupied or leased. There are no past or present actions, activities, circumstances, conditions, events, or incidents that would be reasonably likely to involve the Company or any Subsidiary (or any Person whose Liability the Company or any Subsidiary has retained or assumed, either by contract or operation of Law) in any Environmental Matters.

(f) Set forth in Section 3.12(f) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or any Subsidiary (whether conducted by or on behalf of the Company or any Subsidiary, or a third party, and whether done at the initiative of the Company or any Subsidiary, or directed by a Governmental Entity or other third party) which the Company or any Subsidiary has possession of or access to. A complete and accurate copy of each such document has been provided to the Buyer.

(g) Neither the Company nor any Subsidiary is aware of any environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any Subsidiary.

(h) There is no asbestos contained in or forming part of any building, structure or asset currently or previously owned or leased by the Company or any Subsidiary (or by any Person or entity whose Liability the Company or any Subsidiary has retained or assumed either contractually or by operation of Law) and there is no asbestos contained in or forming part of any products currently or previously manufactured, distributed or sold by the Company or any Subsidiary (or by any Person or entity whose Liability the Company or any Subsidiary has retained or assumed either contractually or by operation of Law).

(i) No underground storage tanks are present in, on or under any real property, including the land and the improvements thereof, that the Company or any Subsidiary has at any time owned, operated, occupied or leased. Schedule 3.12(i) of the Disclosure Schedule identifies all underground or aboveground storage tanks, and the capacity, age, and contents of such tanks, located on property leased by the Company or any Subsidiary.

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(j) There have been no radiological exposures in excess of permitted radiological exposure limits to any Person arising in connection with the Business.
      3.13     Employee Benefit Plans.

(a) Definitions

(i) “Benefit Arrangement” means any benefit arrangement, obligation, custom, or practice to provide benefits (other than merely as salary or wages or under a Benefit Plan) as compensation for services rendered, to present or former directors or employees, including employment or consulting agreements, severance agreements or pay policies, stay or retention bonuses or compensation, executive or incentive compensation programs or arrangements, sick leave, vacation pay, plant closing benefits, patent award programs, salary continuation for disability, workers’ compensation, retirement, deferred compensation, bonus, equity compensation, stock option or purchase plans or programs, tuition reimbursement or scholarship programs, employee discount programs, meals, travel, or vehicle allowances, any plans subject to Code Section 125 and any plans providing benefits or payments in the event of a change in control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former employees, directors or officers.

(ii) “Benefit Plan” has the meaning given in ERISA Section 3(3), together with plans or arrangements that would be so defined if they were not (i) otherwise exempt from ERISA by that or another section, (ii) maintained outside the United States, or (iii) individually negotiated or applicable only to one person.

(iii) “Company Benefit Arrangement” means any Benefit Arrangement any Related Employer sponsors or maintains or with respect to which any Related Employer has or, to the knowledge of the Related Employers, may have any current or future Liability.

(iv) “Company Plan” means any Benefit Plan any Related Employer sponsors or maintains or to which any Related Employer is obligated to make payments or has or, to the knowledge of the Related Employers, may have any Liability, in each case with respect to any present or former employees of the Related Employers, and any Qualified Plan that was terminated within the past six years.

(v) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law.

(vi) “ERISA Affiliate” means any Person that, together with any Related Employer, is or was within the past six years treated as a single employer under Section 414 of the Code or ERISA Section 4001.

(vii) “Pension Plan” means any Benefit Plan subject to Code Section 412 or ERISA Section 302 or Title IV (including any multiemployer plan as described in ERISA Section 3(37)).

(viii) “Qualified Plan” means any Benefit Plan intended to meet the requirements of Code Section 401(a), including any such plan terminated within the past six years.

(ix) “Related Employer” means the Company and all Subsidiaries of the Company.

(b) With respect, as applicable, to Benefit Plans and Benefit Arrangements:

(i) Section 3.13(b)(i) of the Company Disclosure Schedule contains a complete and accurate list of all Company Plans and Company Benefit Arrangements. The Company has delivered or otherwise made available to the Buyer true and complete copies of the following documents with respect to each Company Plan and Company Benefit Arrangement, to the extent applicable: (A) all plan or arrangement documents, including trust agreements, insurance policies, service agreements and amendments to each; (B) the most recent Form 5500 and any attached financial statements and those for the prior two years and any related actuarial reports; (C) the last Internal Revenue Service

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(“IRS”) determination or opinion letter and the last IRS determination or opinion letter that covered the qualification of the entire plan (if different); (D) summary plan descriptions, summaries of material modifications, any prospectuses that describe the Company Plans or Company Benefit Arrangements, and Statement of Financial Accounting Standards Nos. 87, 106, 112, and 123R reports, if applicable; (E) the most recent written descriptions of all material non-written agreements relating to any such plan or arrangement; (F) all material notices the IRS, Department of Labor, or any other domestic or foreign Governmental Entity issued to the Company within the three years preceding the date of this Agreement; and (G) employee manuals or handbooks containing personnel or employee relations policies;

(ii) Except as disclosed in Section 3.13(b)(ii) of the Company Disclosure Schedule, each Company Plan and each Company Benefit Arrangement has been maintained materially in accordance with its constituent documents and with all applicable provisions of domestic and foreign Laws, including federal and state securities Laws and any reporting and disclosure requirements; no Company Plan or Company Benefit Arrangement is subject to Code Section 409A or, if subject, to the knowledge of the Related Employers, is likely to result in any participant’s incurring income acceleration or penalties under that section; the only Qualified Plan currently in operation is the Visual Networks 401(k) Plan; and since January 1, 2003, no Related Employer has maintained or contributed to another Qualified Plan. Each Qualified Plan is the subject of a favorable determination letter from the IRS that has not been revoked or an opinion letter issued by the IRS to the prototype plan sponsor; nothing has occurred with respect to the operation of any Qualified Plan that would reasonably be expected to cause the loss of such qualification or the imposition of any Liability, Lien, penalty or Tax under ERISA or the Code or materially increase its cost; no Qualified Plan has experienced a termination or partial termination; to the knowledge of the Related Employers, no act or omission has occurred and no condition exists with respect to any Company Plan that would reasonably be expected to subject the Company to any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan, nor will any of the transactions contemplated by this agreement give rise to such an obligation; no Company Plan has ever held any security issued by the Company or any ERISA Affiliate. Each Qualified Plan that provides for compliance with ERISA Section 404(c), or is intended to comply with such provision is in material compliance with such provision. With respect to the Company Plans, no event has occurred, and to the knowledge of the Related Employers, there exists no condition or set of circumstances in connection with which any Related Employer could reasonably be expected to be subject to any material liability under ERISA, the Code or any other applicable law.

(iii) Except as disclosed in Section 3.13(b)(iii) of the Company Disclosure Schedule, the Company may amend each Company Plan and Company Benefit Arrangement at any time without liability or expense to the Related Employers or such plan or arrangement as a result thereof (other than for benefits accrued through the date of amendment or termination and reasonable administrative expenses related thereto), and no plan documentation or agreement or communication distributed generally to employees by its terms prohibits the Company from amending or terminating such Company Plan or Company Benefit Arrangement; the investment vehicles used to fund the Company Plans may be changed at any time without incurring a material sales charge, surrender fee or other similar expense;

(iv) Neither the Related Employers nor any ERISA Affiliate has ever sponsored or maintained or had any Liability with respect to any Pension Plan; with respect to any Company Plans or Company Benefit Arrangements that provide direct or indirect pension, retirement, or post-employment welfare benefits to the employees and former employees of the Related Employers, all Liabilities of the Related Employers, whether arising by operation of Law, by Contract or past custom (1) have been accrued for in the Financial Statements and (2) are fully funded by adequate employer’s pension liability or other insurance or other funds of the Related Employers reserved solely for the purpose of covering such obligations. The representation set forth under clause (2) of

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the previous sentence also applies to any pension, retirement and post-employment welfare rights and benefits of such employees that have not yet vested;

(v) Each Related Employer has paid all amounts it is required to pay as contributions to the Company Plans as of the date hereof; all benefits accrued as of the date of the Company Balance Sheet under any unfunded Company Plan or Company Benefit Arrangement were paid prior to such date or accrued or otherwise adequately reserved or properly footnoted in accordance with GAAP on the Company Balance Sheet. Except as disclosed in Section 3.13(b)(v) of the Company Disclosure Schedule, all monies withheld from employee paychecks for Company Plans have been transferred to the relevant plan within the time applicable regulations specify; the assets of each Company Plan that is funded are reported at their fair market value on the books and records of such Benefit Plan; within the preceding three (3) fiscal years, no Related Employer has, as a result of a retroactive rate adjustment or loss sharing arrangement, incurred any material liability with respect to a Company Plan or state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund;

(vi) There are no pending claims (other than routine benefit claims) or lawsuits that have been asserted or instituted by, against, or relating to, any Company Plans or Company Benefit Arrangements, nor, to the knowledge of the Related Employers, is there any basis for any such claim or lawsuit. No Company Plans or Company Benefit Arrangements are or have been under audit or examination (nor has notice been received of a potential audit or examination) by any Governmental Entity; and no matters are pending under the IRS’s Employee Plans Compliance Resolution System or any successor or predecessor program;

(vii) All group health plans of the Related Employers and their ERISA Affiliates materially comply with the requirements of Part 6 of Title I of ERISA (“COBRA”), Code Section 5000, the Health Insurance Portability and Accountability Act, and other applicable domestic or foreign Laws; no Related Employer provides benefits through a voluntary employee beneficiary association as defined in Code Section 501(c)(9); except for payment of COBRA premiums by the Company as provided in the employment agreements disclosed on the Company Disclosure Schedule and except for payments of COBRA premiums by the Company in connection with the Company’s Retention and Completion Program described in Section 3.13(b)(i) of the Company Disclosure Schedule, no current or former employee or director (or beneficiary of any of the foregoing) of the Related Employers is now, or after completing additional service or applying at a future date will be, entitled to receive any post-employment benefits, including death or medical benefits (whether or not insured) or nonqualified deferred compensation beyond retirement or other termination of employment, other than as applicable Law or the terms of the Qualified Plan requires and there have been no written or oral commitments inconsistent with the foregoing;

(viii) Except as set forth on Section 3.13(b)(viii) of the Company Disclosure Schedule, no Company Plan or Company Benefit Arrangement contains any provision or is subject to any Law that would (i) increase, accelerate, or vest any benefit, (ii) require severance, termination or other payments, (iii) provide any term of employment or compensation guarantee; (iv) trigger any Liabilities (including any obligation to provide a tax gross-up), or (v) measure any values of benefits on the basis of any of the transactions contemplated by this Agreement. There is no agreement, plan or arrangement under which any person may receive payments from the Related Employers that may be subject to the excise tax imposed by Code Section 4999 or that would result in a “parachute payment” under Code Section 280G. The Company has provided to the Buyer the information necessary to accurately calculate any excise tax due under Section 4999 of the Code as a result of the transactions contemplated by this Agreement for which any Related Employer or the Buyer may directly or indirectly become liable and the amount of deductions that may be disallowed under Section 280G of the Code as a result of the transactions contemplated by this Agreement. Except as disclosed in Section 3.13(b)(viii) of the Company Disclosure Schedule, no employee, officer, manager, or director of any Related Employer has been promised or paid any bonus or incentive compensation related to the transactions contemplated pursuant to this Agreement;

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(ix) Except as set forth on Section 3.13(b)(ix) of the Company Disclosure Schedule, no Related Employer, since December 31, 2004, and except as required to comply with applicable law or with agreements, plans or arrangements existing as of such date, (A) entered into, amended or terminated any Company Benefit Plan or Company Benefit Arrangement, (B) granted any increase in compensation payable or to become payable or the benefits provided to its directors or officers or (C) granted, other than in the Ordinary Course of Business, any increase in compensation payable or to become payable to its employees (other than officers), that would have required consent or scheduling under Section 5.1(f) if Section 5.1(f) had been in effect beginning as of such date;

(x) With respect to each Benefit Plan or Benefit Arrangement covering any employee of any Related Employer, which plan, program or arrangement is subject to the laws of any jurisdiction outside of the United States of America (a “Foreign Plan”), the Foreign Plan (i) has been maintained in all material respects in accordance with all applicable legal requirements and with its terms, (ii) if intended to qualify for special Tax treatment, meets all requirements for such treatment, (iii) is fully funded, has been fully accrued for on the Company Balance Sheet and will be fully accrued for as of the Closing Date and (iv) if required to be registered, has been registered with the appropriate authorities and has been maintained in good standing with the appropriate regulatory authorities; and

(xi) The Company has properly classified all individuals who perform services for it or a Related Employer as common law employees or independent contractors.

(c) All actions to be taken under this Agreement with respect to equity or equity-based compensation are permitted by the terms of the applicable Company Benefit Arrangements, are consistent with communications to recipients of such compensation, and comply with applicable Law.
      3.14     Compliance With Laws. The Company, each of its Subsidiaries and their respective businesses as previously conducted and as now being conducted have complied and do comply with, were not and are not in violation of, and have not received any notice alleging any violation with respect to, any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, have not had, and could not reasonably be expected to have, a Company Material Adverse Effect.
      3.15     Permits. The Company and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted or as presently contemplated to be conducted (the “Company Permits”), except for such permits, licenses and franchises the absence of which, individually or in the aggregate, has not had, and could not reasonably be expected to have, a Company Material Adverse Effect. The Company and each of its Subsidiaries have complied with the terms of the Company Permits in all material respects. The transactions contemplated by this Agreement will not result in a default under or a breach or violation of, adversely affect the rights and benefits afforded the Company and its Subsidiaries by, or adversely affect the obligations imposed on the Company and its Subsidiaries in connection with, any Company Permit.
      3.16     Labor Matters. With respect to employees of and service providers to the Related Employers:

(a) The Related Employers have complied in all material respects with all applicable domestic and foreign Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such Laws respecting employment discrimination, employee classification, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and have complied with all employment agreements, and no claims, controversies, investigations or suits are pending or, to any Related Employer’s knowledge, threatened, with respect to such Laws or agreements, either by private individuals or by Governmental Entities; and, except as set forth on Section 3.16(a) of the Company Disclosure Schedule, all employees are at-will; to the knowledge of the Related Employers, as of the date hereof, no facts or events exist that are reasonably likely to give rise to a violation of Section 3.16 on or before the Effective Time.

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(b) No Related Employer has engaged in any unfair labor practice, and there is not now, nor within the past three (3) years has there been, any unfair labor practice complaint against any Related Employer pending or, to the Related Employers’ knowledge, threatened, before the National Labor Relations Board or any other comparable foreign or domestic authority or any workers’ council;

(c) Except as set forth on Section 3.16(c) of the Company Disclosure Schedule, no labor union has ever represented any Related Employer’s employees and no collective bargaining agreement has been binding against any Related Employer. No grievance or arbitration proceeding arising out of or under collective bargaining agreements or employment relationships is pending, and no claims have, to any Related Employer’s knowledge, been threatened; no labor strike, lock-out, slowdown, or work stoppage is or has been pending or threatened against or directly affecting the any Related Employer during the past three years;

(d) To the knowledge of the Related Employers, no contractor, manufacturer, or supplier used by or under contract with any Related Employer is in material violation of any law relating to labor or employment matters;

(e) There are no loans or extensions of credit (other than for routine business expenses) between any Related Employer and any director, officer, or employee;

(f) No Related Employer has effectuated (i) a plant closing as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended from time to time (the “WARN Act”) affecting any site of employment or one or more operating units within any site of employment of the Company or (ii) a mass layoff as defined in the WARN Act, nor has any Related Employer been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. None of the employees of the Related Employers have suffered an employment loss as defined in the WARN Act during the ninety-day period prior to the Closing Date. All costs and expenses related in any way to the termination of employment (for any reason or no reason, and whether initiated by the Related Employer or the employee) of any employee of the Related Employers before the Closing, whether such costs and expenses have been incurred or are to be incurred in the future, shall be (unless fully paid and discharged before the Closing Date) reflected in full as Liabilities on the Financial Statements, with any adjustments disclosed on Section 3.16(f) of the Company Disclosure Schedule as of the date of this Agreement;

(g) All persons who have performed services for the Related Employers while classified as independent contractors have satisfied the requirements of Law to be so classified, and the applicable Related Employer has fully and accurately reported their compensation on IRS Forms 1099 or other applicable tax forms for independent contractors when required to do so;

(h) Section 3.16(h) of the Company Disclosure Schedule lists and describes all expatriate agreements that the Related Employers have in effect with any employee and all employment agreements covering any individuals employed outside the United States. All persons employed in the United States are citizens or permanent residents of the United States, except as set forth on Section 3.16(h) of the Company Disclosure Schedule, which also indicates immigration status;

(i) Except as set forth on Section 3.16(i) of the Company Disclosure Schedule, all current and former employees of the Company have entered into confidentiality agreements in favor of the Company that remain in effect;

(j) Section 3.16(j) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of (i) all employees of the Company who earned more than $50,000 in 2004 or who it is reasonably expected will earn more than $50,000 in 2005; (ii) all officers and all directors of the Related Employers; (iii) all employment agreements with such employees, officers, and directors; and (iv) the current annual compensation (and the portions thereof attributable to salary, bonus, and other compensation respectively) of each such employee, officer or director as of (A) the date of the Company Balance Sheet and (B) the date of this Agreement. Any accruals for incentive bonuses to employees of the Related Employers for the calendar year 2005 are accurately reflected on the Financial Statements.

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Section 3.16(j) of the Company Disclosure Schedule also shows totals accrued for vacation, sick leave, and incentive bonuses for all employees as of the most recent pay period ending before the date of this Agreement; and

(k) Section 3.16(k) of the Company Disclosure Schedule contains the most recent quarterly listing of workers’ compensation claims and a schedule of workers’ compensation claims of the Related Employers for the last three fiscal years.

      3.17     Insurance. Each of the Company and its Subsidiaries maintains insurance policies (the “Insurance Policies”) with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Section 3.17 of the Company Disclosure Schedule sets forth the insurance coverages maintained by the Company and its Subsidiaries and a history of any claims made and claims paid since January 1, 2000. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies shall terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. The Company and each of its Subsidiaries have complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. All material claims under the Insurance Policies have been filed in a timely fashion.
      3.18     Inventory. All inventory of the Company and each of its Subsidiaries, whether or not reflected on the Company Balance Sheet, consists of a quality and quantity usable and saleable in the Ordinary Course of Business of the Company and its Subsidiaries, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Company Balance Sheet. All inventories not written-off have been priced on the accounting basis (i.e., LIFO or FIFO) described in the Company’s audited financial statements for the year ended December 31, 2004. The quantities of each type of inventory, whether raw materials, work-in-process or finished goods, are not excessive in the present circumstances of the Company and its Subsidiaries.
      3.19     Assets. The Company or one of its Subsidiaries owns or leases all tangible assets necessary for the conduct of their businesses as presently conducted and as presently proposed to be conducted. All of such tangible assets which are owned, are owned free and clear of all Liens except for (i) Liens which are disclosed in the Company SEC Reports filed prior to the date of this Agreement and (ii) other Liens that, individually and in the aggregate, do not materially interfere with the ability of the Company or its Subsidiaries to conduct their business as currently conducted and as presently proposed to be conducted and have not resulted in, and could not reasonably be expected to result in, a Company Material Adverse Effect. The tangible assets of the Company and its Subsidiaries, taken as a whole, are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purpose for which they are presently used.
      3.20     Warranty. Except as set forth in Section 3.20 of the Company Disclosure Schedule, no product or service manufactured, sold, leased, licensed, delivered or otherwise provided by the Company or any of its Subsidiaries is subject to any guaranty, warranty, right of return or other indemnity.
      3.21     Customers and Suppliers. Neither any Key Customer, nor any customer of the Company or any of its Subsidiaries that represented 5% or more of the Company’s consolidated revenues in the fiscal year ended December 31, 2004 or in the nine-month period ended September 30, 2005, has indicated to the Company or any of its Subsidiaries that it will stop, or decrease the rate of, buying materials, products or services from the Company or any of its Subsidiaries. For purposes of this Agreement, the “Key Customers” are those customers set forth on Schedule 3.21. No material supplier or exclusive supplier of the Company or any of its Subsidiaries has indicated to the Company or any of its Subsidiaries that it will stop, or decrease the rate of, supplying materials, products or services to them or materially increase the pricing of such materials, products or services.

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      3.22     Accounts Receivable. All accounts receivable of the Company or its Subsidiaries reflected on the Company Balance Sheet are, subject to an allowance for doubtful accounts, valid receivables, arose from bona fide sales of goods and services in the Ordinary Course of Business, and are not subject to any setoffs or counterclaims.
      3.23     No Existing Discussions. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal.
      3.24     Opinion of Financial Advisor. The financial advisor of the Company, Needham & Company, LLC, has delivered to the Company an opinion dated the date of this Agreement to the effect, as of such date, that the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.
      3.25     Brokers; Schedule of Fees and Expenses.

(a) No agent, broker, investment banker, financial advisor or other Person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Needham & Company, whose fees and expense shall be paid by the Company. The Company has delivered to the Buyer a complete and accurate copy of all agreements pursuant to which Needham & Company is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

(b) Section 3.25(b) of the Company Disclosure Schedule sets forth as of the date of this Agreement a list of the estimated fees and expenses incurred and, as of the date hereof, expected to be incurred by the Company and any of its Subsidiaries in connection with this Agreement and the transactions contemplated by this Agreement (including the fees and expenses of Needham & Company and of the Company’s legal counsel and accountants).
      3.26     Certain Approvals. The Company has taken all necessary action to ensure that no state anti-takeover statute, law or regulation (including, without limitation, a “fair price,” “moratorium,” or “control share acquisition” statute) applies to the Company, the Buyer, the Transitory Subsidiary, the Merger, this Agreement or the Voting Agreements.
      3.27     Unlawful Payments. Neither the Company, any of its Subsidiaries, any director, officer, employee, stockholder, agent or representative of the Company or any of its Subsidiaries, nor any Person associated with or acting for or on behalf of the Company or any of its Subsidiaries, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of what form, whether in money, property, or services (i) to obtain favorable treatment for the Company or any of its Subsidiaries or to secure contracts, (ii) to pay for favorable treatment for the Company or any of its Subsidiaries or for contracts secured, (iii) to obtain special concessions for the Company or any of its Subsidiaries or for special concessions already obtained or (iv) in violation of any legal requirement.
      3.28     Books and Records. The Company and its Subsidiaries have made and kept (and the Company has given the Buyer access to) business records and financial books and records (the “Books and Records”) which, in reasonable detail, accurately and fairly reflect in all material respects the activities of the Company and its Subsidiaries. Neither the Company nor any or its Subsidiaries has engaged in any transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records.
      3.29     No Discussions with Company Stockholders. As of the date of this Agreement, (i) neither the Company or any of its Subsidiaries, nor to the Company’s knowledge, any of their respective directors, officers, representatives or agents have engaged, directly or indirectly, in any discussions or negotiations with respect to this Agreement, the Merger or the transactions contemplated hereby with any stockholder of the Company owning more than 1% of the outstanding Company Common Stock (other than the holders listed on

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Schedule A-1 hereto, the holders listed on Schedule A-2 hereto and officers, directors and employees of the Company) and (ii) to the Company’s knowledge, none of such stockholders are aware of this Agreement, the Merger or the transactions contemplated hereby.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER AND
THE TRANSITORY SUBSIDIARY
       The Buyer and the Transitory Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct.
      4.1     Organization, Standing and Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and could not reasonably be expected to have, a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or any material adverse effect on, (i) the business, assets, liabilities, capitalization, financial condition or results of operations of the Buyer and its Subsidiaries, taken as a whole or (ii) the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement.
      4.2     Authority; No Conflict; Required Filings and Consents.

(a) Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary (including the approval of the Merger by the Buyer in its capacity as the sole stockholder of the Transitory Subsidiary). This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable in accordance with its terms.

(b) The execution and delivery of this Agreement by each of the Buyer and the Transitory Subsidiary do not, and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or by-laws of the Buyer or the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or the Transitory Subsidiary’s assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clause (i), (ii), (iii) and (iv) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancella-

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tions, accelerations or losses that, individually or in the aggregate, could not reasonably be expected to have a Buyer Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer or the Transitory Subsidiary in connection with the execution and delivery of this Agreement by the Buyer or the Transitory Subsidiary or the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the Secretaries of State of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filings of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country.

      4.3     Information Provided. None of the information supplied or to be supplied by the Buyer in writing specifically for inclusion in any Regulation M-A Filing or the Proxy Statement shall at the time the Regulation M-A Filing is filed with the SEC or the Proxy Statement is sent to stockholders of the Company to consider the Company Voting Proposal (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any fact or event relating to the Buyer or any of its Affiliates which should be set forth in an amendment or supplement to the Proxy Statement should be discovered by the Buyer or should occur, the Buyer shall promptly inform the Company of such fact or event.
      4.4     Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
      4.5     Financing. Buyer has possession of, or has available to it under existing lines of credit, sufficient funds to consummate the transactions contemplated by this Agreement.
      4.6     Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Buyer, threatened against or affecting the Buyer or the Transitory Sub that, individually or in the aggregate, could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby. There are no material judgments, orders or decrees outstanding against the Buyer or the Transitory Sub that, individually or in the aggregate, could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.
ARTICLE V
CONDUCT OF BUSINESS
      5.1     Covenants of the Company. Except as expressly provided herein or as consented to in writing by the Buyer, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with all applicable laws, rules and regulations, and use commercially reasonable efforts, consistent with past practices, to maintain and preserve its and each Subsidiary’s business organization, assets and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with the intent that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly required by this Agreement or as set forth on a correspondingly numbered subsection of Section 5.1

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of the Company Disclosure Schedule, the Company will not, and will not permit any of its Subsidiaries to, prior to the Effective Time, without the prior written consent of Buyer:

(a) adopt any amendment to its certificate of incorporation or by-laws or comparable charter or organizational documents;

(b) sell, transfer, dispose of, pledge, hypothecate, grant a security interest in or otherwise encumber any capital stock owned by it in any of its Subsidiaries;

(c) (i) issue, reissue or sell, or authorize the issuance, reissuance or sale of (A) shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, of such Person other than the issuance by the Company of shares of Company Common Stock pursuant to (x) the exercise of Company Stock Options outstanding on the date hereof in accordance with the terms of such Company Stock Options or (y) the Company ESPP, or (B) any other securities in respect of, in lieu of, or in substitution for, capital stock outstanding on the date hereof, or (ii) make any other changes in its capital structure;

(d) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock except for dividends by any wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company;

(e) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any capital stock, or any of its other securities;

(f) except as contemplated by this Agreement or as required to comply with applicable law or with agreements, plans or arrangements existing as of September 30, 2005, (i) enter into or amend or secure payment for or fund or terminate any Benefit Plan or Benefit Arrangement, (ii) grant any increase in compensation payable or to become payable or the benefits provided to its directors or officers, or (iii) grant, other than in the Ordinary Course of Business, any increase in compensation payable or to become payable to its employees (other than officers);

(g) sell, transfer, lease, mortgage, encumber, license, pledge, abandon, cancel, surrender, allow to lapse or expire, or otherwise dispose of, encumber or subject to any material Lien, any assets or property (including Intellectual Property), except pursuant to existing contracts or commitments or the sale of goods in the Ordinary Course of Business and other than the granting of purchase money security interests in the Ordinary Course of Business;

(h) acquire (whether by merger, consolidation, acquisition of stock or assets or any other form of transaction) any corporation, partnership or other business organization or division thereof or, except in the Ordinary Course of Business, any assets;

(i) (i) incur, assume or pre-pay any Indebtedness, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (including any Indebtedness), (iii) pay, discharge or satisfy any liabilities or obligations (absolute, accrued, contingent or otherwise), except in the Ordinary Course of Business and in accordance with their terms, (iv) make any loans, advances or capital contributions to, or investments in, any other Person, except for loans, advances, capital contributions or investments between any wholly-owned Subsidiary of the Company and the Company or another wholly-owned Subsidiary of the Company or (v) other than in the Ordinary Course of Business, cancel or forgive any Indebtedness owed to the Company or any of its Subsidiaries;

(j) other than in the Ordinary Course of Business, (x) terminate, modify, renew or waive any material provision of any material agreement, contract, lease, license or obligation, including any Company Material Contract (collectively, “Contracts”) other than normal renewals of Contracts without materially adverse changes, additions or deletions of terms, or (y) enter into or renew any agreement, contract, lease, license or other binding obligation of the Company or its Subsidiaries (i) containing (A) any limitation or restriction on the ability of the Company or its Subsidiaries or, following

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completion of the transactions contemplated hereby, the ability of the Buyer or its Subsidiaries, to engage in any type of activity or business, (B) any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of the Company or its Subsidiaries or, following consummation of the transactions contemplated hereby, all or any portion of the business of the Buyer or its Subsidiaries, is or would be conducted, (C) any limitation or restriction on the ability of the Company or its Subsidiaries or, following completion of the transactions contemplated hereby, the ability of the Buyer or its Subsidiaries, to solicit customers or employees or (D) any provision that if in effect on the date of this Agreement would breach the representations and warranties in Section 3.9(b) or Section 3.10(a)(iii)(D), (ii) that would reasonably be expected to materially delay or prevent the consummation of the Merger or any of the transactions contemplated by this Agreement, (iii) that involves or would reasonably be expected to involve payments in excess of $100,000 annually or $500,000 in the aggregate over the term of the contract and that is not terminable within thirty (30) days of the Closing Date without payment by the Buyer or its subsidiaries or (iv) that would not be in the Ordinary Course of Business;

(k) alter in any material respect, or enter into any commitment to alter in any material respect, any interest material to the Company and its Subsidiaries, taken as a whole, in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any equity or ownership interest on the date hereof (other than any interest arising from any foreclosure, settlement in lieu of foreclosure or troubled loan or debt restructuring in the Ordinary Course of Business);

(l) agree or consent to any material agreement or material modifications of existing agreements with any Governmental Entity except as required by Law;

(m) permit any insurance policy naming it or any of its Subsidiaries as a beneficiary or a loss payable payee to lapse, be cancelled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration;

(n) make or change any Tax elections (unless required by applicable Law), file any amended Tax Return, enter into any closing agreement, settle or compromise any material liability with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(o) change in any material respects its investment or risk management or other similar policies (including with respect to hedging) of the Company or any of its Subsidiaries;

(p) take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law;

(q) incur any capital expenditures or enter into any agreement obligating the Company or its Subsidiaries to spend (i) in excess of $50,000 individually or $250,000 in the aggregate during the period between the date of this Agreement and December 31, 2005 or (ii) in excess of $50,000 individually or $400,000 in the aggregate during the period between January 1, 2006 and March 31, 2006;

(r) open or close any facility or office;

(s) adopt or implement any stockholder rights plan, “poison pill,” anti-takeover plan or similar plan, device, agreement or understanding;

(t) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the Ordinary Course of Business that involves solely money damages not in excess of $75,000 individually or $150,000 in the aggregate and that does not create a precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, other than a cash settlement not to exceed the amount set forth in Section 3.16(c) of the Company Disclosure Schedule; or

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(u) agree to take, make any commitment to take, or adopt any resolutions of the Company Board or any board of directors or similar body of any Subsidiary in support of, any of the actions prohibited by this Section 5.1.
      5.2     Confidentiality. The parties acknowledge that the Buyer and the Company have previously executed a letter agreement, dated as of July 12, 2005 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.
ARTICLE VI
ADDITIONAL AGREEMENTS
      6.1     No Solicitation.

(a) No Solicitation or Negotiation. Except as expressly permitted in this Section 6.1, the Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their respective directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to directly or indirectly:

(i) solicit, initiate, knowingly encourage or take any other action to knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, including without limitation, amending or granting any waiver or release under any standstill or similar agreement;

(ii) enter into, continue or otherwise participate or engage in any discussions or negotiations regarding, furnish to any Person any information or data with respect to, assist or participate in any effort or attempt by any Person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal;

(iii) make or authorize any statement, recommendation, endorsement or solicitation in support of any Acquisition Proposal; or

(iv) enter into any agreement regarding any Acquisition Proposal.

Notwithstanding the foregoing, prior to the adoption of this Agreement at the Company Stockholders Meeting (the “Specified Time”), the Company may, to the extent required by the fiduciary obligations of the Company Board, in response to a Superior Proposal or a bona fide, unsolicited written Acquisition Proposal (as defined herein, but substituting 50% for 15%, except in the case of an asset sale, in which case “all or substantially all” shall be substituted for 15%), made or received after the date of this Agreement that states explicitly that it is not subject to any financing condition and that the Company Board determines in good faith after consultation with outside counsel and an independent financial advisor of nationally recognized reputation is reasonably likely to lead to a Superior Proposal (any such Acquisition Proposal, a “Potentially Superior Proposal”), in each case that did not result from a breach by the Company of this Section 6.1, and subject to compliance with Section 6.1(c) of this Agreement, (x) furnish information with respect to the Company and any of its Subsidiaries that has previously been provided to the Buyer to the Person making such Superior Proposal or Potentially Superior Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement and (y) participate in discussions or negotiations with such Person and its Representatives regarding such Superior Proposal or Potentially Superior Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.1(a) by any Representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 6.1(a) by the Company.

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(b) No Change in Recommendation or Alternative Acquisition Agreement. Neither the Company Board nor any committee thereof shall:

(i) except as expressly permitted in this Section 6.1, withdraw, modify or qualify, or propose or resolve to withdraw, modify or qualify, in any manner adverse to the Buyer, the approval, recommendation or declaration of advisability by the Company Board or any such committee of this Agreement or the Merger (it being understood and agreed that failing to recommend against or taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification);

(ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or

(iii) adopt, approve or recommend, or propose or resolve to adopt, approve or recommend, any Acquisition Proposal.

Notwithstanding the foregoing, the Company Board may, in response to a Superior Proposal made or received after the date of this Agreement that did not result from a breach by the Company of this Section 6.1, withdraw or modify the recommendation by the Company Board or any committee thereof of this Agreement and the Merger, if the Company Board determines in good faith, after consultation with outside counsel, that its fiduciary obligations require it to do so (a “Change in Recommendation”), but only at a time that is prior to the Specified Time and is after the third business day following the Buyer’s receipt of written notice from the Company (an “Adverse Recommendation Notice”) advising the Buyer that the Company Board intends to make such Change in Recommendation, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Adverse Recommendation Notice and a new three (3) business day period). Nothing in this Section 6.1 shall be deemed to (A) affect any obligation of the Company under this Agreement or (B) limit the Company’s obligation to call, give notice of, convene and hold the Company Stockholders Meeting, regardless of whether the Company Board has withdrawn or modified its recommendation of this Agreement and the Merger.

(c) Notices to the Buyer; Additional Negotiations. The Company shall immediately advise the Buyer orally, with written confirmation to follow promptly (and in any event within 24 hours), of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or of any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal, request or inquiry and the identity of the Person making any such Acquisition Proposal, request or inquiry. The Company shall (i) keep the Buyer fully informed, on a current basis, of the status and details (including any change to the terms) of any such Acquisition Proposal, request or inquiry, (ii) provide to the Buyer as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Acquisition Proposal, request or inquiry, or sent or provided by the Company to any third party in connection with any Acquisition Proposal and (iii) if the Buyer shall make a counterproposal, consider such counterproposal (including with respect to any Change in Recommendation) and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such counterproposal. Contemporaneously with providing any information to a third party in connection with any such Acquisition Proposal, request or inquiry, the Company shall furnish a copy of such information to the Buyer.

(d) Certain Permitted Disclosure. Nothing contained in this Section 6.1 or in Section 6.5 shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with

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outside counsel, failure to so disclose would violate its obligations under applicable law; provided, however, that, except as set forth in Section 6.1(b), in no event shall the Company Board or any committee thereof withdraw or modify, or propose or resolve to withdraw or modify, its position with respect to this Agreement or the Merger. Any such disclosure relating to such position shall be deemed to be a Change in Recommendation unless the Company Board reaffirms its recommendation in favor of the Merger and this Agreement in such disclosure.

(e) Cessation of Ongoing Discussions. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. The Company shall use its best efforts to have all copies of all nonpublic information it or its Subsidiaries and its and their Representatives have distributed on or prior to the date of this Agreement to other potential purchasers returned to the Company as soon as possible.

(f) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than from the Buyer and its Affiliates) relating to (i) any direct or indirect acquisition or purchase of (A) assets of the Company and its Subsidiaries that generate 15% or more of the net revenues or net income, or that represent 15% or more of the total assets, of the Company and its Subsidiaries, taken as a whole, or (B) 15% or more of any class of capital stock or voting power of the Company, (ii) any purchase or sale of, or tender or exchange offer for, capital stock of the Company (or its Subsidiaries) that if consummated would result in any Person beneficially owning 15% or more of any class of any capital stock or voting power of the Company (or any one or more Subsidiaries of the Company, individually or taken together, whose business constitutes 15% or more of the net revenues, net income or total assets of the Company and its Subsidiaries, taken as a whole), or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, share exchange, stock purchase or similar transaction involving the Company or any one or more Subsidiaries of the Company.

“Superior Proposal” means any unsolicited, bona fide written proposal made by a third party to acquire all the equity securities or all or substantially all of the assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, (i) on terms which the Company Board determines in its good faith judgment (after consulting with an independent financial advisor of nationally recognized reputation and outside legal counsel) to be more favorable to the holders of Company Common Stock (in their capacities as holders of Company Common Stock) than the transactions contemplated by this Agreement, taking into account all the terms and conditions of such proposal, including the financial, regulatory, legal and other aspects of such proposal, and this Agreement (including any proposal by the Buyer to amend the terms of this Agreement) and (ii) that is reasonably likely to be completed on the terms proposed; provided, however, that no Acquisition Proposal shall be deemed to be a Superior Proposal if any financing required to consummate the Acquisition Proposal is not committed.
      6.2     Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement (but in any event, within fifteen (15) days after the date hereof), the Company shall prepare and file with the SEC the Proxy Statement.

(b) Each of the Buyer and the Company shall respond to any comments of the SEC, if any, and the Company shall use its best efforts to cause the Proxy Statement to be cleared under the Exchange Act and, as promptly as practicable after such filing, mailed to its stockholders at the earliest practicable time thereafter. Each of the Buyer and the Company shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any filing pursuant to Section 6.2(b) or for additional information and shall supply the other with copies of all

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correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement, the Merger or any filing pursuant to Section 6.2(b). The Company shall use all reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or any filing pursuant to Section 6.2(b), the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

(c) The Buyer and the Company shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

      6.3     Nasdaq Quotation. The Company agrees to use all reasonable efforts to continue the quotation of Company Common Stock on The Nasdaq Stock Market until the Effective Time.
      6.4     Access to Information. Subject to applicable law, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel and other representatives, full access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws, (b) the internal or external reports prepared by it or its Subsidiaries in the Ordinary Course of Business that are reasonably required by the Buyer promptly after such reports are made available to the Company’s personnel, and (c) all other information concerning its business, properties, assets and personnel as the Buyer may reasonably request. The Buyer will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.
      6.5     Company Stockholders Meeting.

(a) The Company, acting through the Company Board, shall take all actions in accordance with applicable law, its certificate of incorporation and by-laws and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable (but in any event within forty (40) days after the clearance of the Proxy Statement under the Exchange Act), the Company Stockholders Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to making a Change in Recommendation pursuant to the terms of Section 6.1(b), to the fullest extent permitted by applicable law, (i) the Company Board will recommend to the stockholders of the Company the approval and adoption of the Company Voting Proposal by the stockholders of the Company and include such recommendation in the Proxy Statement, and (ii) neither the Company Board nor any committee thereof will withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to the Buyer, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Voting Proposal.

(b) Subject to making a Change in Recommendation pursuant to the terms of Section 6.1(b), the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The Nasdaq Stock Market or the DGCL to obtain such approvals. The Company shall ensure that all proxies solicited by the Company in connection with the Company Stockholders Meeting are solicited, in compliance with the DGCL, its certificate of incorporation and by-laws, the rules of The Nasdaq Stock Market and all other applicable legal requirements. Notwithstanding anything to the contrary contained in this Agreement, the Company,

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after consultation with the Buyer, may adjourn or postpone the Company Stockholders Meeting, but only to the extent necessary to ensure that any required amendment or supplement to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.

(c) The Company shall call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 6.5 and shall submit the Company Voting Proposal to its stockholders for the purpose of acting upon such proposal whether or not (i) the Company Board at any time subsequent to the date hereof, in the manner permitted by Section 6.1(b) makes a Change in Recommendation or (ii) any actual, potential or purported Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to the Company.

      6.6     Conveyance Taxes. The Company and Buyer shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transaction contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.
      6.7     Legal Conditions to the Merger.

(a) Subject to the terms hereof, including Section 6.7(b), the Company and the Buyer shall each use its reasonable best efforts (subject to, and in accordance with applicable laws) to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, actions or non-actions, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law, (iv) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, (v) publicly support this Agreement and the Merger and (vi) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Buyer shall consult and cooperate with each other in connection with obtaining such consents, licenses, permits, waivers, approvals, authorizations, or orders, including, without limitation, keeping the other apprised of the status of matters relating to the completion of the transactions contemplated hereby and providing copies of written notices or other communications received by such party or any of its respective Subsidiaries with respect to the transactions contemplated hereby and, subject to applicable laws relating to the sharing of information, providing copies in advance of any proposed filing to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.7(a) shall modify or affect their respective rights and responsibilities under Section 6.7(b). The Company shall not permit any of its officers or any other representatives or agents to participate in any meeting or proceeding with any Governmental Entity in respect of any filings, investigation or other inquiry in connection with the transactions contemplated by this Agreement unless it consults with the Buyer in advance and, to the

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extent permitted by such Governmental Entity, gives the Buyer and its outside counsel the opportunity to attend and participate at such meeting or proceeding.

(b) Subject to the terms hereof, the Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond as promptly as practicable to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The Buyer shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein. Notwithstanding anything in this Agreement to the contrary, neither the Buyer nor any of its Affiliates shall be under any obligation to (i) make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of the Buyer or any of its Affiliates or the Company or any of its Affiliates or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any material limitation on the ability of the Buyer or any of its Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or (ii) take any action under this Section if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger, and none of the Company or any of its Affiliates shall agree to any action set forth in the foregoing clause (i) without the prior written consent of the Buyer.

(c) Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or (C) required to prevent the occurrence of an event that has had or may have a Company Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time.

      6.8     Public Disclosure. Except as may be required by law or stock market regulations, (i) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer and (ii) the Buyer and the Company shall consult with and obtain the consent of the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.
      6.9     Company Option Plans; Company ESPP.

(a) Payment for Unexercised Company Stock Options. As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering any Company Option Plans) shall adopt such resolutions or take (or cause the Company to take) such other actions as are required to provide for the treatment of all Company Stock Options granted under any Company Option Plan that remain outstanding immediately prior to Closing as follows: (i) at the Effective Time, each outstanding Company Stock Option (whether then vested or unvested, it being understood that the Company intends and will be permitted to accelerate in full the vesting of all then outstanding Company Stock Options) automatically shall be cancelled and converted into the right to receive a cash payment as follows: the holder of each outstanding Company Stock Option

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shall at the Effective Time become entitled to receive from the Buyer a payment of an amount equal to (1) the excess, if any, of (x) the Merger Consideration per share of Company Common Stock over (y) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (2) the number of shares of Company Common Stock for which such Company Stock Option is then exercisable and not theretofore exercised, and (ii) notwithstanding the foregoing, each Company Stock Option with an exercise price per share equal to or greater than the Merger Consideration per share of Company Common Stock automatically shall be cancelled and cease to exist at the Effective Time without further action on the part of the Company, the holder of such Company Stock Option, or any other person or party. For purposes of clarity, no action on the part of any holder of any Company Stock Option shall be required in order to give effect to the foregoing provisions. All amounts payable pursuant to this Section 6.9 shall be subject to any required withholding of Taxes and shall be paid without interest. At Buyer’s option, payments in respect of Company Stock Options pursuant to this Section 6.9(a) may be effected by the Buyer transferring amounts necessary to make such payments to the Company for disbursement through the Company’s payroll system, and the Company shall cooperate with the Buyer in making arrangements for such funding and disbursement.

(b) In accordance with Section 13(c) of the Company ESPP, effective as of the Closing Date, the Company ESPP and all options outstanding thereunder shall terminate. The final option period under the Company ESPP shall end on the last Trading Day (as defined in the Company ESPP) prior to the Closing Date, and each participating employee shall have the ability to choose either to (i) have all monies then credited to such employee’s account (including interest, to the extent any has accrued) returned to such participating employee or (ii) exercise his/her options on such last Trading Day; provided, however, that if a participating employee does not exercise his/her right of choice, such participating employee’s options shall be automatically exercised in accordance with Section 6 and Section 13(c) of the Company ESPP on such last Trading Day. The Company shall send written notice of the termination of the Company ESPP as a result of the transaction contemplated herein to all participating employees no later than the time at which the Company gives notice of the transaction to its stockholders. For purposes of this Section 6.9(b), references to “options” are deemed to have the meaning ascribed thereto in the Company ESPP.

      6.10     Stockholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give the Buyer the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or the Company Board relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without the Buyer’s prior written consent, which will not be unreasonably withheld, conditioned or delayed.
      6.11     Indemnification.

(a) From and after the Effective Time, the Buyer shall, to the fullest extent permitted by law, cause the Surviving Corporation, for a period of six years from the Effective Time, to honor all of the Company’s obligations to indemnify and hold harmless each present and former director and officer of the Company (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such obligations to indemnify and hold harmless exist on the date of this Agreement.

(b) The Surviving Corporation shall be entitled to assume the defense of any action, suit, investigation or proceeding for which the Surviving Corporation may be responsible pursuant to Section 6.11(a) and the Surviving Corporation shall not be liable to any Indemnified Party for any legal expenses of separate counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Party advises that there are issues that raise conflicts of interest between the Surviving Corporation and the Indemnified Party, the Indemnified Party may retain counsel

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reasonably satisfactory to the Surviving Corporation, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided that the Surviving Corporation shall not be liable for the fees of more than one counsel for all Indemnified Parties, other than local counsel, unless a conflict of interest shall be caused thereby, and provided, further, that the Surviving Corporation shall not be liable for any settlement effected without its written consent.

(c) For a period of six years after the Effective Time, the Buyer shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect the Company’s current directors’ and officers’ liability insurance policy covering acts or missions prior to the Effective Time with respect to those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy as in effect on the date hereof (a complete and accurate copy of which has been delivered or otherwise made available to the Buyer prior to the date of this Agreement), provided that the Surviving Corporation may substitute therefor policies of the Buyer or its Affiliates (including self-insurance, but only if Danaher Corporation stands behind and guarantees any such self-insurance in full) with coverage in amount and scope at least as favorable to such persons as the Company’s existing coverage; provided, further, that in no event shall the Buyer or the Surviving Corporation be required to expend aggregate amount premiums in excess of 150% of the annual premium currently paid by the Company (the “Maximum Annual Premium”) for such coverage which premium is hereby represented and warranted by the Company to be $375,000; provided that if such insurance policies are not available at a cost not greater than the Maximum Annual Premium, then the Buyer or the Surviving Corporation shall obtain as much coverage as is possible under substantially similar policies for such annual premiums as do not exceed the Maximum Annual Premium. In lieu of the purchase of such insurance, the Surviving Corporation may in its discretion purchase a six-year extended reporting period endorsement under the Company’s directors’ and liability insurance coverage providing at least the same level of insurance coverage as would otherwise be required to be maintained by the Surviving Corporation under this Section 6.11(c).

(d) The provisions of this Section 6.11 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

      6.12     Notification of Certain Matters. The Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur could be reasonably likely to cause (i) (x) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (y) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, (ii) any failure of the Buyer and the Transitory Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) any actions, suits, claims, investigations or proceedings commenced or threatened in writing against, relating to or involving such party or any of its Subsidiaries that relate to the consummation of the Merger, or (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.
      6.13     Company 401(k) Plan. Prior to the Closing Date, if requested by the Buyer, the Company shall take all actions necessary to terminate the Visual Networks 401(k) Plan.
      6.14     Loans to Company Employees, Officers and Directors. Prior to the Effective Time, all loans by the Company or any of its Subsidiaries to any of their employees, officers or directors shall have been repaid in full by the applicable borrowers.

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      6.15     Takeover Statutes and Laws. If any anti-takeover statute, law or regulation (including, without limitation, a “fair price,” “moratorium,” or “control share acquisition” statute) becomes applicable to the Merger, the Voting Agreements or any of the other transactions contemplated by hereby or thereby, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Voting Agreements or by the Merger and otherwise act to eliminate or minimize the effects of such statute, law or regulation on such transactions.
      6.16     Tax Practices. Prior to the Effective Time, the Company shall not (and shall cause each of its Subsidiaries not to) change in any material respect its Tax or financial accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities or business, in each case, in effect on the date hereof, except as required by changes in GAAP or regulatory accounting principles.
      6.17     Standstill Agreements; Confidentiality Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective Subsidiaries is a party and which relates to the confidentiality or information regarding the Company or its Subsidiaries or which relate to securities of the Company, other than client and customer agreements entered into by the Company or its Subsidiaries in the Ordinary Course of Business. During such period, the Company shall use reasonable best efforts to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by using reasonable best efforts to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.
      6.18     Certain Employee Matters. On and after the Closing Date, the Buyer shall arrange for each officer and employee of the Company who becomes an officer or employee of the Buyer or any subsidiary of the Buyer to participate in such counterpart Benefit Plans in which similarly situated officers and employees of the Buyer and its significant subsidiaries participate (the “Counterpart Plans”), in accordance with the eligibility criteria thereof or the Buyer may, in its sole discretion, provide for their continued participation, for such period of time as it considers appropriate, in any or all Company Plans and Company Benefit Arrangements. For purposes of eligibility to participate and vesting, waiting periods, pre-existing conditions, limitations and all other purposes in the Counterpart Plans, officers and employees of the Company will be credited with their years of service with the Company and prior employers to the extent service with the Company and prior employers is taken into account under the Company Plans and Company Benefit Arrangements and records of such service that is satisfactory to the Buyer exist. Buyer or any subsidiary of the Buyer, as applicable, shall (i) cause all benefits of directors, officers and employees under the Company Plans and Company Benefit Arrangements that are vested and accrued prior to the Closing Date to be provided to such officers and employees in accordance with the terms of such Company Plans and Company Benefit Arrangements as in effect on the date hereof, and (ii) waive all pre-existing conditions under any Counterpart Plans providing medical coverage that may otherwise be applicable to officers and employees (and their eligible dependents) of the Company who become eligible to participate in a Counterpart Plan on or after the Closing Date. Nothing set forth in this Section 6.18 or elsewhere in this Agreement is intended to or shall prevent the Buyer from amending or terminating any Company Plan, Company Benefit Arrangement or Counterpart Plan or require the continue employment of any individual (other than as provided in any applicable employment agreement).
      6.19     Employment Agreements. Each of the employees set forth on Exhibit C has concurrently executed and delivered an employment agreement in a form satisfactory to the Buyer.
      6.20     Customer Invoicing. During the period from the date of this Agreement through the Effective Time, the Company shall invoice each of its customers for maintenance and/or support services in the Ordinary Course of Business consistent with the Company’s past practice for each such customer.

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ARTICLE VII
CONDITIONS TO MERGER
      7.1     Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Voting Proposal shall have been duly approved and adopted at the Company Stockholders Meeting, at which a quorum is present, by the requisite vote of the stockholders of the Company under applicable law and the Company’s certificate of incorporation and by-laws.

(b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur would proscribe or prohibit the consummation of the transactions contemplated hereby (all such authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, collectively, the “Requisite Regulatory Approvals”) shall have been filed, obtained or occurred.

(d) Proxy Statement. No stop order suspending, or similar proceeding relating to, the Proxy Statement shall have been initiated or threatened in writing by the SEC or its staff.

(e) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.
      7.2     Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligations of the Buyer and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Transitory Subsidiary:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (y) where the failure to be true and correct (without regard to any materiality, Company Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, has not had, and could not reasonably be expected to have, a Company Material Adverse Effect); and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

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(c) Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any Governmental Entity required on the part of the Buyer or any of its Subsidiaries in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur, individually or in the aggregate, could reasonably be expected to have, directly or indirectly, a Buyer Material Adverse Effect or a Company Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions which, individually or in the aggregate, could not reasonably be expected to have a Buyer Material Adverse Effect or a Company Material Adverse Effect.

(d) Third Party Consents. The Company shall have obtained (i) all consents and approvals of third parties referred to in Section 3.3(b) of the Company Disclosure Schedule and (ii) any other required consent or approval of any third party (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

(e) No Restraints. There shall not be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by the Buyer or any of its Subsidiaries of all or any portion of the business of the Company or any of its Subsidiaries or of the Buyer or any of its Subsidiaries or to compel the Buyer or any of its Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company or any of its Subsidiaries or of the Buyer or any of its Subsidiaries, (ii) seeking to impose or confirm limitations on the ability of the Buyer or any of its Subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to stockholders, (iii) seeking to require divestiture by the Buyer or any of its Subsidiaries of any such shares or (iv) seeking to obtain from the Company, the Buyer or the Transitory Subsidiary any material damages.

(f) Absence of Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred, and there shall exist no change, event, circumstance, development or effect that could, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect.

(g) Resignations. The Buyer shall have received copies of the resignations, effective as of the Effective Time, of each director of the Company and its Subsidiaries.

(h) Employment and Benefits Matters. The Related Employers shall have provided all applicable notices to or negotiations with employees in connection with plant closings, “close shop” rules, workers’ councils, and under similar federal, state, local, or foreign regulations and taken all actions necessary to effectuate the termination immediately before the Closing of all Company Plans and Company Benefit Arrangements requested by the Buyer in writing at least ten (10) days before the Closing Date with no liability to the Buyer.

(i) Additional Employment Matters. The specified number of employees set forth on Exhibit D-1 shall have executed and delivered employment agreements substantially in the form attached as Exhibit D-2.

(j) 5% Notes. All of the outstanding 5% Senior Secured Convertible Notes due 2007 of the Company shall as of the Effective Time have either been (i) converted pursuant to Section 1(a) of the Voting and Noteholder Option Agreement or (ii) tendered to the Company pursuant to Section 1(b) of the Voting and Noteholder Option Agreement.

(k) Dissenting Shares. The number of Dissenting Shares shall not exceed 10% of the number of outstanding shares of Company Common Stock as of the Effective Time.

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      7.3     Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement and in any certificate or other writing delivered by the Buyer or the Transitory Subsidiary pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (y) where the failure to be true and correct (without regard to any materiality, Buyer Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, has not had, and could not reasonably be expected to have, a Buyer Material Adverse Effect); and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(b) Performance of Obligations of the Buyer and the Transitory Subsidiary. The Buyer and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.
ARTICLE VIII
TERMINATION AND AMENDMENT
      8.1     Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(g), by written notice by the terminating party to the other party, specifying the provision of this Agreement pursuant to which such termination is effected), whether before or, subject to the terms hereof, after adoption of this Agreement by the stockholders of the Company or the sole stockholder of the Transitory Subsidiary:

(a) by mutual written consent of the Buyer, the Transitory Subsidiary and the Company; or

(b) by either the Buyer or the Company if the Merger shall not have been consummated by March 31, 2006 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

(c) by either the Buyer or the Company if (i) a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having any of the effects set forth in Section 7.1(e) or (ii) a Governmental Entity that must grant a Requisite Regulatory Approval has denied the applicable Requisite Regulatory Approval and such denial has become final and nonappealable provided that, in either case, the party seeking to terminate this Agreement has complied with its obligations in Section 6.7; or

(d) by either the Buyer or the Company if at the Company Stockholders Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Company Voting Proposal is taken, the requisite vote of the stockholders of the Company in favor of the Company Voting Proposal shall not have been obtained; provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company if at such time the Company is in breach of or has failed to fulfill its obligations under this Agreement; or

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(e) by the Buyer, if: (i) the Company Board (or any committee thereof) shall have failed to unanimously recommend approval of the Company Voting Proposal in the Proxy Statement or shall have withheld, withdrawn, modified or qualified its recommendation of the Company Voting Proposal (it being understood and agreed that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification); (ii) the Company Board (or any committee thereof) shall have failed to reconfirm without qualification its recommendation of the Company Voting Proposal within five days after the Buyer requests in writing that the Company Board (or any committee thereof) do so; (iii) the Company Board (or any committee thereof) shall have approved or recommended to the stockholders of the Company an Acquisition Proposal (other than the Merger) or publicly announced its intention to do so; (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Buyer or an Affiliate of the Buyer) and the Company Board (or any committee thereof) recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, fails to recommend against acceptance of such offer; or (v) the Company shall have breached its obligations under Section 6.1(a), Section 6.1(b), Section 6.2(a), Section 6.5(a) or Section 6.5(c) or the Company shall have materially breached its obligations under Section 6.1(c), Section 6.1(d), Section 6.2(b), Section 6.2(c) or Section 6.5(b); or

(f) by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within 10 days following receipt by the Company of written notice of such breach or failure to perform from the Buyer; or

(g) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within 10 days following receipt by the Buyer of written notice of such breach or failure to perform from the Company.
      8.2     Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates; provided that (i) any such termination shall not relieve any party from liability for any willful breach of this Agreement (which includes, without limitation, the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate when made) and (ii) the provisions of Sections 3.25, 5.2, 8.3, this Section 8.2 and Article IX of this Agreement shall remain in full force and effect and survive any termination of this Agreement.
      8.3     Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that the Company and the Buyer shall share equally all fees paid under the HSR Act.

(b) The Company shall pay the Buyer up to $500,000 as reimbursement for expenses of the Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of the Buyer’s counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), in the event of the termination of this Agreement:

(i) by the Buyer or the Company pursuant to Section 8.1(b) if (x) the failure to satisfy the conditions set forth in Section 7.1(a) or 7.2(a) or (b) by the Outside Date shall have resulted in the Closing not occurring and (y) if such termination is under circumstances that do not entitle the Buyer to a termination fee pursuant to paragraph (c) below;

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(ii) by the Buyer pursuant to Section 8.1(f) under circumstances that do not entitle the Buyer to a termination fee pursuant to paragraph (c) below; or

(iii) by the Buyer or the Company pursuant to Section 8.1(d) under circumstances that do not entitle the Buyer to a termination fee pursuant to paragraph (c) below.
      The expenses payable pursuant to this Section 8.3(b) shall be paid by wire transfer of same-day funds within three (3) business days after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 8.3(b).

(c) The Company shall pay the Buyer a termination fee of $2,500,000 in the event of the termination of this Agreement:

(i) by the Buyer or the Company pursuant to Section 8.1(b) or (d) if, at or prior to the time of such failure, there shall have been made known to the Company or its Subsidiaries or made known to the stockholders of the Company, or any third party has publicly announced an intention to make, an Acquisition Proposal relating to the Company which shall not have been absolutely and unconditionally withdrawn and abandoned at least five (5) business days prior to the Company Stockholders Meeting; or

(ii) by the Buyer pursuant to Section 8.1(e); or

(iii) by the Buyer pursuant to Section 8.1(f) as a result of a willful breach or failure by the Company.
      Any fee due under this Section 8.3(c) shall be paid by wire transfer of same-day funds within one business day after the date of termination of this Agreement.

(d) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If one party fails to promptly pay to the other any expense reimbursement or fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America, N.A. plus five percent per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid. Payment of the fees and expenses described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement.
      8.4     Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or the Transitory Subsidiary, provided, however, that, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
      8.5     Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the proviso in Section 8.4, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

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ARTICLE IX
MISCELLANEOUS
      9.1     Nonsurvival of Representations, Warranties or Agreements. None of the representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Sections 6.8, 6.11 and Article IX.
      9.2     Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

(a)	if to the Buyer or the Transitory Subsidiary, to

Fluke Electronics Corporation c/o Danaher Corporation 2099 Pennsylvania Avenue, 12th Floor Washington DC 20006-1813 Attention: Jonathan Schwarz Facsimile: (202) 828-0860

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP 2445 M Street, NW Washington, DC 20037 Attn: Mark A. Dewire, Esq. Thomas S. Ward, Esq. Telephone: (202) 663-6000 Facsimile: (202) 663-6363

(b)	if to the Company, to

Visual Networks, Inc. 2092 Gaither Road Rockville, MD 20850 Attn: Chief Executive Officer/Chief Financial Officer Telephone: (301) 296-2300 Facsimile: (301) 296-2301

with a copy to:

DLA Piper Rudnick Gray Cary US LLP 1775 Wiehle Avenue, Suite 400 Reston, VA 20910 Attn: Nancy A. Spangler, Esq. Telephone: (703) 773-4000 Facsimile: (703) 773-4031
      Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.
      9.3     Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire

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agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.
      9.4     No Third Party Beneficiaries. Notwithstanding anything to the contrary in this Agreement, except as provided in Section 6.11, this Agreement is not intended, and shall not be deemed or construed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.
      9.5     Assignment. No party may assign any of its rights or delegate any of its performance obligations under this Agreement, in whole or in part, by operation of law or otherwise without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Buyer and/ or the Transitory Subsidiary may assign this Agreement to any direct or indirect wholly-owned Subsidiary of the Buyer without consent of the Company, provided that the Buyer and/ or the Transitory Subsidiary, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment of rights or delegation of performance obligations in violation of this Section 9.5 is void.
      9.6     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
      9.7     Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.
      9.8     Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement. Any reference herein to delivering documents to the Buyer, documents being provided to the Buyer or making documents available to the Buyer shall be deemed to be satisfied if such documents have been delivered, provided or made available to the Buyer or any of its directors, officers or authorized employees, agents or representatives (including their counsel or financial advisor) by (i) actual delivery

48

(including by facsimile or electronic mail), (ii) being publicly available on the SEC EDGAR system at least (5) days prior to the date of this Agreement and filed with or incorporated by reference into the registration statements, forms, reports and other documents filed by the Company with the SEC on or after January 1, 2000 or (iii) being placed in the Company’s physical data room prior to the last time at which an authorized employee, agent or representative (including counsel or financial advisors) of the Buyer was present in such physical data room and being listed in the index of documents contained in the physical data room that is actually delivered to the Buyer prior to Closing.
      9.9     Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.
      9.10     Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.
      9.11     Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.
      9.12     Waiver Of Jury Trial. EACH OF THE BUYER, THE TRANSITORY SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE TRANSITORY SUBSIDIARY OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
*****

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      IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

FLUKE ELECTRONICS CORPORATION

By:	/s/ Daniel L. Comas

Name: Daniel L. Comas

Title:	Vice President

HEA CORPORATION

By:	/s/ Daniel L. Comas

Name: Daniel L. Comas

Title:	Vice President

VISUAL NETWORKS, INC.

By:	/s/ Lawrence S. Barker

Name: Lawrence S. Barker

Title:	President and Chief Executive Officer and Chairman of the Board of Directors

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[Letterhead of Needham & Company, LLC]
Annex B
December 1, 2005
Board of Directors
Visual Networks, Inc.
2092 Gaither Road
Rockville, MD 20850-4013
Gentlemen:
      We understand that Fluke Electronics Corporation (“Fluke”), Visual Networks, Inc. (“Visual Networks”), and a wholly-owned subsidiary of Fluke (“Merger Sub”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Visual Networks and Visual Networks will become a wholly-owned subsidiary of Fluke (the “Merger”). The terms and conditions of the Merger will be set forth more fully in the Merger Agreement.
      Pursuant to the proposed Merger Agreement, we understand that at the Effective Time (as defined in the Merger Agreement), each issued and outstanding share of Common Stock, par value $0.01 per share, of Visual Networks (“Visual Networks Common Stock”), other than shares owned by Visual Networks or any Subsidiary (as defined in the Merger Agreement) of Visual Networks, shares owned by Fluke, the Merger Sub or any Subsidiary, or shares as to which dissenters’ rights have been perfected, will be converted into the right to receive $1.83 per share in cash (the “Merger Consideration”).
      You have asked us to advise you as to the fairness, from a financial point of view, to the holders of Visual Networks Common Stock of the Merger Consideration to be received by such holders pursuant to the Merger Agreement.
      For purposes of this opinion we have, among other things: (i) reviewed a draft of the Merger Agreement dated December 1, 2005; (ii) reviewed certain publicly available information concerning Visual Networks and Fluke and certain other relevant financial and operating data of Visual Networks furnished to us by Visual Networks; (iii) reviewed the historical stock prices and trading volumes of Visual Networks Common Stock; (iv) held discussions with members of management of Visual Networks concerning the current operations of and future business prospects for Visual Networks; (v) reviewed certain financial forecasts with respect to Visual Networks prepared by the management of Visual Networks and held discussions with members of such management concerning those forecasts; (vi) reviewed certain research analyst projections with respect to Visual Networks and held discussions with members of the management of Visual Networks concerning those projections; (vii) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed relevant to similar data for Visual Networks; (viii) reviewed the financial terms of certain other business combinations that we deemed generally relevant; and (ix) performed and considered such other studies, analyses, inquiries and investigations as we deemed appropriate.
      In connection with our review and in arriving at our opinion, we have assumed and relied on the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. In addition, we have assumed, with your consent, that the Merger will be consummated upon the terms and subject to the conditions set forth in the draft Merger Agreement dated December 1, 2005, without material alteration or waiver thereof. With respect to the financial forecasts for Visual Networks provided to us by management of Visual Networks, we have assumed, with your consent and based upon discussions with such management, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management, at the time of preparation, of the future operating and financial performance of Visual Networks. With respect to the research analyst projections for Visual Networks, we have assumed, with your consent and based upon discussions with management of Visual Networks, that such projections represent reasonable estimates as to the future financial performance of

Visual Networks. We express no opinion with respect to any of such forecasts, projections or estimates or the assumptions on which they were based. We have relied on advice of counsel and independent accountants to Visual Networks as to all legal and financial reporting matters with respect to Visual Networks, the Merger and the Merger Agreement. We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of Visual Networks. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances and events occurring after the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of Visual Networks Common Stock of the Merger Consideration to be received by such holders pursuant to the Merger Agreement and does not address Visual Networks’ underlying business decision to engage in the Merger or the relative merits of the Merger as compared to other business strategies that might be available to Visual Networks. Our opinion does not constitute a recommendation to any stockholder of Visual Networks as to how such stockholder should vote with respect to the proposed Merger.
      We are not expressing any opinion as to the prices at which Visual Networks Common Stock will actually trade at any time.
      Needham & Company, LLC, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. We have been engaged by Visual Networks as financial advisor in connection with the Merger and to render this opinion and will receive a fee for our services, a substantial portion of which is contingent on the consummation of the Merger. In addition, Visual Networks has agreed to indemnify us for certain liabilities arising out of our role as financial advisor and out of the rendering of this opinion and to reimburse us for certain of our out-of-pocket expenses. We may in the future provide investment banking and financial advisory services to Visual Networks or Fluke unrelated to the proposed Merger, for which services we would expect to receive compensation. In the ordinary course of our business, we may actively trade the equity securities of Visual Networks and Fluke for our own account or for the accounts of customers or affiliates and, accordingly, may at any time hold a long or short position in such securities.
      This letter and the opinion expressed herein are provided at the request and for the information of the Board of Directors of Visual Networks and may not be quoted or referred to or used for any purpose without our prior written consent, except that this letter may be disclosed in connection with any information statement or proxy statement used in connection with the Merger provided that this letter is quoted in full in such information statement or proxy statement.
      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Visual Networks Common Stock pursuant to the Merger Agreement is fair to such holders from a financial point of view.

Very truly yours,

/s/ Needham & Company LLC
Needham & Company, LLC

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Annex C
DELAWARE GENERAL CORPORATION LAW
SECTION 262. APPRAISAL RIGHTS
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or ss. 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise

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entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

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      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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DETACH HERE	ZVSU32

PROXY

VISUAL NETWORKS, INC.

2092 Gaither Road
Rockville, Maryland 20850-4013

SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS

     The undersigned hereby appoints Lawrence S. Barker and Donald E. Clarke, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Visual Networks, Inc. (the “Company”) held of record by the undersigned on December 19, 2005 at the Special Meeting of Stockholders to be held on January 20, 2006 at 10:00 a.m., local time, at the offices of DLA Piper Rudnick Gray Cary US LLP, 1200 19th Street, N.W., Washington, D.C., 20036, and any adjournment thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

     PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

Visual Networks, Inc.

C/O COMPUTERSHARE
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/vnwk	:	OR	Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)	'

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZVSU31

☒	Please mark votes as in this example.	#VSU

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.

		FOR	AGAINST	ABSTAIN
1.	To approve and adopt the Agreement and Plan of Merger, dated as of December 1, 2005, by and among Fluke Electronics Corporation, HEA Corporation and Visual Networks, Inc., as more fully described in the accompanying proxy statement.	☐	☐	☐

2.	To grant discretionary authority to each of the proxy holders to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies.	☐	☐	☐

3.	To transact such other business as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.	☐	☐	☐

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED WILL BE VOTED FOR THE PROPOSAL. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Mark box at right if an address change or comment has been noted at left. ☐
Mark box at right if you plan to attend the Special Meeting. ☐

Please sign this proxy exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee, guardian, or other fiduciary please give full title as such. If a corporation, please sign in corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature:	Date:	Signature:	Date: